As filed with the Securities and Exchange Commission on June 13, 1997
                                                    Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                             AMC ENTERTAINMENT INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                        7832                                      43-1304369
(State or other jurisdiction of         (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION                (I.R.S. employer
 incorporation or organization)                         CODE NUMBER)                            identification number)

                              106 WEST 14TH STREET
                        KANSAS CITY, MISSOURI 64105-1977
                                 (816) 221-4000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------

                                 Peter C. Brown
                      President and Chief Financial Officer
                             AMC Entertainment Inc.
                              106 West 14th Street
                        Kansas City, Missouri 64105-1977
                                 (816) 221-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH COPIES TO:

          Raymond F. Beagle, Jr.                   Edwin D. Williamson
           Lathrop & Gage L.C.                     Sullivan & Cromwell
           2345 Grand Boulevard                     125 Broad Street
       Kansas City, Missouri 64108              New York, New York 10004
              (816) 292-2000                         (202) 956-7505


                      ------------------------------------


        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

If the Securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                           ---------------------------

                                                      CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                 PROPOSED            PROPOSED
                                                                                  MAXIMUM             MAXIMUM
                                                               AMOUNT            OFFERING            AGGREGATE           AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES                    TO BE             PRICE PER           OFFERING          REGISTRATION
                  TO BE REGISTERED                           REGISTERED            UNIT                PRICE                FEE
-------------------------------------------------------- ------------------ ------------------- ------------------- ----------------
9 1/2% Exchange Senior Subordinated Notes due 2009          $200,000,000           100%            $200,000,000           $60,606
====================================================================================================================================

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   Subject to Completion, dated June 13, 1997
Prospectus
                        OFFER TO EXCHANGE ALL OUTSTANDING

               9 1/2% SENIOR SUBORDINATED NOTES DUE MARCH 15, 2009

                  $200,000,000 PRINCIPAL AMOUNT OUTSTANDING FOR
         9 1/2% EXCHANGE SENIOR SUBORDINATED NOTES DUE MARCH 15, 2009 OF

                             AMC Entertainment Inc.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                     NEW YORK CITY TIME, ON AUGUST___, 1997
                                     -------

    AMC Entertainment Inc., a Delaware corporation (the "Company" or "AMCE"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 9 1/2% Exchange Senior Subordinated Notes due March 15, 2009 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 9 1/2% Senior Subordinated Notes due March 15, 2009 (the "Old Notes") of the Company, of which $200,000,000 principal amount is outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

    The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be August ___, 1997 (the "Expiration Date"), unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for payment. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof.

    The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein). The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the Registration Rights Agreement relating to contingent increases in the interest rate provided for pursuant thereto. See "The Exchange Offer."

       INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISKS DISCUSSED UNDER
             "RISK FACTORS" ON PAGE 12 WHICH SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.

    The New Notes will bear interest from March 19, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from March 19, 1997 to the date of the issuance of the New Notes. Interest on the New Notes is payable semi- annually on March 15 and September 15 of each year, commencing September 15, 1997, accruing from March 19, 1997 at a rate of 9 1/2% per annum.

    The Notes are redeemable at the option of the Company in whole or in part, at any time on or after March 15, 2002, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the date of repurchase. (Continued on next page)

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

                 The date of this Prospectus is July ___, 1997.

    Old Notes initially sold to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and to certain offshore purchasers (as defined in Regulation S under the Securities Act) were represented by two global Notes in definitive fully registered form without coupons, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. The New Notes exchanged for Old Notes represented by the global Note will be represented by a single, global New Note in definitive fully registered form without coupons, registered in the name of the nominee of DTC, as depositary. See "Description of New Notes--Form and Denomination."

    The Old Notes are and the New Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. In addition, the Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including any liabilities of such subsidiaries as guarantors of Senior Indebtedness or other obligations of the Company. As of April 3, 1997, there was $111.2 million of Senior Indebtedness of the Company outstanding, and the Company's subsidiaries had $231.4 million of liabilities, including trade payables but excluding (i) intercompany obligations, (ii) liabilities under guarantees of the Company's obligations and (iii) obligations under operating leases and other obligations not reflected in the Company's consolidated financial statements. See "Use of Proceeds" and "Capitalization."

    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    The New Notes are a new issue of securities for which there is currently no trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. Goldman, Sachs & Co. have advised the Company that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any market-making activity with respect to the Old Notes or the New Notes may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.


                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024,


                                      (ii)

Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov.

    This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    The Company's Common Stock 66 2/3(cent) par value ("Common Stock"), and $1.75 Cumulative Convertible Preferred Stock, 66 2/3(cent) par value ("Convertible Preferred Stock"), are listed on the American Stock Exchange ("AMEX") and its Common Stock is listed also on the Pacific Stock Exchange. The Company's periodic reports and proxy statements filed under the Exchange Act as well as other information concerning the Company can be requested at the American Stock Exchange, 86 Trinity Place, New York, New York 10086 and at the Pacific Stock Exchange, 301 Pine Street, Suite 1104, San Francisco, California 94104.

                           INCORPORATION BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 01-12429) are incorporated in this Prospectus by reference and hereby made a part hereof:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1996; and

    2. All other reports filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 since March 28, 1996.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Ms. Nancy L. Gallagher, Vice President and Secretary, AMC Entertainment Inc., 106 West 14th Street, Kansas City, Missouri 64105, (816) 221-4000. In order to ensure timely delivery of the documents, any request should be made by [date five business days prior to the Expiration Date].

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



                                      (iii)

                                TABLE OF CONTENTS

                                                                        PAGE

Available Information...............................................    (ii)
Summary.............................................................      1
Risk Factors.......................................................      12
Ratio of Earnings to Fixed Charges.................................      18
Use of Proceeds....................................................      18
The Exchange Offer.................................................      19
Capitalization.....................................................      27
Selected Financial Data............................................      28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations........................................      31
Business of the Company............................................      42
Management of the Company..........................................      54
Security Ownership of Beneficial Owners............................      66
Certain Transactions...............................................      69
Description of Certain Indebtedness................................      74
Description of New Notes...........................................      75
Registration Rights Agreement......................................      97
Certain Federal Income Tax Consequences............................      99
ERISA Considerations...............................................     103
Plan of Distribution...............................................     103
Legal Matters......................................................     104
Experts............................................................     104
Index to Financial Statements......................................     F-1



                                      (iv)

                                     SUMMARY

    The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus (the "Prospectus"). As used herein, the term "Company" means AMC Entertainment Inc. ("AMCE") and, unless the context otherwise requires, its wholly-owned subsidiaries. Certain capitalized terms used in this summary are defined elsewhere in the Prospectus. The interests of certain stockholders in the Company shown herein are based on holdings as of May 19, 1997, at which time there were outstanding 6,804,296 shares of Common Stock, 11,157,000 shares of Class B Stock (as defined below) and 3,175,800 shares of Convertible Preferred Stock. Convertible Preferred Stock is convertible into Common Stock at a conversion ratio of 1.724 shares of Common Stock for each share of Convertible Preferred Stock.

                                   THE COMPANY

    The Company is one of the leading theatrical exhibition companies in North America. In the fiscal year ended April 3, 1997, the Company's revenues were $749,597,000. As of April 3, 1997, the Company operated 228 theatres with an aggregate of 1,957 screens located in 23 states, the District of Columbia, Portugal and Japan. Approximately 61% of the screens operated by the Company are located in Florida, California, Texas, Missouri and Michigan and approximately 73% of the Company's domestic screens are located in areas among the 20 largest "Areas of Dominant Influence" (television market areas as defined by Arbitron Company).

    The Company is an industry leader in the development and operation of "megaplex" and "multiplex" theatres, primarily in large metropolitan markets. Megaplex theatres are theatres having at least 14 screens with predominantly stadium-style seating (seating with an elevation between rows to provide unobstructed viewing). Multiplex theatres are theatres generally without stadium-style seating and having less than 14 screens. The Company believes that its strategy of developing megaplex theatres has prompted the current theatrical exhibition industry trend in the United States and Canada toward the development of larger theatre complexes. This trend has accelerated the obsolescence of many existing movie theatres by setting new standards for moviegoers, who have demonstrated their preference for the more attractive surroundings, wider variety of films, better customer services and more comfortable seating typical of megaplexes.

    In addition to providing a superior entertainment experience, megaplex theatres realize economies of scale by serving more patrons from common support facilities, thereby spreading costs over a higher revenue base. The Company's megaplex theatres have consistently ranked among its top grossing facilities on a per screen basis. During the fiscal year ended April 3, 1997, attendance per screen at the Company's megaplex theatres was 88,200 compared to 63,800 for the Company's multiplex theatres. (During 1995, the last period for which data is available, the theatrical exhibition industry in the United States averaged approximately 47,000 patrons per screen.) In addition, during the fiscal year ended April 3, 1997, average revenue per patron at the Company's megaplex theatres was $6.54 compared to $5.95 for its multiplex theatres, and operating cash flow before rent of the Company's megaplex theatres was 37% of the total revenues of such theatres, whereas operating cash flow before rent of the Company's multiplex theatres was 33% of total revenues of such theatres. As of April 3, 1997, 591 screens, or 30.2% of the Company's screens, were in megaplex and multiplex theatres with 14 or more screens and of these, 366 screens, or 18.7% of the Company's screens, were in megaplex theatres. The average number of screens per theatre operated by the Company is 8.6, compared to an average of
5.9 for the ten largest North American
theatrical exhibition companies (based on number of screens) and 5.2 for all North American theatrical exhibition companies.

    The Company continually upgrades its theatre circuit by opening new theatres (primarily megaplex theatres), adding new screens to existing theatres and selectively closing unprofitable theatres. Since April 1995, the Company has opened 24 new theatres with 422 screens, representing 21.6% of its current number of screens, and has added 42 screens to existing theatres. Of these 422 screens, 366 screens were in 18 megaplex locations. Among these new theatres are the Company's first theatre in Japan, the Canal City 13, in Fukuoka, and its first theatre in Portugal, the Arrabida 20, in Porto. As of April 3, 1997, the Company had 21 new theatres under construction having an aggregate of 514 screens and was adding 44 screens to existing theatres; all of these theatres and screens will be located in the United States.

    Revenues for the Company are generated primarily from box office admissions and theatre concessions sales, which accounted for 66% and 30%, respectively, of fiscal 1997 revenues. The balance of the Company's revenues are generated primarily by the Company's on-screen advertising business, video games located in theatre lobbies and the rental of theatre auditoriums.

    AMCE has three direct wholly-owned subsidiaries, American Multi-Cinema, Inc. ("AMC"), AMC Entertainment International, Inc. and National Cinema Network, Inc. All of the Company's domestic theatrical exhibition business is conducted through AMC and its subsidiaries. The Company is developing theatres in international markets through AMC Entertainment International, Inc. and its subsidiaries. The Company engages in the on-screen advertising business through National Cinema Network, Inc.

    AMCE is a Delaware corporation with its principal executive offices located at 106 West 14th Street, Kansas City, Missouri 64105-1977. Its telephone number at such address is (816) 221-4000.

BUSINESS STRATEGY

    The Company intends to expand its theatre circuit primarily by developing new theatres in major markets in the United States and select international markets. New theatres primarily will be megaplex theatres which also will be equipped with SONY Dynamic Digital Sound(TM) (SDDS(TM)) and AMC LoveSeat(TM) style seating (plush, high-backed seats with retractable armrests). Other amenities may include auditoriums with TORUS(TM) Compound Curved Screens and High Impact Theatre Systems(TM) (HITS(TM)), which enhance picture and sound quality, respectively.

    The Company's strategy of establishing megaplex theatres enhances attendance and concessions sales by enabling it to exhibit concurrently a variety of motion pictures attractive to different segments of the movie-going public. Megaplexes also allow the Company to match a particular motion picture's attendance patterns to the appropriate auditorium size (ranging from approximately 90 to 450 seats), thereby extending the run of a motion picture and providing superior theatre economics. The Company believes that megaplex theatres enhance its ability to license commercially popular motion pictures and to access economically prime real estate sites due to its desirability as an anchor tenant.

    The Company believes that the megaplex format will create a new replacement cycle for the industry. The new format raises moviegoers' expectations by providing superior viewing lines, comfort and picture and sound quality as well as increased choices of films and start times. The Company believes that consumers will increasingly choose theatres based on the quality of the movie-going experience rather than the location of the theatre. As a result, the Company believes that older, smaller theatres will become obsolete as the megaplex concept matures.

    The Company believes that significant market opportunities exist for development of modern megaplex and multiplex theatres in select international markets. The theatrical exhibition business has become increasingly global and box office receipts from international markets approximate those of the U.S. market and are rising at a faster rate. In addition, the production and distribution of feature films and demand for American motion pictures are increasing in many countries. The Company believes that its experience in developing and operating megaplex and multiplex theatres provides it with a significant advantage in developing megaplex and multiplex facilities in international markets and the Company intends to utilize this experience, as well as its existing relationships with domestic motion picture studios, to enter certain international markets. The Company's strategy in these markets is to operate leased theatres and consider partnerships or joint ventures, where appropriate, to share risk and leverage resources. Presently the Company's activities in international markets are directed toward Japan, Portugal, Spain, Hong Kong and Canada, which markets the Company believes are under-screened.

THEATRICAL EXHIBITION INDUSTRY OVERVIEW

    Motion picture theatres are the primary initial distribution channel for new motion picture releases and the Company believes that the theatrical success of a motion picture is often the most important factor in establishing its value in the cable television, videocassette and other ancillary markets. The Company further believes that the emergence of new motion picture distribution channels has not adversely affected attendance at theatres and that these distribution channels do not provide an experience comparable to that of viewing a movie in a theatre. The Company believes that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio and visual quality, while enjoying a variety of concessions and sharing the experience with a larger audience.

    Annual domestic theatre attendance has averaged approximately one billion persons since the early 1960s. In 1996, estimated domestic attendance was 1.35 billion. Fluctuations and variances in year-to-year attendance are primarily related to the overall popularity and supply of motion pictures.

    The theatrical exhibition industry in North America is comprised of over 400 exhibitors, approximately 250 of which operate four or more screens. Based on the listing of exhibitors in the National Association of Theatre Owners (NATO) 1996-97 Encyclopedia of Exhibitions, as of May 1, 1996, the ten largest exhibitors (in terms of number of screens) operated approximately 56% of the total screens, with no one exhibitor operating more than ten percent of the total screens.

                                 PROPOSED MERGER

    The Board of Directors has approved an Agreement and Plan of Merger and Reorganization dated as of March 31, 1997 (the "Merger Agreement") providing for the merger (the "Merger") of the Company and its principal shareholder, Durwood, Inc. ("DI"), a corporation controlled by Mr. Stanley H. Durwood, Chairman of the Board of Directors and Chief Executive Officer of the Company. DI is the majority stockholder of the Company, owning as of May 19, 1997, 2,641,951, or 38.8%, of the Company's outstanding shares of Common Stock (each having one vote per share) and 11,157,000, or 100%, of its outstanding shares of Class B Stock, par value 66 2/3(cent) per share ("Class B Stock") (each having ten votes per share). The Company will be the surviving company in the Merger.

    The Merger has been sought by members of the Durwood family so that they may hold their interests in the Company directly instead of indirectly through DI and American Associated Enterprises ("AAE"), a limited partnership in which Mr. Stanley H. Durwood is the preferred limited partner and his children (collectively, the "Durwood Children") are the general partners. Immediately prior to the Merger, AAE will be liquidated and DI will convert 6,141,343 shares of the Company's Class B Stock into shares of the Company's Common Stock, so that at the effective time of the Merger, DI will own 5,015,657 shares of Class B Stock and 8,783,294 shares of Common Stock. In the Merger, the shares of Company stock owned by DI will be canceled and the stockholders of DI will exchange their shares of DI stock for shares of the Company's stock. Pursuant to the Merger, the shares of DI stock that Mr. Stanley H. Durwood owns will be convertible into and exchangeable for 5,015,657 shares of Class B Stock, and the shares of DI stock that the Durwood Children own will be convertible into and exchangeable for an aggregate of 8,783,294 shares of Common Stock.

    Although the outstanding shares of the Company's Common Stock will increase and the outstanding shares of its Class B Stock will decrease if the Merger is effected, no aggregate increase in total outstanding shares will occur because the shares of the Company owned by DI will be canceled and the shares of the Company held by other stockholders will not be exchanged in the Merger. However, as a result of the Merger and related transactions described above, based on shares outstanding as of May 19, 1997, the percentage of shares of outstanding Common Stock held by persons other than DI and the Durwood family ("unaffiliated stockholders") will decrease from 61.2% to 32.3%, but the aggregate voting interest in the Company of shares of Common Stock owned by such stockholders as of May 19, 1997 (determined by dividing the number of votes which may be cast with respect to the shares held by such holders by the number of votes that may be cast by all holders of outstanding Common Stock and Class B Stock as of such date) will increase from 3.5% to 6.6%. A condition to the Merger is that the Merger Agreement receive the approval of the holders of a majority of the shares of Common Stock present and voting at a special meeting of stockholders to be held to consider the Merger, other than DI, members of the Durwood family, their spouses and children and officers and directors of the Company. See "Certain Transactions."

    DI is primarily a holding company with no significant operations or assets other than its equity interest in the Company. Prior to the effective time of the Merger (the "Effective Time"), all of DI's assets (other than its equity interest in AMCE), consisting primarily of life insurance policies, cash and notes of Durwood family members and a former officer of the Company, will be contributed to Delta Properties, Inc. ("Delta"), a wholly-owned subsidiary of DI. In addition, DI's other subsidiaries, other than the Company and its subsidiaries, have been merged into Delta and Delta has agreed to assume DI liabilities. Delta's stock will be distributed to DI's shareholders so that at the Effective Time DI's sole assets will consist of stock of the Company and its beneficial interest in certain tax credits and operating loss carryforwards. Due to certain provisions of the Merger Agreement and related agreements, discussed in "Certain Transactions--The Merger--The Indemnification Agreement," the Company will not realize any benefits from such credits and carryforwards. As a result, management expects that the Merger will be accounted for as a corporate reorganization and that, accordingly, the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations of the Company will not be affected.

    If the Merger occurs, Mr. Stanley H. Durwood will indemnify the Company for all losses resulting from any breach by DI of the Merger Agreement or resulting from any liability of DI and for all taxes attributable to DI prior to the Effective Time and all losses in connection therewith. Under the Merger
Agreement, the Company will be responsible for paying 50% of its costs in connection with the Merger; the aggregate merger costs for both the Company and DI are estimated to be approximately $2 million. If the Merger occurs, Mr. Stanley H. Durwood and Delta have agreed, subject to certain limitations, to indemnify the Company for all of DI's Merger expenses which are not paid prior to the Effective Time and for 50% of the Company's expenses in connection with the Merger. This obligation of Mr. Stanley H. Durwood may be offset by certain Credit Amounts (as defined herein under "Certain Transactions--The Merger--The Indemnification Agreement") resulting from the realization by the Company of tax benefits from the utilization of certain tax credits and operating loss carryforwards of DI. See "Certain Transactions--The Merger--The Indemnification Agreement." If the Merger is not consummated for any reason (other than as a result of certain terminations by the Company's Board of Directors), DI will be responsible for all of its expenses and the Company's expenses in the Merger. If the Merger is not consummated as a result of certain terminations by the Company's Board of Directors, DI will be responsible for all of its expenses and 50% of the Company's expenses in the Merger. Mr. Stanley H. Durwood and Delta have agreed to indemnify the Company for any breach by DI of such obligation described in the preceding two sentences. See "Certain Transactions--The Merger--Indemnification Agreement."

    For a period of three years after the Merger, the Durwood Children have agreed to give an irrevocable proxy to the Secretary and each Assistant Secretary of the Company to vote their shares of Common Stock in the election of directors for each candidate in the same proportionate manner as the aggregate votes cast in such elections by other holders of Common Stock not affiliated with the Company, its directors and officers. See "Certain Transactions--The Proposed Merger--The Stock Agreement."

    As a condition to the Merger, the Company and the Durwood Family Stockholders will enter into a registration agreement (the "Registration Agreement") pursuant to which Mr. Stanley H. Durwood and the Durwood Children (collectively, the "Durwood Family Stockholders") will agree to sell at least 3,000,000 shares of the Company's Common Stock in a registered secondary offering (the "Secondary Offering") and the Company will agree to file a registration statement with respect to such shares so that the registration statement becomes effective not more than twelve months and not less than six months after the Merger. Subject to certain conditions, the expenses of the Secondary Offering will be borne by Mr. Stanley H. Durwood and Delta. See "Certain Transactions--The Merger--The Registration Agreement." This obligation may be offset by certain Credit Amounts resulting from the realization by the Company of tax benefits from the utilization of certain tax credits and operating loss carryforwards of DI. See "Certain Transactions--The Proposed Merger--The Indemnification Agreement."

    Of the 3,000,000 shares of Common Stock to be sold in the Secondary Offering, 500,000 will be sold by Mr. Stanley H. Durwood or his charitable donees who may agree to participate in the Secondary Offering. Based on shares outstanding as of May 19, 1997 and after giving effect to the Secondary Offering (assuming such shares are sold to unaffiliated stockholders and disregarding shares which may be acquired by Mr. Stanley H. Durwood upon the exercise of employee stock options and shares which he may transfer to the Durwood Children under the Share Adjustment (as defined herein under "Security Ownership of Beneficial Owners")) (i) unaffiliated stockholders will own approximately 7.2 million, or 53.4%, of the outstanding shares of Common Stock, and their voting interest in the Company will have increased from approximately 6.6% after the Merger to 12.3% after the Secondary Offering, assuming no conversion of Convertible Preferred Stock, and from 14.1% after the Merger to 19.8% after the Secondary Offering, assuming full conversion of Convertible Preferred Stock, (ii) Mr. Stanley H. Durwood will own approximately 4.5 million, or 100% of the outstanding, shares of the Company's Class B Stock, which will represent 77.0% of the voting interest in the Company, assuming no conversion of Convertible Preferred Stock, and 70.4% of the voting interest in the Company, assuming full conversion of the Convertible Preferred Stock, and will be entitled to elect 75% of the Company's Board of Directors, and (iii) the Durwood Children will own in the aggregate approximately 6.3 million shares of Common Stock, which will represent 46.6% of the number of outstanding shares of that class and 10.7% of the voting interest in the Company, assuming no conversion of Convertible Preferred Stock, and 33.1% of the number of outstanding shares of the class, representing 9.8% of the voting interest in the Company, assuming full conversion of Convertible Preferred Stock. Holders of Common Stock are entitled to elect 25% of the Company's Board of Directors.

    Management does not believe that the transaction will have a significant effect on the Company's financial condition, liquidity or capital resources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Other."

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    The Exchange Offer relates to the exchange of up to $200,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Company entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof (and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto). The Old Notes and the New Notes are herein collectively referred to as the "Notes." See "Description of New Notes."

THE EXCHANGE OFFER...............   $1,000  principal  amount of New Notes will be issued in exchange  for each $1,000 principal amount of Old Notes validly tendered pursuant to the Exchange Offer.  As of the date hereof,  $200,000,000 in aggregate principal amount of Old Notes are outstanding.  The Company will issue the New Notes to  tendering  holders of Old Notes  promptly  after the
                                    Expiration Date.

RESALE...........................   Based on an interpretation  by the staff of the Commission,  set forth in no-action letters to third parties,  the Company  believes that the
                                    New Notes issued  pursuant to the  Exchange  Offer  generally  will be freely transferable by the holders thereof without registration or any prospectus delivery  requirement under the Securities Act, except that a  "dealer"  or any  "affiliate"  of the  Company,  as such  terms are defined under the  Securities  Act, that  exchanges Old Notes held for its own  account (a  "Restricted  Holder")  may be required to deliver copies of this  Prospectus  in  connection  with any resale of the New
                                    Notes  issued  in  exchange  for such


                                                    -6-



                                    Old  Notes.  See "The  Exchange Offer--General" and "Plan of Distribution."

EXPIRATION DATE..................   5:00 p.m., New York City time, on August___, 1997, unless the Exchange
                                    Offer is extended,  in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The
                                    Exchange Offer Expiration Date; Extensions; Amendments."

ACCRUED INTEREST ON THE
  NEW NOTES AND THE
  OLD NOTES......................   The New Notes will bear interest  from March 19, 1997.  Holders of Old
                                    Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such
                                    Old Notes  accrued  from March 19, 1997 to the date of the issuance of the New Notes. Consequently,  holders who exchange their Old Notes for
                                    New Notes will receive the same interest payment on September 15, 1997
                                    (the first interest payment date with respect to the Old Notes and the
                                    New Notes) that they would have  received  had they not  accepted  the
                                    Exchange Offer. See "The Exchange Offer--Interest on the New Notes."


CONDITIONS TO THE EXCHANGE
  OFFER .........................   The Exchange  Offer is subject to certain  conditions,  including  the
                                    Company's reasonable  determination that it is advisable to proceed or
                                    not  to  proceed  with  the   Exchange   Offer.   See  "The   Exchange
                                    Offer--Conditions."  The Exchange  Offer is not  conditional  upon any minimum principal amount of Old Notes being tendered for exchange.

                                    No federal or state regulatory  requirements  must be complied with or approvals  obtained in connection with the Exchange Offer,  other than applicable requirements under federal and state securities laws.

FAILURE TO EXCHANGE
 OLD NOTES.......................   Holders  of the Old  Notes  who do not  tender  their Old Notes in the
                                    Exchange  Offer  will  continue  to hold  such Old  Notes  and will be entitled to all the rights and subject to all  limitations  applicable thereto  under the  Indenture  except  for any such  rights  under the
                                    Registration  Rights  Agreement.  To the  extent  that Old  Notes  are tendered and accepted in the Exchange Offer,  the trading  market,  if any, for untendered Old Notes could be adversely affected.

PROCEDURES FOR TENDERING
  OLD NOTES......................   Each  holder of Old Notes  wishing to accept the  Exchange  Offer must complete,  sign and date the accompanying Letter of Transmittal,  or a facsimile  thereof,  in  accordance  with the  instructions  contained herein and  therein,  and mail or  otherwise  deliver  such  Letter of
                                    Transmittal,  or such

                                                    -7-



                                    facsimile,  together  with the Old Notes to be exchanged and any other required  documentation to The Bank of New York, as Exchange Agent, at the  address  set forth  herein and  therein or effect a tender of Old
                                    Notes pursuant to the  procedures for book-entry  transfer as provided for herein.  See "The Exchange  Offer--Procedures  for  Tendering" and
                                    "--Book Entry Transfer."

SPECIAL PROCEDURES FOR
  BENEFICIAL HOLDERS.............   Any  beneficial  holder whose Old Notes are  registered in the name of his broker,  dealer,  commercial  bank, trust company or other nominee and who wishes to tender in the  Exchange  Offer  should  contact such registered  holder  promptly and instruct  such  registered  holder to tender on his behalf.  If such  beneficial  holder wishes to tender on his own behalf,  such beneficial  holder must, prior to completing and executing  the Letter of  Transmittal  and  delivering  his Old Notes, either make appropriate  arrangements to register ownership of the Old
                                    Notes in such holder's name or obtain a properly  completed bond power from the registered holder.  The transfer of record ownership may take considerable  time.  Persons  holding Old Notes through The Depository
                                    Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant  to the DTC's  Automated  Tender  Offer  Program  ("ATOP")
                                    System by which each tendering  participant  will agree to be bound by the Letter of  Transmittal.  See "The Exchange  Offer--Procedures  for
                                    Tendering" and "--Book Entry Transfer."

GUARANTEED DELIVERY
  PROCEDURES.....................   Holders of Old Notes who wish to tender  their Old Notes and whose Old
                                    Notes are not  immediately  available or who cannot  deliver their Old
                                    Notes and a  properly  completed  Letter of  Transmittal  or any other documents  required by the Letter of Transmittal to the Exchange Agent prior to the Expiration  Date may tender their Old Notes  according to
                                    the  guaranteed   delivery  procedures  set  forth  in  "The  Exchange
                                    Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS................   Tenders of Old Notes may be  withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the business day prior to the Expiration  Date, unless previously accepted for exchange. Any such notice of withdrawal must (i) specify the name of the Person having deposited the Old Notes to be withdrawn (the  "Depositor"),  (ii) identify the Old Notes to be withdrawn  (including the certificate  number or numbers and principal amount of such Old  Notes),  (iii) be signed by the  Depositor  in the same manner as the original  signature on the Letter of Transmittal by which such Old Notes were tendered  (including any required  signature guarantees) or be  accompanied by documents of transfer  sufficient to have the Trustee with  respect to the Old Notes  register the transfer of such  Old  Notes  into the name of the  Depositor  withdrawing  the tender and (iv)


                                                    -8-




                                    specify the name in which any such Old Notes are to be registered,  if
                                    different   from   that   of  the   Depositor.   See   "The   Exchange
                                    Offer--Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES
  AND DELIVERY OF NEW
  NOTES..........................   Subject to certain  conditions (as summarized above in "Termination of the  Exchange  Offer"  and  described  more  fully  in  "The  Exchange
                                    Offer--Termination"), the Company will accept for exchange any and all
                                    Old Notes which are properly  tendered in the Exchange  Offer prior to
                                    5:00 p.m., New York City time, on the  Expiration  Date. The New Notes issued  pursuant  to the  Exchange  Offer will be  delivered  promptly following the Expiration Date. See "The Exchange Offer--General."

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES...................   The exchange  pursuant to the Exchange  Offer will  generally not be a taxable event for federal  income tax purposes.  See "Certain  Federal
                                    Income Tax Consequences."

EXCHANGE AGENT...................   The Bank of New York, the Trustee under the  Indenture,  is serving as exchange agent (the "Exchange  Agent") in connection with the Exchange
                                    Offer.  The  mailing  address  of the  Exchange  Agent is 101  Barclay
                                    Street,  7 East, New York, New York 10286,  Attention:  Arwen Gibbons,
                                    Reorganization Section. See "The Exchange Offer--Exchange Agent."

USE OF PROCEEDS..................   There  will  be no cash  proceeds  payable  to the  Company  from  the issuance of the New Notes pursuant to the Exchange Offer. Net proceeds received by the Company from the sale of the Old Notes were applied to reduce  outstanding  bank  indebtedness  under  the  Company's  Credit
                                    Facility.


                                     SUMMARY DESCRIPTION OF NEW NOTES


NOTES OFFERED....................   $200,000,000  principal amount of 9 1/2% Exchange Senior  Subordinated
                                    Notes due March 15, 2009 of the Company.

ISSUER...........................   AMC Entertainment Inc.

MATURITY DATE....................   March 15, 2009.

INTEREST PAYMENT DATES...........   March 15 and September 15 of each year, commencing September 15, 1997.




                                                      -9-





OPTIONAL REDEMPTION..............   The Notes are redeemable at the option of the Company,  in whole or in part,  at any  time on or  after  March  15,  2002 at  104.75%  of the principal amount thereof,  declining  ratably to 100% of the principal amount thereof on or after March 15, 2006,  plus in each case interest accrued to the redemption date.

CHANGE OF CONTROL................   Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to repurchase such holder's
                                    Notes at a price equal to 101% of the  principal  amount  thereof plus
                                    accrued  and  unpaid   interest  to  the  date  of   repurchase.   See
                                    "Description of New Notes--Change of Control."

SINKING FUND.....................   None.

RANKING..........................   The Notes will be  subordinated  to all  existing  and  future  Senior
                                    Indebtedness (as defined herein) of the Company.  As of April 3, 1997,
                                    the  Company's   subsidiaries   had  $231.4  million  of  liabilities,
                                    including trade payables but excluding (i)  intercompany  obligations,
                                    (ii)  liabilities  under  guarantees of the Company's  obligations and
                                    (iii)  obligations  under operating  leases and other  obligations not reflected in the Company's consolidated financial statements.

CERTAIN COVENANTS................   The Indenture  contains  certain  covenants that,  among other things, restrict the ability of the Company and its  Subsidiaries  (as defined herein) to:  incur  additional  indebtedness;  pay  dividends  or make distributions  in respect of their capital  stock;  purchase or redeem capital stock;  enter into  transactions  with stockholders or certain affiliates; or consolidate,  merge or sell all or substantially all of the Company's assets,  other than in certain  transactions between the
                                    Company  and one or more of its  wholly-owned  subsidiaries  and other than the Merger with DI. If the Notes attain  Investment  Grade Status
                                    (as defined herein),  all of such covenants will cease to apply, other than  certain  of the  covenants  relating  to  mergers  and a sale of substantially  all of the Company's  assets.  All of these limitations are subject to a number of important  qualifications.  In  particular, there  are no  restrictions  on the  ability  of the  Company  and its
                                    Subsidiaries  to make  advances  to,  or  invest  in,  other  entities
                                    (including unaffiliated entities).  See "Risk  Factors--Limitations of
                                    Covenants"  and  "Description  of New  Notes--Certain  Covenants"  and
                                    "--Merger and Sale of Assets."


                                                      -10-



 REGISTRATION RIGHTS
   AGREEMENT.....................   The Company is obligated to consummate  the Exchange Offer or to cause resales of the Old Notes to be  registered  under the  Securities  Act and,  in  the  event  that  either  the  Exchange  Offer  registration statement is not declared  effective on or prior to August 16, 1997 or the  Exchange  Offer  is  not  consummated  or  a  shelf  registration statement is not declared effective on or prior to September 15, 1997, the  interest  rate borne by the Old Notes shall be increased by 0.50%
                                    per annum.  The  aggregate  amount of such  increase from the original interest  rate  pursuant to these  provisions  will in no event exceed
                                    1.00%  per  annum.  Upon  the  effectiveness  of  the  Exchange  Offer registration  statement or the  consummation  of the Exchange Offer or the effectiveness of a shelf registration  statement,  as the case may be,  the  interest  rate borne by the Old Notes from that time will be reduced to the original  interest  rate set forth on the cover page of this Prospectus. See "Registration Rights Agreement."

ABSENCE OF PUBLIC MARKET
   FOR THE NEW NOTES.............   The New Notes  will be a new issue of  securities  for which  there is currently no trading market.  Although  Goldman,  Sachs & Co., Salomon
                                    Brothers Inc and Scotia Capital  Markets (USA) Inc. have informed the
                                    Company that they currently  intend to make a market in the New Notes, they are not  obligated  to do so, and any such  market  making may be discontinued at any time without notice. Accordingly,  there can be no assurance as to the development or liquidity of any market for the New
                                    Notes.  The  Company  does not intend to apply for  listing of the New
                                    Notes on any  securities  exchange or for  quotation  on the  National
                                    Association  of  Securities   Dealers   Automated   Quotation   System
                                    ("NASDAQ").

                                  RISK FACTORS

    The Notes offered hereby involve a high degree of risk, and prospective purchasers should carefully consider the factors described under "Risk Factors."

                                  RISK FACTORS

    An investment in the Notes offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

SUBSTANTIAL INDEBTEDNESS

    In addition to the Notes, the Company had significant amounts of indebtedness outstanding as of April 3, 1997, including $110 million under its $425 million revolving credit facility (the "Credit Facility") and $58.7 million in capital lease obligations. The Company also has significant rental obligations under operating leases. See Note 8 of the Company's Notes to Consolidated Financial Statements (included elsewhere herein). Further, the Company's expansion program will require financing in addition to the net proceeds from the offering of the Old Notes (the "Offering") and the unused commitment under the Credit Facility. Presently, the Company is pursuing sale/leaseback or other comparable financing transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In order to satisfy the Company's obligations under the Notes, the Credit Facility and its leases, the Company will be required to generate substantial operating cash flow. The ability of the Company to meet debt service, rental and other obligations will depend on the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors beyond the control of the Company. While the Company believes that, based upon current levels of operations and completion of its business plan, it will be able to meet its debt service, rental and other obligations, there can be no assurances with respect thereto. See "Selected Financial Data" for information regarding the operating cash flow and debt service obligations of the Company.

    The amount of the Company's indebtedness could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired and (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and any future business opportunities.

SUBORDINATION OF THE NOTES

    The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, including obligations under the Credit Facility and the Company's 11 7/8% Senior Notes due 2000 ($0.6 million outstanding; the "Senior Notes"). The obligations of the Company under the Notes will be pari passu with its obligations under its 12 5/8% Senior Subordinated Notes due 2002 ($4.9 million outstanding; the "12 5/8% Senior Subordinated Notes"). As of April 3, 1997, there was $111.2 million of Senior Indebtedness outstanding and the Company could have borrowed up to an additional $315 million under the Credit Facility which, if borrowed, would be included as Senior Indebtedness. Subject to certain limitations, the Indenture will permit the Company to incur additional indebtedness, including Senior Indebtedness. See "Description of Notes--Certain Covenants--Limitation on Consolidated Indebtedness."

    In the event of the liquidation, dissolution, reorganization, or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after Senior Indebtedness of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on all or any of the Notes. In addition, the Company may not pay principal of, premium, if any, or interest on the Notes or purchase, redeem or otherwise retire the Notes, if any principal, premium, if any, or interest on any Senior Indebtedness is not paid when due (whether at final maturity, upon scheduled installment, acceleration or otherwise) unless such payment default has been cured or waived or such Senior Indebtedness has been repaid in full. In addition, under certain circumstances, if any non-payment default exists with respect to Designated Senior Indebtedness (as defined herein), the Company may not make any payments on the Notes for a specified period of time, unless such default is cured or waived or such Designated Senior Indebtedness has been repaid in full. If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the Indenture and would generally entitle the holders of the Notes to accelerate the maturity thereof on or after the fifth business day following such event of default. See "Description of Notes--Subordination."

    Substantially  all of the assets of the Company may in the future be pledged
to  secure   indebtedness  of  the  Company  under  the  Credit  Facility.   See
"Description of Certain Indebtedness."

HOLDING COMPANY STRUCTURE

    The Company is a holding company with no operations of its own. Consequently, the ability of the Company to service its debt, including the Notes, is dependent upon the earnings from the businesses conducted by the Company's subsidiaries; the distribution of those earnings, or advances or other distributions of funds by these subsidiaries to the Company, all of which could be subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations.

    Because the Company's subsidiaries are not obligors or guarantors of the Notes, the claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of such subsidiaries. Accordingly, there can be no assurance that, in the event of bankruptcy of the Company, after providing for claims of creditors and preferred stockholders (if any) of the Company's subsidiaries, there would be sufficient assets available to satisfy the obligations of the Company under the Indenture.

LIMITATIONS OF COVENANTS

    Although the Indenture limits the incurrence of indebtedness by the Company and its Subsidiaries (as defined herein), such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by the Company and its Subsidiaries of liabilities that are not considered "Indebtedness" under the Indenture, such as those that would be incurred under the Sale/Leaseback Transaction, if consummated; nor does the Indenture impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as Unrestricted Subsidiaries (as defined herein). See "--Substantial Indebtedness" and "Description of Notes--Certain Covenants--Limitation on Consolidated Indebtedness." Furthermore, there are no restrictions on the ability of the Company and its subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities) and no restrictions on the ability of the Company's subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to the Company. If the Notes attain Investment Grade Status, the covenants in the Indenture limiting the Company's ability to incur indebtedness, pay dividends, acquire stock or engage in transactions with affiliates will cease to apply.

UNCERTAIN AVAILABILITY OF MOTION PICTURES

    The ability of the Company to operate successfully depends upon a number of factors, the most important of which are the availability and popularity of motion pictures and the performance of such motion pictures in the Company's markets.

    The Company predominantly licenses "first-run" motion pictures. During the period from January 1, 1990 to December 31, 1995, the number of first-run motion pictures released by distributors in the United States ranged from a high of 440 in 1993 to a low of 382 in 1995. Some of the major distributors have announced their intention to reduce production of films. Although the Company believes that there will be a sufficient number of first-run films to allow it to operate its existing and proposed theatres profitably, there can be no assurance that this will be the case.

    Poor performance of, or disruption in the production of or access to, motion pictures can adversely affect the Company's business, and the Company has no control over the operations of the distributors of motion pictures. Since film distributors have historically released those films which they anticipate will be the most successful during the summer and holiday seasons, poor performance of such films or disruption in the release of films during such periods could adversely affect the Company's quarterly results for those particular periods. In addition, if the Company were to experience poor relationships with one or more of such distributors, its business could be adversely affected. For example, since fiscal 1995, the Company has licensed films of a certain distributor for a smaller number of theatres than it otherwise would have. See "Business of the Company--Film Licensing."

SUBSTANTIAL CAPITAL EXPENDITURES; UNCERTAINTY OF THEATRE DEVELOPMENT

    The Company's growth strategy involves the development of new theatres and may involve acquisitions of existing theatres and theatre circuits. From March 28, 1996 to April 3, 1997, the Company opened 17 theatres (314 screens) and as of April 3, 1997, had 21 theatres (514 screens) under construction and was adding 44 screens to existing theatres. The Company has plans to open approximately 700 screens during fiscal 1998. If these planned screens are opened as scheduled, the Company estimates that capital expenditures for fiscal 1998 will aggregate approximately $425 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." These planned capital expenditures are equal to or in excess of capital expenditures by the Company over the last several years and there can be no assurance that the financial performance of these screens will be equivalent to the performance of the Company's existing screens.

    The development of new theatre locations involves significant risks and investments and is also likely to have an initial negative impact on earnings. There is significant competition in the United States for site locations from both theatre companies and other businesses and significant competition among theatre companies for theatre acquisition opportunities. It typically takes the Company 18 to 24 months to open a theatre on a site from the time the site is identified. Moreover, the availability of attractive site locations can be adversely affected by changes in the national, regional and local economic climate, local conditions such as scarcity of space or an increase in demand for real estate in the area, demographic changes, competition from other available space and changes in real estate, zoning and tax laws. Further, the Company's expansion program will require financing in addition to the net proceeds from the Offering, the unused commitment amount under the Credit Facility and internally generated funds. As a result of the foregoing, there can be no assurance that the Company will be able to acquire attractive site locations or existing theatres or theatre circuits on terms it considers acceptable, that the Company will be able to acquire financing for such theatres on acceptable terms or that the Company's strategy will result in improvements to the business, financial condition or profitability of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" and "Business of the Company--Business Strategy" and "--Competition."

RESTRICTIONS UNDER FINANCING AGREEMENTS; VARIABLE INTEREST RATE

    The Credit Facility contains certain financial and other covenants, including covenants requiring the Company to maintain certain financial ratios and restricting the ability of the Company to incur indebtedness or to create or suffer to exist certain liens. The Credit Facility also requires that certain amounts of indebtedness thereunder be repaid by specified dates. The ability of the Company to comply with such provisions may be affected by events beyond its control.

    A failure to make any required payment under the Credit Facility or to comply with any of the financial and operating covenants included in the Credit Facility would result in an event of default thereunder, permitting the lenders to vote to accelerate the maturity of the indebtedness under the Credit Facility and to vote to foreclose upon the stock of the Company's subsidiaries, if pledged, securing the Credit Facility. Any such acceleration could also result in the acceleration of the Company's other indebtedness. In addition, pursuant to the subordination provisions of the Notes, a default under the Credit Facility may result in the blockage of payments under the Notes. See "Description of Notes--Subordination." If the lenders under the Credit Facility accelerate the maturity of the indebtedness thereunder, there can be no assurance that the Company will have sufficient assets to satisfy its obligations under the Credit Facility or its other indebtedness.

    The Company's indebtedness under the Credit Facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, the Company may be unable to meet its debt service obligations under the Credit Facility and the Notes.

COMPETITION

    The Company competes against both local and national exhibitors, some of which may have substantially greater financial resources than the Company. There are over 400 companies competing in the domestic theatrical exhibition industry. Industry participants vary substantially in size, from small independent operators to large international chains. As of May 1, 1996, the ten largest theatrical exhibition companies operated approximately 56% of the total number of screens, based on the listing of exhibitors in the NATO 1996-1997 Encyclopedia of Exhibition.

    The Company's theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to licensing motion pictures, attracting patrons and finding new theatre sites. Theatres operated by national and regional circuits and by smaller independent exhibitors compete aggressively with the Company's theatres. The Company believes that the principal competitive factors with respect to film licensing include licensing terms, seating capacity and location and condition of an exhibitor's theatres. The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing.

    As with other exhibitors, the Company's smaller multiplex theatres are subject to being rendered obsolete through the introduction of new, competing megaplex theatres.

    The theatrical exhibition industry also faces competition from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

CONTROLLING STOCKHOLDERS

    Voting control of the Company is vested in the holders of its Class B Stock, subject to the right of holders of the Common Stock to elect 25% of the members of the Board of Directors. Mr. Stanley H. Durwood and his children, through DI, beneficially own all of the shares of outstanding Class B Stock and 2,641,951 shares of the outstanding Common Stock (approximately 40% of the issued and outstanding shares of Common Stock as of April 3, 1997), which in the aggregate as of such date represent approximately 97% of the voting interest in the Company. Therefore, Mr. Durwood has the ability to elect or remove a majority of the Company's Board of Directors. See "Management of the Company" and "Security Ownership of Beneficial Owners." Mr. Stanley H. Durwood has recently undergone surgery for esophageal cancer.

    The 1992 Durwood, Inc. Voting Trust dated December 12, 1992 (the "1992 Trust") and a revocable inter-vivos trust created pursuant to the Revocable Trust Agreement of Mr. Stanley H. Durwood dated August 14, 1989, as amended (the "1989 Trust"), each established by Mr. Stanley H. Durwood, hold approximately 75% of the voting power of the outstanding capital stock of DI. Mr. Stanley H. Durwood is the sole acting trustee of these trusts. The named successor trustees under Mr. Stanley H. Durwood's trusts are Messrs. Charles J. Egan, Jr., a director of the Company, and Raymond F. Beagle, Jr., general counsel to the Company. Under the terms of his revocable voting trust (the 1992 Trust), Mr. Durwood has all voting powers with respect to shares held therein during his lifetime. Thereafter, all voting rights with respect to such shares vest in his successor trustees and any additional trustees whom they might appoint, who shall exercise such rights by majority vote. Unless revoked by Mr. Stanley H. Durwood or otherwise terminated or extended in accordance with its terms, the 1992 Trust will terminate in the year 2030.

    After giving effect to the Merger and Secondary Offering (and disregarding shares which may be acquired by Mr. Stanley H. Durwood upon the exercise of employee stock options and shares which the Durwood Children might acquire under the Share Adjustment), (i) Mr. Stanley H. Durwood will own beneficially approximately 4.5 million shares of Class B Stock, or 100% of the outstanding shares of such class, and (ii) the Durwood Children will own an aggregate of approximately 6.3 million shares of Common Stock. Based on the number of shares outstanding as of May 19, 1997, (i) such shares of Class B Stock to be owned by Mr. Stanley H. Durwood will entitle him to elect a majority of the Board of

Directors and will represent 77.0% of the voting interest in the Company (approximately 70.4% assuming full conversion of Convertible Preferred Stock), and (ii) the Common Stock to be owned by the Durwood Children will represent 46.6% of the shares of Common Stock expected to be then outstanding (33.1% assuming full conversion of the Convertible Preferred Stock), representing 10.7% of the voting interest in the Company (9.8% assuming full conversion of Convertible Preferred Stock).

    As a result of their ownership of shares of Common Stock after the Merger and because attendance at stockholders meetings typically is less than 100%, any corporate action requiring the approval of the holders of Common Stock voting as a class may as a practical matter require the approval of the Durwood Children instead of Mr. Stanley H. Durwood, as is presently the case. Matters requiring approval of holders of the Common Stock voting as a class include any proposed amendment to the Company's charter changing the authorized number or par value of shares of AMCE Common Stock or altering the powers, preferences or special rights of the shares of such class so as to affect them adversely.

INTERNATIONAL OPERATIONS RISK

    The Company is investigating opportunities for operating multi-screen theatres in Europe, Canada and Asia. The Company has recently opened a 13-screen theatre in Japan and a 20-screen theatre in Portugal. There are significant differences between the theatrical exhibition industry in the United States and in international markets. Regulatory barriers affecting such matters as the size of theatres, the issuance of licenses and the ownership of land may restrict market entry. Vertical integration of production and exhibition companies in international markets can have an adverse effect on the Company's ability to license motion pictures for international exhibition. The Company's initial attendance at its theatre in Japan was negatively impacted by film distributors in Japan which restricted the Company's ability to obtain film product until approximately two weeks after its competitors had received it. This delay in releasing films to the Company has generally been eliminated. The Company's international operations also face the additional risks of fluctuating currency values. Quota systems used by some countries to protect their domestic film industry may adversely affect revenues from theatres that the Company develops in such markets. Such differences in industry structure and regulatory and trade practices may adversely affect the Company's ability to expand internationally or to operate at a profit following such expansion. See "Business of the Company--Regulatory Environment."

REPURCHASE OF THE NOTES UPON CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events involving a Change of Control will result in an event of default under the Credit Facility and may result in an event of default under other indebtedness of the Company that may be incurred in the future. An event of default under the Credit Facility or other future Senior Indebtedness could result in an acceleration of such indebtedness, in which case the subordination provisions of the Notes would require payment in full of such Senior Indebtedness before repurchase of the Notes. See "Description of New Notes--Change of Control," "--Subordination" and "Description of Certain Indebtedness." There can be no assurance that the Company would have sufficient resources to repurchase the Notes or pay its obligations if the indebtedness under the Credit Facility or other future Senior Indebtedness were accelerated upon the occurrence of a Change of Control. The acceleration of Senior Indebtedness and the inability of the Company to repurchase all of the tendered Notes would constitute Events of Default under the Indenture. These provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon Change of Control or other defaults under such debt instruments.

LACK OF PUBLIC MARKET FOR THE NOTES

    The New Notes are a new issue of securities for which there is currently no trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. Goldman, Sachs & Co., Salomon Brothers Inc and Scotia Capital Markets (USA) Inc. advised the Company that they currently intend to make a market in the Old Notes and the New Notes. However, they are not obligated to do so, and any market making activity with respect to the Old Notes and the New Notes may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Old Notes and the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation on NASDAQ.
                       RATIO OF EARNINGS TO FIXED CHARGES

The table below provides the ratio of earnings to fixed charges for the periods indicated.

                                                              Year Ended
                       --------------------------------------------------------------------------------------

                           April 3,         March 28,         March 30,         March 3,          April 1,
                             1997             1996              1995              1994              1993
                       --------------   ----------------   ----------------   -------------   ---------------
Ratio of earnings to
fixed charges(1)             1.55x             1.81x            1.42x             1.48x             1.25x
---------------

(1)  For the fiscal  years  ended April 1, 1993 and March 31,  1994,  fixed  charges  include  $7,731,000 and
     $1,334,000,  respectively, for the Company's share (50%) of the fixed charges of Exhibition  Enterprises
     Partnership ("EEP").


    For the purposes of  calculating  the ratios,  "earnings"  consist of income
(loss) before taxes, plus fixed charges (excluding capitalized interest) and "fixed charges" consist of interest expense, amortization of debt issuance cost, and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense.


                                 USE OF PROCEEDS

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

    The net proceeds received by the Company from the offering of the Old Notes was $193.8 million. The Company applied the net proceeds from the offering of the Old Notes to reduce the Company's indebtedness under its Credit Facility without reducing the commitment thereunder. The amount applied is available for reborrowing under the Credit Facility.

                               THE EXCHANGE OFFER

GENERAL

    In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights (the "Registration Rights"). Pursuant to the agreement governing the Registration Rights (the "Registration Rights Agreement"), the Company agreed to use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to the Exchange Offer to exchange the Old Notes for the New Notes. Upon such Exchange Offer registration statement being declared effective, the Company has agreed to offer the New Notes in return for surrender of the Old Notes. For each Old Note surrendered to the Company under the Exchange Offer, the Holder will receive a New Note of equal principal amount. Interest on each New Note will accrue from March 19, 1997. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or under certain other circumstances, the Company has agreed, at its cost, to use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Old Notes and to keep such registration statement effective for a period of three years, or in certain circumstances, one year. The Company shall, in the event of such a shelf registration, provide to each holder copies of the prospectus, notify each holder when the Shelf registration statement for the Old Notes has become effective and take certain other actions as are required to permit resales of the Old Notes.

    In the event the Exchange Offer registration statement is not declared effective on or prior to August 16, 1997, then the annual interest rate borne by the Old Notes shall be increased by 0.5% per annum following August 16, 1997. If such Exchange Offer is not consummated or a Shelf registration statement is not declared effective by September 15, 1997, then the annual interest rate borne by the Old Notes shall be increased by an additional 0.5% per annum after September 15, 1997. Upon the effectiveness of the Exchange Offer registration statement after August 16, 1997 or the consummation of such Exchange Offer or the effectiveness of such Shelf registration statement, as the case may be, after September 15, 1997 the interest rate borne by the Old Notes from effectiveness or consummation, as the case may be, will revert to 9 1/2%.

    In the event the Exchange  Offer is  consummated,  the  Company,  subject to certain incidental registration rights, will not be required under the Registration Rights Agreement to file the Shelf registration statement to register any outstanding Old Notes, and the interest rate on such Old Notes will remain at its initial level of 9 1/2%. The Exchange Offer shall be deemed to have been consummated when the Company has exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been tendered and not withdrawn prior to the Expiration Date. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Registration Rights Agreement" and "Risk Factors."

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

    Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understandings with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A under the Securities Act.

    This Prospectus, together with the accompanying Letter of Transmittal (the "Letter of Transmittal"), is being sent to all registered holders as of July__, 1997 (the "Record Date").

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to The Bank of New York (the "Exchange Agent"). See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean August __, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under " --Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

    Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    The New Notes will bear interest from March 19, 1997, payable semiannually on March 15 and September 15, of each year commencing on September 15, 1997, at the rate of 9 1/2% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from March 19, 1997 until the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on September 15, 1997 (the first interest payment date with respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure described under "-- Book-Entry Transfer" below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent, including through DTC's ATOP system as described below, is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver through DTC's ATOP system.

    Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Conditions," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

    DTC's ATOP system is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instruction to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by the terms of, the Letter of Transmittal ("Electronic Agreement").

    The exchange of New Notes for Old Notes will only be made after timely confirmation of the transfer of Old Notes to the Exchange Agent and receipt by the Exchange Agent of an Electronic Agreement.

    The method of delivery of Old Notes is at the option and risk of the tendering holder and, except as otherwise provided in the Letter of Transmittal, the delivery will be deemed to be made only when actually received by the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile or electronic transmission thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or electronic transmission thereof) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission or, where applicable electronic transmission, notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor or, in the case of Holders tendering through the ATOP system, otherwise comply with the requirements of DTC. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Notes in exchange for any properly tendered Old Notes not theretofore accepted and may terminate the Exchange Offer, or, at its option, modify or otherwise amend the Exchange Offer, if any of the following occurs or is true: (i) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the Commission or its staff, (ii) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer, (iii) there shall have been adopted or enacted any law, statute, rule or regulation which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer, (iv) there shall have been declared by U.S. federal, New York State or Canadian federal authorities a banking moratorium which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer, (v) trading generally on the New York Stock Exchange, the American Stock Exchange or NASDAQ shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer or (vi) the Company reasonably deems it advisable to terminate the Exchange Offer.

    If the Company determines that any condition set forth above exists, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. See "Description of New Notes--Registration Rights Agreement."

EXCHANGE AGENT

    The Bank of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail, Hand or Overnight Courier:       101 Barclay Street, 7 East
                                          New York, New York 10286
                                          Attention: Arwen Gibbons
                                            Reorganization Section

Facsimile Transmission:                   212-571-3080

Confirm by Telephone:                     212-815-5920

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and employees of the Company and its affiliates in person, by telegraph or telephone.

    The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be capitalized and amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                                 CAPITALIZATION

    The following table sets forth the total capitalization of the Company (including short-term debt) as of April 3, 1997 and as adjusted to give pro forma effect to the Merger between the Company and DI. See "Security Ownership of Beneficial Owners" and "Certain Transactions." This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.*

                                                                           As Adjusted
                                                                             for Merger             Actual
                                                                           ------------             ------
                                                                          (in thousands, except share and per
                                                                                     share amounts)
Short-term debt (including current portion of long-term debt)..........       $ 3,441                  $  3,441
Long-term debt:
    Credit Facility (1)................................................       110,000                   110,000
    9 1/2% Senior Subordinated Notes due 2009..........................       198,940                   198,940
    Capital lease obligations and other long-term debt.................        61,343                    61,343
Stockholders' equity
    $1.75 Cumulative Convertible Preferred Stock, par value 66 2/3(cent)
    per share, 10,000,000 shares authorized; 3,303,600 shares
    issued and outstanding (aggregate liquidation value of
    $82,590,000).......................................................        2,202                      2,202
    Common Stock, par value 66 2/3(cent)per share, 45,000,000 shares authorized; 6,604,469 shares issued; 12,745,812 as adjusted for
    Merger (2).........................................................        8,497                      4,403
    Class B Stock, par value 66 2/3(cent) per share, 30,000,000 shares authorized; 11,157,000 shares issued and outstanding; 5,015,657
    as adjusted for Merger.............................................        3,344                      7,438
    Additional paid-in capital.........................................      107,781                    107,781
    Foreign currency translation adjustment............................       (2,048)                   (2,048)
    Retained earnings..................................................       49,605                     50,605
                                                                             -------                   --------
                                                                             169,381                    170,381

    Less--Common Stock in treasury, at cost, 20,500 shares.............          369                        369
                                                                                ----                   --------

    Total stockholders' equity.........................................      169,012                    170,012
                                                                            --------                   --------

Total capitalization...................................................     $542,736                   $543,736
                                                                            ========                   ========
-------------

(1) As of April 3, 1997,  the total  availability  under the  Credit  Facility  was $425  million of which the
    Company had borrowed $110 million.  See "Management's  Discussion and Analysis of Financial  Condition and
    Results of Operations--Liquidity and Capital Resources."

(2)  Does not include  5,695,406 shares of Common Stock issuable upon the conversion of Convertible  Preferred
     Stock,  11,157,000  shares  reserved for issuance  upon  conversion  of the Class B Stock  (5,015,657  as adjusted  for the Merger) or 774,500  shares  reserved  for  issuance  upon the  exercise of  outstanding employee  stock options and vesting of  outstanding  performance  share  awards,  at the maximum level of performance attainment.

*    For  information  concerning the Company's  commitments and  contingencies,  see Notes 8 and 10 to AMCE's
     Consolidated Financial Statements included elsewhere herein.

                             SELECTED FINANCIAL DATA

    The following table sets forth selected data regarding the Company's five most recent fiscal years. The historical financial information for each of the fiscal years specified below has been derived from the Company's consolidated financial statements for such periods. The unaudited pro forma financial information of the Company as of and for the fiscal year ended April 3, 1997 has been adjusted to give effect to the Merger as set forth in the Notes to the Company's Condensed Pro Forma Financial Statements included elsewhere herein. Such pro forma information does not purport to represent what the Company's results of operations would have been had the Merger occurred on the dates presented or to project the Company's financial position or results of operations for any future period. The historical financial data set forth below is qualified in its entirety by reference to the Company's Consolidated
Financial Statements and the Notes thereto included elsewhere in this Prospectus. The historical and pro forma financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial
Statements and the Notes thereto and Durwood, Inc.'s Consolidated Financial Statements and the Notes thereto included elsewhere herein.

                                                                      YEARS ENDED

                                       ------------------------------------------------------------------------------------

                                        April 3, 1997      April 3,     March 28,     March 30,     March 31,     April 1,
                                          Pro Forma          1997         1996         1995          1994          1993
                                        Merger(1)(2)(8)   Actual(1)(2)  Actual(1)(2)  Actual(1)(2)  Actual(1)(2)  Actual(2)
                                       ----------------  ------------- ------------- ------------- -------------  ---------
                                                (In thousands, except share amounts, ratios and statistical data)
Statement of Operations Data
    Total revenues....................  $  749,597       $  749,597    $ 655,972     $ 563,344     $ 586,300      $403,775
    Total cost of operations..........     580,002          580,002      491,358       432,763       446,957       308,848
    General and administrative .......      56,647           56,647       52,059        41,639        40,559        37,582
    Depreciation and amortization.....      59,803           59,803       43,886        37,913        38,048        28,175
    Estimated loss on future
     disposition of assets...........     --                   --           --            --            --           2,500
                                        ----------       ----------    ---------     ---------     ---------      --------


    Operating income..................      53,145           53,145       68,669        51,029        60,736        26,670
    Interest expense..................      22,022           22,022       28,828        35,908        36,375        31,401
    Investment income.................         856              856        7,052        10,013         1,156         8,239
    Minority interest.................   --                    --           --            --           1,599          --
    Gain (loss) on disposition of
      assets..........................         (84)             (84)        (222)         (156)          296         9,638
                                        ----------       ----------    ---------     ---------     ---------      --------

    Earnings before income taxes and
       extraordinary item.............      31,895           31,895       46,671        24,978        27,412        13,146
    Income tax provision..............      12,900           12,900       19,300        (9,000)       12,100         5,400
                                        ----------       ----------    ---------     ---------     ---------      --------

    Earnings before extraordinary item      18,995           18,995       27,371        33,978        15,312         7,746
    Extraordinary item................       --                 --       (19,350)          --            --         (6,483)
                                        ----------       ----------    ---------     ---------     ---------      --------

    Net earnings......................  $   18,995       $   18,995    $   8,021     $  33,978     $  15,312      $  1,263
                                        ==========       ==========    =========     =========     =========      ========

    Preferred dividends...............       5,907            5,907        7,000         7,000           538           256
                                        ----------       ----------    ---------     ---------     ---------      --------

    Net earnings for common shares....  $   13,088       $   13,088    $   1,021     $  26,978     $  14,774      $  1,007
                                        ----------       ==========    =========     =========     =========      ========


    Earnings per share
       before extraordinary item:
       Primary........................       $ .74        $     .74    $    1.21     $    1.63     $     .89      $    .46
       Fully Diluted..................       $ .73        $     .73    $    1.20     $    1.45     $     .89      $    .46


    Earnings per share:
       Primary........................       $ .74        $     .74    $   .06(4)     $  1.63      $     .89       $ .06(3)
       Fully diluted..................       $ .73        $     .73    $   .06(4)     $  1.45      $     .89       $ .06(3)

    Common dividends per share........       $  --        $     --     $     --       $   --       $      --       $   1.14
    Weighted average number of shares
       outstanding:
       Primary........................      17,726           17,726       16,795       16,593         16,521         16,217
       Fully diluted..................      17,940           17,940       17,031       23,509         16,550         16,217
    Ratio of earnings to fixed charges(5)    1.55x            1.55x        1.81x        1.42x          1.48x          1.25x

BALANCE SHEET DATA

    Cash, equivalents and investments.    $ 24,715        $  24,715    $  10,795      $140,377     $ 151,469       $ 50,106
    Total assets......................     718,213          718,213      483,458       522,154       501,276        374,102
    Total debt (including capital lease
       obligations)...................     373,724          373,724      188,172       267,504       268,188        255,302
    Stockholders' equity..............     169,012          170,012      158,918       157,388       130,404         18,171
OTHER FINANCIAL DATA
    EBITDA(6).........................    $112,948        $ 112,948    $ 112,555      $ 88,942     $  98,784       $ 57,345
    Cash flows provided by operating
          activities..................    $134,074        $ 134,074    $  96,847      $ 44,366     $  63,680       $ 29,062

                                                                      YEARS ENDED

                                       ------------------------------------------------------------------------------------

                                        April 3, 1997      April 3,     March 28,     March 30,     March 31,     April 1,
                                          Pro Forma          1997         1996         1995          1994          1993
                                        Merger(1)(2)(8)   Actual(1)(2)  Actual(1)(2)  Actual(1)(2)  Actual(1)(2)  Actual(2)
                                       ----------------  ------------- ------------- ------------- -------------  ---------
                                                (In thousands, except share amounts, ratios and statistical data)
    Cash flows provided by (used in)
          investing activities........     $  (283,917)  $  (283,917)  $   (66,848)  $      3,664   $ (111,505)   $   4,594
    Cash flows provided by (used in)
          financing activities........          163,982      163,982       (90,437)        (9,116)      56,147      (21,022)
    Net interest expense(7)...........           21,453       21,453        22,337         27,904       34,206       24,416
    Capital expenditures..............          253,380      253,380       120,796         56,403       10,651        8,786
    Ratio of EBITDA to net interest
       expense........................            5.26x        5.26x         5.04x          3.19x        2.89x        2.35x
STATISTICAL DATA (at period end)
    Number of theatres operated.......              228          228           226            232          236          243
    Number of screens operated........            1,957        1,957         1,719          1,630        1,603        1,617
    Screens per theatre...............              8.6          8.6           7.6            7.0          6.8          6.7

-------------------

(1) Fiscal 1997, 1996, 1995 and 1994 include the effects from the acquisition of Exhibition Enterprises Partnership ("EEP") on
    May 28, 1993.

(2) Fiscal 1997 consists of 53 weeks. All other years have 52 weeks.

(3) Fiscal 1993 includes a $6,483,000 extraordinary loss equal to $.40 per common share.

(4) Fiscal 1996 includes a $19,350,000 extraordinary loss equal to $1.15 per common share.

(5) Earnings consist of income (loss) before taxes, plus fixed charges (excluding capitalized interest).  Fixed charges consist of interest  expense,  amortization  of debt  issuance  cost,  and  one-third  of rent  expense on  operating  leases  treated as representative  of the interest factor  attributable  to rent expense.  For the fiscal years ended April 1, 1993 and March 31,
    1994,  fixed charges include  $7,731,000 and $1,334,000,  respectively,  for the Company's share (50%) of the fixed charges of
    EEP.

(6) Represents operating income plus depreciation and amortization plus estimated loss on future disposition of assets.  EBITDA is a financial measure commonly used in the Company's  industry and should not be construed as an alternative to operating income
    (as  determined in accordance  with GAAP).  EBITDA as determined by the Company may not be comparable to EBITDA as reported by other  companies.  In  addition,  EBITDA is not  intended to represent  cash flow and does not  represent  the measure of cash available for discretionary  uses.  EBITDA is a non-GAAP measure,  but has been used by lenders and stockholders as additional information for estimating the Company's value and evaluating its ability to service debt.

(7) Net interest expense is defined as interest expense less interest income.

(8) See the Company's Condensed Pro Forma Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

    OPERATING RESULTS

    As a result of the commencement of international operations during fiscal 1997, the Company is disaggregating its domestic and international exhibition operations and the Company's on-screen advertising and other business in order to provide more information as to the Company's revenues, cost of operations, depreciation and amortization, and general and administrative expenses as set forth in the table below for the fifty-three and fifty-two week periods ended April 3, 1997 and March 28, 1996.

                                                                              YEARS (53/52 WEEKS) ENDED
                                                                              -------------------------

                                                                        APRIL 3,       MARCH 28,
                                                                          1997            1996          % CHANGE
                                                                          ----            ----          --------
                                                                                     (IN THOUSANDS)
REVENUES
     Domestic
         Admissions...............................................     $479,629         $431,361           11.2%
         Concessions..............................................      222,945          196,645           13.4
         Other....................................................       15,763           15,096            4.4
                                                                       --------         --------        -------
                                                                        718,337          643,102           11.7
     International
         Admissions...............................................       13,322                -             -
         Concessions..............................................        2,222                -             -
         Other....................................................           49                -             -
                                                                     ----------     ------------      --------
                                                                         15,593                -             -

     On-screen advertising and other..............................       15,667           12,870           21.7
                                                                       --------         --------         ------

         Total revenues...........................................     $749,597         $655,972           14.3%
                                                                        =======          =======         ======

COST OF OPERATIONS
     Domestic
         Film rentals.............................................     $239,480         $215,099           11.3%
         Concession costs.........................................       36,045           30,417           18.5
         Rent.....................................................       75,116           64,813           15.9
         Other....................................................      198,555          172,087           15.4
                                                                        -------          -------         ------
                                                                        549,196          482,416           13.8
     International
         Film rentals.............................................        7,719                -             -
         Concession costs.........................................          703                -             -
         Rent.....................................................        4,945                -             -
         Other....................................................        5,377                -             -
                                                                      ---------     ------------     ---------
                                                                         18,744                -             -

     On-screen advertising and other..............................       12,062            8,942           34.9
                                                                       --------        ---------         ------
         Total cost of operations.................................     $580,002         $491,358           18.0%
                                                                        =======          =======         ======


                                                                              YEARS (53/52 WEEKS) ENDED
                                                                              -------------------------

                                                                        APRIL 3,       MARCH 28,
                                                                          1997            1996          % CHANGE
                                                                          ----            ----          --------
                                                                                     (IN THOUSANDS)


GENERAL AND ADMINISTRATIVE
     Domestic and corporate...................................   $  45,558          $  44,200            3.1%
     International............................................       6,864              4,550           50.9
     On-screen advertising and other..........................       4,225              3,309           27.7
                                                                 ---------          ---------           ----

         Total general and administrative.....................   $  56,647          $  52,059            8.8%
                                                                  ========           ========          =====

DEPRECIATION AND AMORTIZATION
     Domestic and corporate...................................   $  56,623          $  42,550           33.1%
     International............................................       1,436                  -             -
     On-screen advertising and other..........................       1,744              1,336           30.5
                                                                 ---------           --------           ----

         Total depreciation and amortization..................   $  59,803          $  43,886           36.3%
                                                                  ========           ========           ====

YEARS (53/52 WEEKS) ENDED APRIL 3, 1997 AND MARCH 28, 1996

    REVENUES. Total revenues increased 14.3%, or $93,625,000, during the year (53 weeks) ended April 3, 1997 compared to the year (52 weeks) ended March 28, 1996.

    Total domestic revenues increased 11.7%, or $75,235,000, from the prior year. Admissions revenues increased 11.2%, or $48,268,000, due to a 6.4% increase in attendance, which contributed $27,658,000 of the increase, and a 4.7% increase in average ticket prices, which contributed $20,610,000 of the increase. The increase in attendance was due primarily to the Company's megaplex theatres (theatres having at least 14 screens with predominately stadium-style seating). Attendance at megaplex theatres increased during the year as a result of the addition of 12 new megaplex theatres with 248 screens and from the operation for a full fiscal year of the Company's remaining five domestic megaplex theatres with 98 screens that were opened in fiscal 1996. The increase in attendance from megaplex theatres was partially offset by a decrease in attendance at multiplex theatres (theatres generally without stadium-style seating and having less than 14 screens) and the closure or sale of 15 theatres with 76 screens. Attendance at multiplex theatres decreased as a result of competitive factors. Also, during the first nine months of the fiscal year, attendance at all theatres was impacted by film product from the Company's key suppliers which did not deliver the results achieved in the prior fiscal year. The increase in average ticket prices is due to price increases and the growing number of megaplexes in the Company's circuit, which yield higher average ticket prices than multiplexes. Concessions revenues at domestic theatres increased by 13.4%, or $26,300,000, due to a 6.9% increase in average concessions per patron, which contributed $13,692,000 of the increase, and the increase in total attendance, which contributed $12,608,000 of the increase. The increase in average concessions per patron is attributable to the introduction of new concessions products and the increasing number of megaplexes in the Company's circuit, where concession spending per patron is higher than multiplex theatres.

    Total international revenues were the result of admissions and concessions revenues from the Company's two international theatres, the Canal City 13 located in Fukuoka, Japan and the Arrabida 20 located in Porto, Portugal, which opened during the first and third quarters of fiscal 1997, respectively. Admissions and concessions revenues accounted for 85% and 14% of total international revenues, respectively. The Company's initial attendance at the Canal City 13 was negatively impacted by film distributors in Japan who restricted the Company's ability to obtain film product until approximately two weeks after its competitors had received it. This delay in releasing films to the Company has generally been eliminated.

    On-screen advertising and other revenues increased 21.7%, or $2,797,000, due primarily to an increase in the number of screens served by the Company's on-screen advertising business, a result of its expansion program.

    COST  OF  OPERATIONS.   Total  cost  of  operations   increased   18.0%,  or
$88,644,000, during the year (53 weeks) ended April 3, 1997 compared to the year (52 weeks) ended March 28, 1996.

    Total domestic cost of operations increased 13.8%, or $66,780,000, from the prior year. Film rentals expense increased 11.3%, or $24,381,000, due to higher admissions revenues. As a percentage of admissions revenues, film rentals expense was 49.9% in each year. The 18.5%, or $5,628,000, increase in concession costs is attributable to the increase in concessions revenues. As a percentage of concessions revenues, concession costs increased from 15.5% to 16.2% due primarily to increases in raw popcorn costs and the lower margins on new concessions products. Rent expense increased 15.9%, or $10,303,000, due to the higher number of screens in operation. Other cost of operations increased 15.4%, or $26,468,000, from the prior year due to the higher number of screens in operation, $1,825,000 of advertising expenses associated with the opening of new theatres and higher expenses associated with the Company's theatre management development program.

    Total   international  cost  of  operations  were  the  result  of  expenses associated with the Company's new theatres in Japan and Portugal. As a percentage of admissions revenues, film rentals expense was 57.9% primarily because film rentals in Japan are generally higher than those domestically. Concession costs were 31.6% of concessions revenues due to the high procurement costs of concessions products sourced from the United States. As a percentage of total revenues, rent expense was 31.7% as a result of low attendance and admissions revenues and the higher real estate costs in Japan.

    On-screen advertising and other cost of operations increased 34.9%, or $3,120,000, as a result of the higher number of screens served and related start-up expenses.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 8.8%, or $4,588,000, during the year (53 weeks) ended April 3, 1997.

    Domestic and corporate general and administrative expenses increased 3.1%, or $1,358,000, primarily due to increases in costs associated with the Company's development of theatres and increased pension and retirement expenses of $1,992,000. These increases were partially offset by a decrease of $3,500,000 in the current year's bonus expense and severance payments of $967,000 for two former executive officers made during the prior year.

    International general and administrative expenses increased 50.9%, or $2,314,000, due primarily to increases in costs associated with the Company's development of new theatres and other expenses to support the Company's international operations and expansion plan.

    General and administrative expenses associated with on-screen advertising and other increased 27.7%, or $916,000, due primarily to an increase in payroll and related costs to support the expansion program at the Company's on-screen advertising business.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 36.3%, or $15,917,000, during the year (53 weeks) ended April 3, 1997. This increase was caused by an increase in employed theatre assets resulting from the Company's expansion plan and an impairment loss of $7,231,000 due to expected declines in future cash flows of certain theatres.

    OPERATING INCOME. Operating income decreased 22.6%, or $15,524,000, during the year (53 weeks) ended April 3, 1997. The decrease in operating income is attributable to the attendance and revenue decline at multiplex theatres and an increase in domestic and corporate general and administrative expenses of $1,358,000, the effects of which were partially offset by an increase in attendance and revenues at megaplex theatres. Additionally, operating income was reduced by operating losses of $4,587,000 from the Company's international theatres in Japan and Portugal, an increase in international general and administrative expenses of $2,314,000 and an increase in operating losses of $1,647,000 from the Company's on-screen advertising business.

    INTEREST EXPENSE. Interest expense decreased 23.6%, or $6,806,000, during the year (53 weeks) ended April 3, 1997 compared to the prior year. The decrease in interest expense resulted from lower rates under the Company's $425 million credit facility (the "Credit Facility"), which was partially offset by an increase in average outstanding borrowings related to the Company's expansion plan.

         INVESTMENT INCOME. Investment income decreased 87.9%, or $6,196,000, during the year (53 weeks) ended April 3, 1997 due to a decrease in outstanding cash and investments compared to the prior year. Cash and investments decreased as a result of the Company's redemption of substantially all of its 11 7/8% Senior Notes due 2000 ("Senior Notes") and 12 5/8% Senior Subordinated Notes due 2002 ("12 5/8% Senior Subordinated Notes") on December 28, 1995.

    EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM. Earnings before income taxes and extraordinary item decreased by 31.7%, or $14,776,000, during the year (53 weeks) ended April 3, 1997 due primarily to the $15,524,000 decrease in operating income.

    NET EARNINGS. Net earnings before extraordinary item decreased $8,376,000 during the year (53 weeks) ended April 3, 1997 to $18,995,000 from $27,371,000 in the prior year. Net earnings for the period were $18,995,000 compared to $8,021,000 in the prior year, which included an extraordinary item (a loss of $19,350,000 in connection with the early extinguishment of debt). Net earnings before extraordinary item per common share, after deducting preferred dividends, was $.74 compared to $1.21 for the prior year. Net earnings per common share, after deducting preferred dividends, was $.74 compared to $.06 for the prior year.


                                                                   YEARS (52 WEEKS) ENDED
                                                   -----------------------------------------------------------

                                                   MARCH 28,      % OF TOTAL        MARCH 30,      % OF TOTAL
                                                     1996          REVENUES           1995         REVENUES
                                                     ----          --------           ----         --------
                                                                          (IN THOUSANDS)
REVENUES
      Admissions                                     $431,361        66%             $371,145          66%
      Concessions                                     196,645        30               169,120          30
      Other                                            27,966         4                23,079           4
                                                     --------     -----              --------       -----

           Total                                     $655,972       100%             $563,344         100%
                                                      =======       ===               =======         ===

COST OF OPERATIONS
      Film rentals                                   $215,099        33%             $182,669          33%
      Concession costs                                 30,417         5                24,383           4
      Rent                                             64,813        10                60,076          11
      Other                                           181,029        27               165,635          29
                                                      -------      ----               -------        ----

           Total                                     $491,358        75%             $432,763          77%
                                                      =======      ====               =======        ====

YEARS (52 WEEKS) ENDED MARCH 28, 1996 AND MARCH 30, 1995

    REVENUES. Total revenues for the year (52 weeks) ended March 28, 1996 increased 16.4%, or $92,628,000, to $655,972,000 compared to $563,344,000 for the year (52 weeks) ended March 30, 1995. Admissions revenues increased 16.2%, or $60,216,000, due to a 11.1% increase in attendance, which contributed $41,151,000 of the increase, and a 4.4% increase in average ticket prices, which contributed $19,065,000 of the increase. The increase in attendance resulted from the popularity of films licensed during fiscal 1996 and the net addition of 89 screens since fiscal 1995 at new and higher performing locations. Attendance during the prior year was impacted by a dispute with a major distributor over film licensing terms, which resulted in the Company's licensing that distributor's films for a smaller number of its theatres than it otherwise would have. In fiscal 1996, the Company licensed that distributor's films for what it considers to be a more acceptable number of the Company's theatres. Concessions revenues increased by 16.3%, or $27,525,000, due to the increase in total attendance, which caused an increase of $18,752,000, and a 6.9% increase in average concessions per patron, which contributed $8,773,000 of the increase.

    COST OF OPERATIONS. Total cost of operations increased 13.5%, or $58,595,000, in fiscal 1996 to $491,358,000 from $432,763,000 in fiscal 1995. As a percentage of total revenues, cost of operations was 75% and 77% in fiscal 1996 and 1995, respectively. Film rentals expense increased 17.8%, or $32,430,000, in fiscal 1996 due to higher attendance levels, which contributed $29,637,000 of the increase, and an increase in the percentage of admissions paid to film distributors, which caused an increase of $2,793,000. Concessions costs, rent and other costs of operations increased 10.5%, or $26,165,000, from the prior year due to increases in payroll of $6,641,000, concession costs of $6,034,000, rent of $4,737,000 and other theatre operating expenses associated with the increase in admissions and concessions revenues and from the higher number of screens in operation.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 25.0%, or $10,420,000, to $52,059,000 in fiscal 1996 from $41,639,000 in fiscal
1995.  The  increase  in  general  and  administrative   expenses  is  primarily
attributable to payroll and other costs associated with the Company's development of theatres in the United States and certain international markets, additional bonus expense of $3,074,000 related to improved profitability of the Company and severance payments of $967,000 for two former executive officers. As a percentage of total revenues, general and administrative expenses increased to 7.9% in fiscal 1996 from 7.4% in fiscal 1995.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 15.8%, or $5,973,000, to $43,886,000 in fiscal 1996 from $37,913,000 in fiscal
1995. This increase resulted primarily from the reduction, effective December 30, 1994, in the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base terms of the theatre leases, an increase in employed theatre assets and the recognition of an impairment loss of $1,799,000 in connection with the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of.

    INTEREST EXPENSE. Interest expense decreased 19.7%, or $7,080,000, to $28,828,000 in fiscal 1996 from $35,908,000 in fiscal 1995. The decrease in interest expense resulted from lower interest rates under the Company's Credit Facility as compared to the rates under the Senior Notes and 12 5/8% Senior Subordinated Notes.

    INVESTMENT INCOME. Investment income decreased 29.6%, or $2,961,000, to $7,052,000 in fiscal 1996 from $10,013,000 in fiscal 1995 due primarily to a net gain of $1,407,000 recorded in fiscal 1995 from the sales of stock of TPI Enterprises, Inc. and AmeriHealth, Inc. and a decrease of $1,513,000 in interest income in fiscal 1996.

    EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM. Earnings before income taxes and extraordinary item increased 86.8%, or $21,693,000, to $46,671,000 in fiscal 1996 from $24,978,000 in fiscal 1995. The Company recorded a $19,350,000 extraordinary loss, net of income tax benefit of $13,400,000, related to extinguishment of debt in fiscal 1996.

    NET EARNINGS. For the year (52 weeks) ended March 28, 1996, the Company recorded net earnings of $8,021,000, a $25,957,000 decrease from net earnings of $33,978,000 for the year (52 weeks) ended March 30, 1995. Net earnings per common share, after deducting $7,000,000 of preferred dividends, was $.06 in fiscal 1996 compared to $1.63 in fiscal 1995. The decrease in net earnings was impacted by an extraordinary loss of $19,350,000 incurred as a result of the Company's repurchase of Senior Notes and 12 5/8% Senior Subordinated Notes in fiscal 1996. Also, in fiscal 1996 the Company had a tax expense of $19,300,000, as opposed to a tax benefit of $9,000,000 in fiscal 1995. The fiscal 1995 tax benefit resulted from a $19,792,000 reduction in the deferred tax valuation allowance established under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Earnings per share before extraordinary item, after deduction of preferred dividends, was $1.21 in fiscal 1996 compared to $1.63 in fiscal 1995.

    LIQUIDITY AND CAPITAL RESOURCES

    The forward-looking statements included in this section, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including but not limited to the Company's ability to enter into various financing programs, competition from other companies, changes in economic climate, increase in demand for real estate, demographic changes, changes in real estate, zoning and tax laws, the performance of films licensed by the Company and other risks and uncertainties.

    The Company's revenues are collected in cash, principally through box office admissions and theatre concessions sales. The Company has an operating "float" which partially finances its operations and which generally permits the Company to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 30 to 45 days following receipt of box office admission revenues. The Company is only occasionally required to make advance payments or non-refundable guarantees of film rentals. Film distributors generally release films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, the Company typically generates higher revenues during such periods. Cash flows from operating activities, as reflected in the Consolidated Statements of Cash Flows, was $134,074,000, $96,847,000 and $44,366,000 in fiscal years 1997, 1996 and 1995, respectively.

    During fiscal 1997, the Company had capital expenditures of $253,380,000 primarily for the development of new theatres and the addition of screens at existing locations. The Company has continued its expansion plan by opening 14 leased theatres with 244 screens, two owned theatres with 46 screens and one theatre with 24 screens leased pursuant to a ground lease. Included in these openings is the Company's first theatre in Japan, the Canal City 13 in Fukuoka, which opened in April 1996, and the Company's first theatre in Portugal, the Arrabida 20 in Porto, which opened in late December 1996. In addition, the Company closed or sold 14 leased theatres with 72 screens and one owned theatre with four screens, resulting in a circuit total of 1,957 screens in 228 theatres as of April 3, 1997.

    The Company has plans to open approximately 700 screens during fiscal 1998. If these planned screens are opened as scheduled, the Company estimates that total capital expenditures for fiscal 1998 will aggregate approximately $425 million. Included in these amounts are assets which the Company may place into sale/leaseback or other comparable financing programs which will have the effect of reducing the Company's net cash outlays. As of April 3, 1997, the Company had under construction 15 new leased theatre locations totaling 362 screens, four new owned theatres with 104 screens, two theatres with 48 screens leased pursuant to a ground lease and additions to four existing theatres for 44 new screens. All of these theatres and screens will be located in the United States.

    On December 28, 1995, the Company completed the redemption of substantially all of its Senior Notes and 12 5/8% Senior Subordinated Notes. The Company redeemed $99,383,000 of the Senior Notes at a total price of $1,117.90 per $1,000 principal amount and $95,096,000 of the 12 5/8% Senior Subordinated Notes at a total price of $1,144.95 per $1,000 principal amount. The Company utilized cash and investments along with borrowings of

$130,000,000 on a credit facility to redeem the Senior Notes and the 12 5/8% Senior Subordinated Notes.

    As a part of the refinancing plan, the Company entered into the Credit Facility, which was subsequently amended and restated as of April 10, 1997. The Credit Facility permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .1875% to .375% on the unused portion of the commitment. The Credit Facility matures in 2004. The commitment thereunder will reduce by $25 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50 million on December 31, 2003. As of April 3, 1997, the Company had outstanding borrowings of $110,000,000 under the Credit Facility at an average interest rate of 6.4% per annum.

     Covenants of the Credit Facility, as amended and restated, impose limitations on the incurrence of additional indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, business activities and pledges. The Company is required to maintain (i) a maximum net indebtedness to consolidated EBITDA ratio, as defined in the Credit Facility (generally, the ratio of the principal amount of outstanding indebtedness (less cash and equivalents) to earnings before interest, taxes, depreciation, amortization and other noncash charges), of 5.25 to 1 during the first four years of the Credit Facility, a ratio of 4.75 to 1 during the fifth year, a ratio of 4.25 to 1 in the sixth year and a ratio of 4.0 to 1 thereafter, and a (ii) minimum cash flow coverage ratio, as defined in the Credit Facility (generally, the ratio of consolidated EBITDA for the most recent four quarters to the sum of (A) consolidated interest expense for such period, (B) amounts paid as dividends, for the optional repurchase or redemption of subordinated debt or capital stock, or with respect to the principal amount of capital lease obligations during such period, plus (C) the current portion of debt with an original maturity exceeding one year), of 1.40 to 1. If the Company prepays, defeases or repurchases more than $10 million of the Notes (as defined below) or any other subordinated debt incurred after April 10, 1997, it is required to maintain a maximum net senior indebtedness to EBITDA ratio, as defined in the Credit Facility, of 4.5 to 1 during the first four years of the Credit Facility and 4.0 to 1 thereafter. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the Credit Facility.

    Prior to its April 10, 1997 amendment and restatement, the Credit Facility contained a covenant that generally limited the Company's capital expenditures. This covenant has been eliminated.

    On March 19, 1997, the Company sold $200 million aggregate principal amount of its Notes in the Note Offering. Net proceeds from the issuance of the Notes (approximately $193.8 million) were used to reduce borrowings under the Credit Facility. Amounts repaid under the Credit Facility will again be available for borrowing thereunder, and the Company intends to utilize this increased availability to continue with its current expansion program.

    The Notes bear interest at the rate of 9 1/2% per annum, payable in March and September. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Note Indenture), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes are subordinated to all existing and future senior indebtedness (as defined in the Note Indenture) of the Company.

    The Company has agreed to use its best efforts to (i) file and cause to become effective by August 16, 1997, a registration statement relating to a registered offer to exchange the Notes (the "Exchange Offer") for notes of AMCE with terms identical in all material respects to the Notes and (ii) cause the Exchange Offer to be consummated by September 15, 1997. If the Exchange Offer registration statement is not declared effective by August 16, 1997, the Company has agreed that in lieu thereof it will use its best efforts to cause to become effective by September 15, 1997 a shelf registration statement with respect to the Notes. In the event that either (a) the Exchange Offer registration statement is not filed on or prior to June 17, 1997, (b) the Exchange Offer registration statement is not declared effective on or prior to August 16, 1997 or (c) the Exchange Offer is not consummated or a shelf registration statement, with respect to the Notes, is not declared effective on or prior to September 15, 1997, the interest rate borne by the Notes will increase by 0.50% per annum following June 17, 1997 in the case of clause (a) above, following August 16, 1997 in the case of clause (b) above and following September 15, 1997 in the case of clause (c) above. The aggregate amount of such increase will in no event exceed 1.00% per annum. Upon (x) the filing of the Exchange Offer registration statement after June 17, 1997, (y) the effectiveness of the Exchange Offer registration statement after August 16, 1997 or (z) the consummation of the Exchange Offer or the effectiveness of a shelf registration statement, as the case may be, after September 15, 1997, the interest rate borne by the Notes from the date of filing, effectiveness or consummation, as the case may be, will be reduced to 9 1/2%.

    The Note Indenture contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to: incur additional indebtedness; pay dividends or make distributions in respect of their capital stock; purchase or redeem capital stock; enter into transactions with stockholders or certain affiliates; or consolidate, merge or sell all or substantially all of the Company's assets, other than in certain transactions between the Company and one or more of its wholly-owned subsidiaries and other than the Merger. All of these limitations are subject to a number of important qualifications. The Note Indenture does not impose any limitation on the incurrence by the Company and its subsidiaries of liabilities that are not considered "Indebtedness" under the Note Indenture, such as those that would be incurred under certain sale/leaseback transactions; nor does the Note Indenture impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as Unrestricted Subsidiaries (as defined therein). Furthermore, there are no restrictions on the ability of the Company and its subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities) and no restrictions on the ability of the Company's subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to the Company. If the Notes attain "investment grade status" (as defined in the Note Indenture), the covenants in the Note Indenture limiting the Company's ability to incur indebtedness, pay dividends, acquire stock or engage in transactions with affiliates will cease to apply.

    The Company believes that cash generated from operations, existing cash and equivalents, amounts received from sale/leaseback or other comparable financing programs which the Company is currently pursing and the unused commitment amount under its Credit Facility will be sufficient to fund operations and planned capital expenditures through the end of fiscal 1998.

    During the year (53 weeks) ended April 3, 1997, various holders of the Company's $1.75 Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") converted 696,400 shares into 1,200,589 shares of Common Stock at a conversion rate of 1.724 shares of Common Stock for each share of Convertible Preferred Stock. Convertible Preferred Stock dividend payments decreased 14.4%, or $1,007,000, to $5,993,000 for the year (53 weeks) ended April 3, 1997 from $7,000,000 in the prior year as a result of the conversions. Future conversions will continue to reduce the amount of dividends paid by the Company and increase the number of shares of Common Stock outstanding.

    The Convertible Preferred Stock is redeemable in whole or in part, at the option of the Company, at a current redemption price of $26 per share, declining by $.25 per share on March 15 of each year until March 15, 2001, when such price will become fixed at $25. Shares called for redemption may be converted by the holders thereof prior to the redemption date.

    On January 10, 1997, the Company purchased the 20% minority interest in the common stock of AMC Philadelphia, Inc., an 80% owned subsidiary, for $7,400,000 in cash. The Company utilized borrowings on its Credit Facility to finance the purchase. Management does not believe that the acquisition will have a significant effect on the Company's results of operations.


OTHER

    The Board of Directors has approved the Merger Agreement providing for the Merger of the Company and DI, with the Company remaining as the surviving entity. The Merger has been sought by members of the Durwood family so that they may hold their interests in the Company directly instead of indirectly through DI and AAE. In the Merger, stockholders of DI would exchange their shares of DI stock for shares of the Company's stock. Although the outstanding shares of the Company's Common Stock will increase and the outstanding shares of its Class B Stock will decrease if the Merger is effected, no aggregate increase in total outstanding shares will occur because the shares of the Company owned by DI will be canceled and the shares of the Company held by other stockholders would not be exchanged in the Merger. A condition to the Merger is that the Merger Agreement receive approval of the holders of a majority of the shares of Common Stock other than DI, the Durwood Family Stockholders, their spouses and children and officers and directors of the Company.

    DI is primarily a holding company with no significant operations or assets other than its equity interest in the Company. Management expects that the Merger will be accounted for as a corporate reorganization and that, accordingly, the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations of the Company would not be affected. If the Merger occurs, the Company will be responsible for paying 50% of its costs in connection with the Merger; the aggregate merger costs for both the Company and DI are estimated to be approximately $2 million. Management does not believe that the transaction will have a significant effect on the Company's financial condition, liquidity or capital resources.

    The Company is in the process of modifying its computer applications to ensure their continuing functionality for the "Year 2000" and beyond. At the present time the Company estimates that expenses related to this project will total approximately $1.5 million to $2.0 million. These total estimated expenses are expected to be incurred during fiscal years 1998 and 1999.

    Congress passed legislation to increase the federal minimum hourly wage paid to hourly wage employees over a two-year period. This legislation will increase the aggregate average hourly wage paid by the Company. The Company intends to relieve the cost pressure from the minimum wage increase by pursuing better labor and operating efficiencies as well as some price adjustments for theatres in certain markets. Such legislation is not expected to have a material adverse effect on the Company's results of operations, liquidity or financial condition.

IMPACT OF INFLATION

    Historically, the principal impact of inflation and changing prices upon the Company has been to increase the costs of the construction of new theatres, the purchase of theatre equipment and the utility and labor costs incurred in connection with continuing theatre operations. Film rentals expense, the largest cost of operations of the Company, is customarily paid as a percentage of admissions revenues and hence, while the film rentals expense may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on the Company's total revenues and results of operations.

RECENTLY ISSUED FINANCIAL ACCOUNTING PRONOUNCEMENTS

    During fiscal 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method to account for stock options and awards. The Company has chosen to continue using the intrinsic value based method while adopting the disclosure-only provisions of the pronouncement.


    During fiscal 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 eliminates the presentation of primary and fully diluted earnings per share ("EPS") and requires presentation of basic and diluted EPS. The principal difference between primary and basic EPS is that common stock equivalents are not included with the weighted average number of shares outstanding used in the computation of basic EPS. Diluted EPS is computed similarly to fully diluted EPS. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data. Early adoption is not permitted. Management has not yet determined the impact that this statement will have on the Company.

                             BUSINESS OF THE COMPANY

GENERAL

    The Company is one of the leading theatrical exhibition companies in North America. In the fiscal year ended April 3, 1997, the Company's revenues were $749,597,000. As of April 3, 1997, the Company operated 228 theatres with an aggregate of 1,957 screens located in 23 states, the District of Columbia, Portugal and Japan. Approximately 61% of the screens operated by the Company are located in Florida, California, Texas, Missouri and Michigan and approximately 73% of the Company's domestic screens are located in areas among the 20 largest "Areas of Dominant Influence" (television market areas as defined by Arbitron Company).

    The Company is an industry leader in the development and operation of "megaplex" and "multiplex" theatres, primarily in large metropolitan markets. Megaplex theatres are theatres having at least 14 screens with predominantly stadium-style seating (seating with an elevation between rows to provide unobstructed viewing). Multiplex theatres are theatres generally without stadium-style seating and having less than 14 screens. The Company believes that its strategy of developing megaplex theatres has prompted the current theatrical exhibition industry trend in the United States and Canada toward the development of larger theatre complexes. This trend has accelerated the obsolescence of many existing movie theatres by setting new standards for moviegoers, who have demonstrated their preference for the more attractive surroundings, wider variety of films, better customer services and more comfortable seating typical of megaplexes.

    In addition to providing a superior entertainment experience, megaplex theatres realize economies of scale by serving more patrons from common support facilities, thereby spreading costs over a higher revenue base. The Company's megaplex theatres have consistently ranked among its top grossing facilities on a per screen basis. During the fiscal year ended April 3, 1997, attendance per screen at the Company's megaplex theatres was 88,200 compared to 63,800 for the Company's multiplex theatres. (During 1995, the last period for which data is available, the theatrical exhibition industry in the United States averaged approximately 47,000 patrons per screen.) In addition, during the fiscal year ended April 3, 1997, average revenue per patron at the Company's megaplex theatres was $6.54 compared to $5.95 for its multiplex theatres, and operating cash flow before rent of the Company's megaplex theatres was 37% of the total revenues of such theatres, whereas operating cash flow before rent of the Company's multiplex theatres was 33% of total revenues of such theatres. As of April 3, 1997, 591 screens, or 30.2% of the Company's screens, were in megaplex and multiplex theatres with 14 or more screens and of these, 366 screens, or 18.7% of the Company's screens, were in megaplex theatres. The average number of screens per theatre operated by the Company is 8.6, compared to an average of
5.9 for the ten largest North American theatrical exhibition companies (based on number of screens) and 5.2 for all North American theatrical exhibition companies.

    The Company continually upgrades its theatre circuit by opening new theatres (primarily megaplex theatres), adding new screens to existing theatres and selectively closing unprofitable theatres. Since April 1995, the Company has opened 24 new theatres with 422 screens, representing 21.6% of its current number of screens, and has added 42 screens to existing theatres. Of these 422 screens, 366 screens were in 18 megaplex locations. Among these new theatres are the Company's first theatre in Japan, the Canal City 13, in Fukuoka, and its first theatre in Portugal, the Arrabida 20, in Porto. As of April 3, 1997, the Company had 21 new theatres under construction having an aggregate of 514 screens and was adding 44 screens to existing theatres. All of these theatres and screens will be located in the United States.

    Revenues for the Company are generated primarily from box office admissions and theatre concessions sales, which accounted for 66% and 30%, respectively, of fiscal 1997. The balance of the Company's revenues are generated primarily by the Company's on-screen advertising business, video games located in theatre lobbies and the rental of theatre auditoriums.

    The Company's predecessor was founded in Kansas City, Missouri in 1920 by the father of Mr. Stanley H. Durwood, the current Chairman of the Board and Chief Executive Officer of the Company. DI, substantially all of whose stock is beneficially owned by Mr. Stanley H. Durwood and his children, owned 100% of the Company's Class B Stock and 40% of its Common Stock as of April 3, 1997, representing in the aggregate approximately 97% of the voting power of outstanding securities in matters other than the election of directors. Holders of Class B Stock are entitled to ten votes per share and as a class are presently entitled to elect 75% of the Company's Board of Directors. See "Security Ownership of Beneficial Owners" and "Management of the Company."

BUSINESS STRATEGY

    The Company intends to expand its theatre circuit primarily by developing new theatres in major markets in the United States and select international markets. New theatres will primarily be megaplex theatres which will also be equipped with SONY Dynamic Digital Sound(TM) (SDDS(TM)) and AMC LoveSeat(TM) style seating (plush, high-backed seats with retractable armrests). Other amenities may include auditoriums with TORUS(TM) Compound Curved Screens and High Impact Theatre Systems(TM) (HITS(TM)), which enhance picture and sound quality, respectively.

    The Company's strategy of establishing megaplex theatres enhances attendance and concessions sales by enabling it to exhibit concurrently a variety of motion pictures attractive to different segments of the movie-going public. Megaplexes also allow the Company to match a particular motion picture's attendance patterns to the appropriate auditorium size (ranging from approximately 90 to 450 seats), thereby extending the run of a motion picture and providing superior theatre economics. The Company believes that megaplex theatres enhance its ability to license commercially popular motion pictures and to access economically prime real estate sites due to its desirability as an anchor tenant.

    The Company believes that the megaplex format will create a new replacement cycle for the industry. The new format raises moviegoers' expectations by providing superior viewing lines, comfort, picture and sound quality as well as increased choices of films and start times. The Company believes that consumers will increasingly choose theatres based on the quality of the movie-going experience rather than the location of the theatre. As a result, the Company believes that older, smaller theatres will become obsolete as the megaplex concept matures.

    The Company believes that significant market opportunities exist for development of modern megaplex and multiplex theatres in select international markets. The theatrical exhibition business has become increasingly global and box office receipts from international markets approximate those of the U.S. market and are rising at a faster rate. In addition, the production and distribution of feature films and demand for American motion pictures is increasing in many countries. The Company believes that its experience in developing and operating megaplex and multiplex theatres provides it with a significant advantage in developing megaplex and multiplex facilities in international markets and the Company intends to utilize this experience, as well as its existing relationships with domestic motion picture studios, to enter certain international markets. The Company's strategy in these markets is to operate leased theatres and consider partnerships or joint ventures, where appropriate, to share risk and leverage resources. Presently the Company's activities in international markets are directed toward Japan, Portugal, Spain, Hong Kong and Canada, which markets the Company believes are under screened.

    The Company continually monitors its theatres to determine their performance and has improved the profitability of certain of its older theatres by converting them to "dollar houses," which display second-run movies and charge lower admission prices (ranging from $1.00 to $1.75). It operated 12 such theatres with 68 screens as of April 3, 1997 (3.5% of the Company's total screens). Other strategies for under-performing theatres include selling them to discount operators and closing them. Divestiture strategies for theatres with longer leases include selling them to other exhibitors, closing them or converting such theatres to other uses and subleasing them.

THEATRE CIRCUIT

    The  following  table  sets  forth  information   concerning  additions  and
dispositions of theatres and screens during, and the number of theatres and screens operated as of the end of, the last five fiscal years. The Company adds and disposes of theatres based on industry conditions and its business strategy.

                                                CHANGES IN THEATRES OPERATED
                                       ---------------------------------------------------
                                               ADDITIONS                DISPOSITIONS           TOTAL THEATRES OPERATED
                                       ---------------------------------------------------     -----------------------
                                        Number of     Number of     Number of    Number of     Number of     Number of
          FISCAL YEAR ENDED              Theatres      Screens      Theatres      Screens      Theatres       Screens
          -----------------              --------      -------      --------      -------      --------       -------
April 1, 1993.........................          6           72         16            72           243          1,617
March 31, 1994........................          2           15          9            29           236          1,603
March 30, 1995........................          3           53          7            26           232          1,630
March 28, 1996........................          7          150         13            61           226          1,719
April 3, 1997.........................         17          314         15            76           228          1,957
                                       -----------     -------       -------      -------       -------       -------
   Total..............................         35          604         60           264
                                       ===========     =======       =======      =======


    The following table provides greater detail with respect to the Company's theatre circuit as of April 3, 1997.

                                                                                             SCREENS PER THEATRE
                                                   Total               Total
                 DOMESTIC                         Screens            Theatres             1-13                14 +
                 --------                         -------            --------             ----                ----


Florida....................................          390                  43                 35                  8
California.................................          333                  35                 28                  7
Texas......................................          221                  24                 21                  3
Missouri...................................          127                  13                 10                  3
Michigan...................................          115                  19                 19                 --
Arizona....................................          114                  13                 11                  2
Pennsylvania...............................          105                  15                 15                 --
Georgia....................................           86                   7                  3                  4
Colorado...................................           65                   9                  9                 --


                                                                                             SCREENS PER THEATRE
                                                   Total               Total
                 DOMESTIC                         Screens            Theatres             1-13                14 +
                 --------                         -------            --------             ----                ----


Ohio.......................................           62                   5                  3                  2
Virginia...................................           62                   8                  7                  1
New Jersey.................................           50                   8                  8                 --
Maryland...................................           48                   6                  6                 --
Oklahoma...................................           22                   3                  3                 --
North Carolina.............................           22                   1                 --                  1
Louisiana..................................           20                   3                  3                 --
Washington.................................           20                   3                  3                 --
New York...................................           16                   2                  2                 --
Massachusetts..............................           10                   2                  2                 --
District of Columbia.......................            9                   1                  1                 --
Nebraska...................................            8                   2                  2                 --
Illinois...................................            8                   1                  1                 --
Kansas.....................................            6                   1                  1                 --
Delaware...................................            5                   2                  2                 --
                                                 -------                ----               ----                 --

   Total Domestic..........................        1,924                 226                195                 31
                                                   =====                 ===                ===                 ==

               INTERNATIONAL
Japan......................................           13                   1                  1                 --
Portugal...................................           20                   1                 --                  1
                                                  ------                ----                ---               ----
   Total International.....................           33                   2                  1                  1
                                                  ======                ====               ====               ====


   Total Circuit...........................        1,957                 228                196                 32
                                                   =====                 ===                ===                ===


    As of April 3, 1997, the Company operated 18 megaplex theatres having an aggregate of 366 screens, representing 18.7% of its screens.

    Of the Company's 228 theatres and 1,957 screens operated as of April 3, 1997, AMC was the owner or lessee of 223 theatres with 1,909 screens; AMC Entertainment International, Inc., an AMCE subsidiary, leased one theatre with 13 screens and its subsidiary, Actividades Multi-Cinemas E Espectaculos, LDA, leased one theatre with 20 screens. AMC also operated three theatres with 15 screens owned by a third party.

    Of the 228 theatres operated by the Company as of April 3, 1997, 14 theatres with 157 screens were owned, 14 theatres with 135 screens were leased pursuant to ground leases, 197 theatres with 1,650 screens were leased pursuant to building leases and three theatres with 15 screens were managed. The Company's leases generally have terms from 15 to 25 years, with options to extend the lease for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require the Company to pay for property taxes, maintenance, insurance and certain other property-related expenses.

    In some cases, the Company's rights as tenant are subject and subordinate to the mortgage loans of lenders to its lessors, so that if a mortgage were to be foreclosed, the Company could lose its lease. Historically, this has never occurred.

    The majority of the concessions, projection, seating and other equipment required for each of the Company's theatres is owned.

    The Company leases its corporate headquarters, located in Kansas City, Missouri. Regional theatre and film licensing offices are leased in Los Angeles, California; Clearwater, Florida; and Voorhees, New Jersey.

THEATRE DEVELOPMENT

    New theatre sites are typically selected on the basis of retail concentration, access to surface transportation and demographic trends identified by reference to census figures and other statistical sources. Each division of the Company has a real estate function to identify potential sites, develop the economic profile of the sites and present the concepts to senior management. The Company obtains some sites through several large real estate developers of regional and strip malls with which it has developed proven working relationships.

    When approved by senior management, the real estate representatives negotiate lease or purchase terms and, once finalized, then turn the project over to the construction department for construction management. The Company typically targets for development areas such as specialty shopping or entertainment centers and retail space in or near suburban malls.

FILM LICENSING

    The Company predominantly licenses "first-run" motion pictures from distributors on a film-by-film and theatre-by-theatre basis. The Company obtains these licenses either by negotiations directly with, or by submitting bids to, distributors. Negotiations with distributors are based on several factors, including theatre location, competition, season of the year and motion picture content. Rental fees are paid by the Company under a negotiated license and are made on either a "firm terms" basis, where final terms are negotiated at the time of licensing, or are adjusted subsequent to the exhibition of a motion picture in a process known as "settlement." When motion pictures are licensed through a bidding process, the distributor decides whether to accept bids on a previewed basis or a non-previewed ("blind-bid") basis, subject to certain state law requirements. In most cases, the Company licenses its motion pictures on a previewed basis. When a film is bid on a previewed basis, exhibitors are permitted to review the film before bidding, whereas they are not permitted to do so when films are licensed on a non-previewed or "blind-bid" basis.

    Licenses entered into through both negotiated and bid processes typically state that rental fees shall be based on the higher of a gross receipts formula or a theatre admissions revenue sharing formula. Under a gross receipts formula, the distributor receives a specified percentage of box office receipts, with the percentages declining over the term of the run. First-run motion picture rental fees are generally the greater of (i) 70% of box office admissions, gradually declining to as low as 30% over a period of four to seven weeks, and (ii) a specified percentage (i.e., 90%) of the excess of box office receipts over a negotiated allowance for theatre expenses (commonly known as a "90/10" clause). Second-run motion picture rental fees typically begin at 35% of box office admissions and often decline to 30% after the first week.

    The Company may pay non-refundable guarantees of film rentals or make advance payments of film rentals, or both, in order to obtain a license in a negotiated or bid process, subject, in some cases, to a per capita minimum license fee. Because of the settlement process, negotiated licenses typically are more favorable to theatre operators with respect to the percentage of admissions revenue ultimately paid to license a motion picture. In the past few years, bidding has been used less frequently by the industry. Presently, the Company licenses substantially all of its films on a negotiated basis.

    The Company licenses films through film buyers who enable the Company to capitalize on local trends and to take into account actions of local competitors in the Company's negotiation and bidding strategies. Criteria considered in licensing each motion picture include cast, director, plot, performance of similar motion pictures, estimated motion picture rental costs and expected rating by the Motion Pictures Association of America (the "MPAA"). Successful licensing depends greatly upon knowledge of the tastes of the residents in markets served by each theatre and insight into the trends in those tastes, as well as the availability of commercially popular motion pictures. The Company at no time licenses any one motion picture for all of its theatres.

    The Company's business is dependent upon the availability of marketable motion pictures. There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Buena Vista Pictures (Disney), Warner Bros. Distribution, SONY Pictures Releasing (Columbia Pictures and Tri-Star Pictures), Twentieth Century Fox, Universal Film Exchanges, Inc. and Paramount Pictures. There are numerous other distributors and no single distributor dominates the market. From year to year, the Company's revenues attributable to individual distributors may vary significantly depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 1997, no single distributor accounted for more than 12% of the motion pictures licensed by the Company or for more than 21% of the Company's box office admissions. Poor relationships with distributors, poor performance of motion pictures or disruption in the production of motion pictures by the major studios and/or independent producers may have an adverse effect upon the business of the Company. Some of the major distributors have announced their intention to reduce production of films.

    During the period from January 1, 1990 to December 31, 1995, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 382 in 1995 to a high of 440 in 1993, according to the MPAA. If a motion picture still has substantial potential following its first-run, the Company may license it for a "sub-run." Although average daily sub-run attendance is often less than average daily first-run attendance, sub-run film rentals are also generally lower than first-run film rentals. Sub-runs enable the Company to exhibit a variety of motion pictures during periods in which there are few new film releases.

MARKETING

    The Company relies primarily upon advertisements and movie schedules published in newspapers to inform its patrons of motion picture titles and show times. Radio, television and full-page newspaper advertisements are used on a regular basis to promote new releases and special events. These expenses are generally paid for by the distributors; however, the Company occasionally shares the expense of such advertisements. The Company pays for newspaper "stack" advertisements which display information on motion pictures at the Company's theatres within a geographic area. The Company also exhibits "Now Playing" and "Coming Soon" spots to promote motion pictures currently playing on the Company's screens or motion pictures not yet released.

THEATRE MANAGEMENT AND OPERATIONS

    The Company uses a decentralized structure to operate its business on a day-to-day basis. Each location is viewed as a discrete profit center and a portion of management's compensation at each theatre is linked to the operating results of each unit. All theatre level personnel complete formal training programs to maximize both customer service and the efficiency of the Company's operations. Theatre management additionally attends a two-week training academy focusing on operations administration and marketing during their first 12 to 24 months with the Company.

    A typical ten-screen movie theatre has approximately 60 employees and five managers. A 24-screen megaplex may have as many as 150 employees and 12 managers. The Company is committed to developing the strongest possible management teams and seeks college graduates for career management positions.

    Three division offices, each headed by a Senior Vice President of AMC, supervise theatre operations and personnel within their respective regions. The division Senior Vice Presidents are also responsible within their markets for real estate development, marketing, facilities (design and maintenance) and profit center auditing. The division offices are located in Los Angeles, California; Clearwater, Florida; and Voorhees, New Jersey (Philadelphia).

    Policy development, strategic planning, finance and accounting for the Company are managed at the Company's corporate office located in Kansas City, Missouri. Additionally, the corporate office provides support to both the division offices and individual theatres regarding management information systems, administration, employee benefits and operations services. All film licensing activity occurs in Woodland Hills, California, utilizing a structure that facilitates interaction between theatre managers, division managers and film buyers.

CONCESSIONS

    Concessions sales are the second largest source of revenue for the Company after box office admissions. Concessions items include popcorn, soft drinks, candy and other products. The Company's strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency.

    The Company's primary concessions products are various sizes of popcorn, soft drinks, candy and hot dogs, all of which the Company sells at each of its theatres. However, different varieties of candy and soft drinks are offered at theatres based on preferences in that particular geographic region. The Company has also implemented "combo-meals" for children which offer a pre-selected assortment of concessions products.

    Newer megaplex theatres are designed to have more concessions service capacity per seat than multiplex theatres and typically have three concessions stands, with each stand having multiple service stations to make it easier to serve larger numbers of customers. In addition, the primary concessions stand in such theatres generally features the "pass-through" concept, which provides a staging area behind the concessions equipment to prepare concessions products. This permits the concessionist serving patrons to simply sell concessions items instead of also preparing them, thus providing more rapid service to customers. Strategic placement of large concessions stands within theatres heightens their visibility, aids in reducing the length of concessions lines and improves traffic flow around the concessions stands.

    The Company negotiates prices for its concessions supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates.

MANAGEMENT INFORMATION SYSTEMS

    The Company has a point of sale ("POS") management information system to further enhance its ability to maximize revenues, control costs and efficiently manage the Company's theatre circuit. The POS information system provides corporate management with a detailed daily admissions and concessions revenue report by the start of business the following morning. This information allows management to make adjustments to movie schedules, prolong runs or increase the number of screens on which successful movies are being played and substitute films when gross receipts cease to meet expected goals. Seating and box office information is available to box office personnel, making it possible for theatre management to avoid overselling a particular film and providing faster and more accurate response to customer inquiries regarding showings and available seating. The POS information system also tracks concessions sales and provides weekly in-theatre inventory reports, leading to better inventory management and control. The POS system also processes the MovieWatcher(R) program whereby moviegoers earn points for each movie attended and earn discount concession coupons and passes for movies. This frequent moviegoer program is the only program of its type in the industry, and the Company believes it enhances customer loyalty.

THEATRICAL EXHIBITION INDUSTRY OVERVIEW

    Motion picture theatres are the primary initial distribution channel for new motion picture releases and the Company believes that the theatrical success of a motion picture is often the most important factor in establishing its value in the cable television, videocassette and other ancillary markets. The Company further believes that the emergence of new motion picture distribution channels has not adversely affected attendance at theatres and that these distribution channels do not provide an experience comparable to that of viewing a movie in a theatre. The Company believes that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio and visual quality, while enjoying a variety of concessions and sharing the experience with a larger audience.

    Annual domestic theatre attendance has averaged approximately one billion persons since the early 1960s. In 1996, estimated domestic attendance was 1.35 billion. Fluctuations and variances in year-to-year attendance are primarily related to the overall popularity and supply of motion pictures.

    The theatrical exhibition industry in North America is comprised of over 400 exhibitors, approximately 250 of which operate four or more screens. Based on the listing of exhibitors in the NATO 1996-97 Encyclopedia of Exhibitions, as of May 1, 1996, the ten largest exhibitors (in terms of number of screens) operated approximately 56% of the total screens, with no one exhibitor operating more than 10% of the total screens.

    The following table represents the results of a survey by NATO for 1990 through 1995 and information obtained from The Hollywood Reporter for 1996 outlining the historical trends in U.S. theatre attendance, average ticket prices and box office sales for the last seven years.

                                                                                          Average    U.S. Box Office
                                                                           Attendance     Ticket          Sales
YEAR                                                                      (in millions)    Price      (in millions)
----                                                                      -------------    -----      -------------
1990.....................................................................     1,189        $4.22         $5,021
1991.....................................................................     1,141        $4.21         $4,803
1992.....................................................................     1,173        $4.15         $4,871
1993.....................................................................     1,244        $4.14         $5,154
1994.....................................................................     1,292        $4.18         $5,396
1995.....................................................................     1,263        $4.35         $5,493
1996.....................................................................     1,350        $4.39         $5,920


COMPETITION

    The Company competes against both local and national exhibitors, some of which may have substantially greater financial resources than the Company. There are over 400 companies competing in the domestic theatrical exhibition industry. Industry participants vary substantially in size, from small independent operators to large international chains. As of May 1, 1996, the ten largest motion picture exhibition companies operated approximately 56% of the total number of screens, based on the listing of exhibitors in the NATO 1996-1997 Encyclopedia of Exhibitions.

    The Company's theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to licensing motion pictures, attracting patrons and finding new theatre sites. Theatres operated by national and regional circuits and by smaller independent exhibitors compete aggressively with the Company's theatres. The Company believes that the principal competitive factors with respect to film licensing include licensing terms, seating capacity and location and condition of an exhibitor's theatres. The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing.

    As with other exhibitors, the Company's smaller multiplex theatres are subject to being rendered obsolete through the introduction of new, competing megaplex theatres.

    The theatrical exhibition industry also faces competition from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

REGULATORY ENVIRONMENT

    The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which the Company was not a party, have a material impact on the industry and the Company. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including the Company, on a film-by-film and theatre-by-theatre basis. Consequently, the Company cannot assure itself of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for its licenses on a film-by-film and theatre-by-theatre basis.

    Bids for new motion picture releases are made, at the discretion of the distributor (subject to state law requirements), either on a previewed basis or blind-bid basis. Certain states have enacted laws regulating the practice of blind-bidding. Management believes that it may be able to make better business decisions with respect to film licensing if it is able to preview motion pictures prior to bidding for them, and accordingly believes that it may be less able to capitalize on its expertise in those states which do not regulate blind-bidding.

    The Company is subject to the Americans With Disabilities Act ("ADA") and believes that it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company does not believe that compliance with ADA will have a material adverse effect on the Company.

    As the Company expands internationally, it becomes subject to regulation by foreign governments. There are significant differences between the theatrical exhibition industry regulatory environment in the United States and in international markets. Regulatory barriers affecting such matters as the size of theatres, the issuance of licenses and the ownership of land may restrict market entry. Vertical integration of production and exhibition companies in international markets may also have an adverse effect on the Company's ability to license motion pictures for international exhibition. The Company's initial attendance at its theatre in Japan was negatively impacted by film distributors in Japan who restricted the Company's ability to obtain film product until approximately two weeks after its competitors had received it. This delay in releasing films to the Company generally has been eliminated. The Company's international operations also face the additional risks of fluctuating currency values. Quota systems used by some countries to protect their domestic film industry may adversely affect revenues from theatres that the Company develops in such markets. Such differences in industry structure and regulatory and trade practices may adversely affect the Company's ability to expand internationally or to operate at a profit following such expansion.

SEASONALITY

    The theatrical exhibition industry is seasonal in nature, with the highest attendance and revenues occurring during the summer months and the holiday seasons.

EMPLOYEES

    As of April 3, 1997, the Company had approximately 1,800 full-time and 8,500 part-time employees. Approximately 11% of the part-time employees were minors paid the minimum wage.

    Fewer than one percent of the Company's employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators. The Company believes that its relationship with this union is satisfactory.

    As an employer covered by the ADA, the Company must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of the Company's business. In addition, many of the Company's employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

LEGAL PROCEEDINGS

    The following paragraphs summarize significant litigation and proceedings to which the Company is a party.

    In Re: AMC Shareholder Derivative Litigation, Chancery Court For New Castle County, Delaware (Civil Action No. 12855). On February 15, 1995, the court ordered the consolidation of two derivative actions filed against four persons who were then directors of the Company, Messrs. Stanley H. Durwood, Edward D. Durwood, Paul E. Vardeman and Charles J. Egan, Jr., and one of its former directors, Mr. Phillip Ean Cohen. The two cases were originally filed on January 27, 1993, by Mr. Scott C. Wallace and on April 16, 1993, by Mr. James M. Bird, respectively. On December 8, 1994, the court, pursuant to a stipulation by the parties, entered an order approving Mr. Wallace's withdrawal as a derivative plaintiff, granting the motion for intervention filed by Mr. Philip J. Bogosian, Auginco, Mr. Norman M. Werther and Ms. Ellen K. Werther, and authorizing the filing of the intervenors' complaint. The intervenors' complaint includes substantially the same allegations as the Wallace and Bird complaints. The two actions, as consolidated, are referred to below as the "Derivative Action."

    In the Derivative Action, plaintiffs allege breach of fiduciary duties of care, loyalty and candor, mismanagement, constructive fraud and waste of assets in connection with, among other allegations, the provision of film licensing, accounting and financial services to the Company by AAE, a partnership beneficially owned by Mr. Stanley H. Durwood and members of his family, certain other transactions with affiliates of the Company, termination payments to a former officer of the Company, certain transactions between the Company and National Cinema Supply Corporation, and a fee paid by a subsidiary of the Company to Mr. Cohen in connection with a transaction between the Company and TPI Entertainment, Inc. The Derivative Action seeks unspecified money damages and equitable relief and costs, including reasonable attorneys' fees.

    On February 9, 1995, the defendants filed a motion to dismiss the Derivative Action. Discovery has been stayed pending resolution of the motion to dismiss.

    On October 10, 1996, counsel for the parties in the Derivative Action entered into a Stipulation and Agreement of Compromise and Settlement (the "Derivative Action Settlement Agreement") providing for, among other things, the discharge and release of all claims against the defendants, members of the Durwood family and the Company relating to such transactions, the proposed settlement, the Merger, the Secondary Offering and indemnification of defendants for their expenses, except claims for fraud, misrepresentation or omissions in connection with the Secondary Offering and claims relating to the implementation of the settlement. The Derivative Action Settlement Agreement provides, among other matters, (i) for the dissolution of AAE, the merger of DI into the Company and the sale, within 12 months thereafter, of 3,000,000 shares of Common Stock by the Durwood Family Stockholders in a public underwritten secondary offering (which will only be made by means of a prospectus), (ii) for the payment by certain of the defendants of an aggregate of approximately $1.3 million to persons who were holders of Common Stock on January 2, 1996 (other than the defendants, DI or the Durwood Family Stockholders), (iii) for the nomination, for three annual meetings, of two additional outside directors (initially, Messrs. William T. Grant, II and John P. Mascotte (collectively, with their replacements, if any, the "New Independent Directors")) to serve on the Company's Board of Directors, whose biographical information has been furnished to plaintiffs' counsel and which persons, to be nominated, must be serving on the board of another public company or be a member of senior management of a publicly held company or a privately held company with $50 million in annual revenues, (iv) that Messrs. Stanley H. Durwood and Edward D. Durwood will cause the other Durwood Family Stockholders to vote their shares with respect to the election and reelection of the New Independent Directors in the same proportion as votes cast by all stockholders not affiliated with the Company, its directors and officers, (v) that the New Independent Directors will have the ability to approve or disapprove (a) any proposed transaction between the Company and any of the Durwood Family Stockholders, except with respect to compensation issues relating to Mr. Stanley H. Durwood or any other Durwood Family Stockholder who is an officer of the Company, which are to be governed by existing Board procedures, and (b) the hiring and compensation of any person related to Mr. Stanley H. Durwood who is not an officer of the Company, and (vi) that the New Independent Directors, together with either Mr. Charles J. Egan, Jr. or Mr. Paul E. Vardeman, are to have the ability to approve or disapprove all other related-party transactions with all officers, directors and 10% stockholders of the Company.

    The Derivative Action Settlement Agreement provides that the Company will pay the cost of providing notice of the settlement to its stockholders and for the fees of the settlement administrator who will be responsible for distributing the settlement amount to eligible stockholders.

    The Derivative Action Settlement Agreement requires court approval and is conditioned upon, among other things, the consummation of the Merger. It is not anticipated that a hearing to approve the Derivative Action Settlement Agreement will occur until after the Merger is consummated because the Merger is a condition to the Derivative Action Settlement Agreement.

    In addition, from time to time the Company is involved in various legal proceedings arising from the ordinary course of its business operations, such as personal injury claims, employment matters and contractual disputes. The Company believes that its potential liability with respect to proceedings currently pending is not material in the aggregate to the Company's consolidated financial position or results of operations.

                            MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

    The Directors and Executive Officers of the Company are as follows:

                                                                                                           YEARS
                                                                                                        ASSOCIATED
                                                                                                         WITH THE
NAME                                AGE(1)   POSITION(S)                                                COMPANY(1)
----                                ------   -----------                                                ----------
Stanley H. Durwood.............         76   Chairman of the Board, Chief Executive Officer                51(3)
                                             and Director (AMCE and AMC)
Peter C. Brown.................         38   President (AMCE)(4); Executive Vice President                  5
                                             (AMC); Chief Financial Officer and Director
                                             (AMCE and AMC)
Philip M. Singleton............         50   President (AMC)(4); Executive Vice President                  22(3)
                                             (AMCE); Chief Operating Officer and Director
                                             (AMCE and AMC)
Charles J. Egan, Jr............         64   Director (AMCE)                                               10
William T. Grant, II...........         46   Director (AMCE)                                               --(2)
John P. Mascotte...............         57   Director (AMCE)                                               --(2)
Paul E. Vardeman...............         67   Director (AMCE)                                               13(3)
Richard T. Walsh...............         43   Senior Vice President (AMC)                                   21(3)
Richard J. King................         48   Senior Vice President (AMC)                                   25(3)
Rolando B. Rodriguez...........         37   Senior Vice President (AMC)                                   21(3)
Richard L. Obert...............         57   Senior Vice President--Chief Accounting and                    8
                                             Information Officer (AMCE and AMC)
Charles P. Stilley.............         42   President (AMC Realty, Inc.)                                  15(3)
Richard M. Fay.................         47   President (AMC Film Marketing)                                 1

-------------

(1)   As of April 3, 1997.

(2)   First elected to the Board of Directors on November 14, 1996.

(3)   Includes years of service with the predecessor of the Company.

(4)   Prior to January 10, 1997, Messrs. Brown and Singleton were serving as Executive Vice Presidents of both AMCE and
      AMC. They were appointed to their present positions as Presidents of AMCE and AMC, respectively, on January 10,
      1997.

    All directors are elected annually, and each holds office until his successor has been duly elected and qualified or his earlier resignation or removal. There are no family relationships between any Director and any Executive Officer of the Company.

    All current Executive Officers of the Company hold such offices at the pleasure of the Board of Directors, subject, in the case of Messrs. Stanley H. Durwood, Peter C. Brown, Philip M. Singleton and Richard M. Fay, to rights under their respective employment agreements.

    Mr. Stanley H. Durwood has served as a Director of AMCE from its organization on June 14, 1983, and of AMC since August 2, 1968. Mr. Durwood has served as Chairman of the Board of Directors of AMCE and AMC since February 1986, and has served as Chief Executive Officer of AMCE since June 1983, and of AMC since February 20, 1986. Mr. Durwood served as President of AMCE (i) from June 1983 through February 20, 1986, (ii) from May 1988 through June 1989, and
(iii) from October 6, 1995 to January 10, 1997. Mr. Durwood served as President of AMC (i) from August 2, 1968 through February 20, 1986, (ii) from May 13, 1988 through November 8, 1990, and (iii) from October 6, 1995 to January 10, 1997. Mr. Durwood is a graduate of Harvard University.

    Mr. Peter C. Brown has served as a Director of AMCE and AMC since November 12, 1992. Mr. Brown was appointed President of AMCE on January 10, 1997. Mr. Brown served as Executive Vice President of AMCE from August 3, 1994 to January 10, 1997. Mr. Brown has served as Executive Vice President of AMC since August 3, 1994, and as Chief Financial Officer of AMCE and AMC since November 14, 1991. Mr. Brown served as Senior Vice President of AMCE and AMC from November 14, 1991 until his appointment as Executive Vice President in August 1994. Mr. Brown served as Treasurer of AMCE and AMC from September 28, 1992 through September 19, 1994. Prior to November 14, 1991, Mr. Brown served as a consultant to AMCE from October 1990 to October 1991. Mr. Brown is a graduate of the University of Kansas.

    Mr. Philip M. Singleton has served as a Director of AMCE and AMC since November 12, 1992. Mr. Singleton was appointed President of AMC on January 10, 1997. Mr. Singleton has served as Executive Vice President of AMCE since August 3, 1994 and as Chief Operating Officer of AMCE and AMC since November 14, 1991. Mr. Singleton served as Executive Vice President of AMC from August 3, 1994 to January 10, 1997. Mr. Singleton served as Senior Vice President of AMCE and AMC from November 14, 1991 until his appointment as Executive Vice President in August 1994. Prior to November 14, 1991, Mr. Singleton served as Vice President in charge of operations for the Southeast Division of AMC from May 10, 1982. Mr. Singleton holds an undergraduate degree from California State University, Sacramento, and an M.B.A. degree from the University of South Florida.

    Mr. Charles J. Egan, Jr., has served as a Director of AMCE since October 30, 1986. Mr. Egan is Vice President of Hallmark Cards, Incorporated, and was General Counsel of such company until December 31, 1996. Hallmark Cards, Incorporated is primarily engaged in the business of greeting cards and related social expressions products, Crayola crayons and the production of movies for television. Mr. Egan also serves as a member of the Board of Trustees, Treasurer and Chairman of the Finance Committee of the Kansas City Art Institute. Mr. Egan holds an A.B. degree from Harvard University and an LL.B. degree from Columbia University.

    Mr. William T. Grant, II, has served as a Director of AMCE since November 14, 1996. Mr. Grant is Chairman of the Board, President, Chief Executive Officer and a Director of LabOne, Inc. and Chairman of the Board, Chief Executive
Officer and a Director of Seafield Capital Corporation. Mr. Grant served as President of Seafield Capital Corporation from 1990 to 1993, at which time he became Chairman of the Board of Seafield Capital Corporation. LabOne, Inc. provides risk appraisal laboratory testing services to the insurance industries in the United States and Canada and is a subsidiary of Seafield Capital Corporation. Seafield Capital Corporation is a holding company whose subsidiaries operate primarily in the healthcare and insurance services areas. Mr. Grant also serves on the board of directors of Commerce Bancshares, Inc., Kansas City Power & Light Company, Business Men's Assurance Company of America and Response Oncology, Inc. Mr. Grant holds a B.A. degree from the University of Kansas and an M.B.A. degree from the Wharton School of Finance at the University of Pennsylvania.

    Mr. John P. Mascotte has served as a Director of AMCE since November 14, 1996. Mr. Mascotte is Chairman of the Board of Johnson & Higgins of Missouri, Inc., a privately held insurance broker. Mr. Mascotte is also a consultant to the First District, African Methodist Episcopal Church and was Chairman of the Heart of America 1996 United Way General Campaign. Prior thereto, Mr. Mascotte served as Chairman of the Board and Chief Executive Officer of The Continental Corporation, a large property-casualty insurer. Mr. Mascotte also serves on the board of directors of Hallmark Cards, Incorporated, Business Men's Assurance Company of America and American Home Products Corporation. In addition, from 1983 until 1996, Mr. Mascotte served on the board of directors of Chemical Banking Corporation. Mr. Mascotte holds B.S. degrees from St. Joseph's College, Rensselaer, Indiana, and an LL.B. degree from the University of Virginia. Mr. Mascotte is also a certified public accountant and a chartered life underwriter.

    Mr. Paul E. Vardeman has served as a Director of AMCE since June 14, 1983. Mr. Vardeman is a director, officer and shareholder of the law firm of Polsinelli, White, Vardeman & Shalton, P.C., Kansas City, Missouri, and has been associated with such law firm since 1982. Prior thereto, Mr. Vardeman served as a Judge of the Circuit Court of Jackson County, Missouri. Mr. Vardeman holds undergraduate and J.D. degrees from the University of Missouri--Kansas City.

    Mr. Richard T. Walsh has served as Senior Vice President in charge of operations for the West Division of AMC since July 1, 1994. Previously, Mr. Walsh served as Vice President in charge of operations for the Central Division of AMC from June 10, 1992, and as Vice President in charge of operations for the Midwest Division of AMC from December 1, 1988.

    Mr. Richard J. King has served as Senior Vice President in charge of operations for the Northeast Division of AMC since January 4, 1995. Previously, Mr. King served as Vice President in charge of operations for the Northeast Division of AMC from June 10, 1992, and as Vice President in charge of operations for the Southwest Division of AMC from October 30, 1986.

    Mr. Rolando B. Rodriguez has served as Senior Vice President in charge of operations for the South Division of AMC since April 2, 1996. Previously, Mr. Rodriguez served as Vice President and South Division Operations Manager of AMC from July 1, 1994, as Assistant South Division Operations Manager of AMC from February 12, 1993, as South Division Senior Operations Manager from March 29, 1992, and as South Division Operations Manager from August 6, 1989.

    Mr. Richard L. Obert has served as Senior Vice President--Chief Accounting and Information Officer of AMCE and AMC since November 9, 1995, and prior thereto served as Vice President and Chief Accounting Officer of AMCE and AMC from January 9, 1989.

    Mr. Charles P. Stilley has served as President of AMC Realty, Inc., a wholly owned subsidiary of AMC, since February 9, 1993, and prior thereto served as Senior Vice President of AMC Realty, Inc. from March 3, 1986.

    Mr. Richard M. Fay has served as President--AMC Film Marketing, a division of AMC, since September 8, 1995. Previously, Mr. Fay served as Senior Vice President and Assistant General Sales Manager of Sony Pictures from 1994 until he joined AMC. From 1991 to 1994, Mr. Fay served as Vice President and Head Film Buyer for the eastern division of United Artists Theatre Circuit, Inc.

COMPENSATION OF DIRECTORS

    From March 29, 1996 through November 13, 1996, Messrs. Charles J. Egan, Jr. and Paul E. Vardeman received pro rated annual cash compensation of $20,000 each for their service as members of the Boards of AMCE and AMC and $24,000 each for their service as members of the Audit Committee of the Boards of AMCE and AMC. They also received $900 per hour for attending meetings of (i) any board of directors on which they served, (ii) the Audit Committee after the twelfth meeting during the fiscal year and (iii) any other committee on which they served.

    Effective November 14, 1996, each of AMCE's non-employee directors receives an annual fee of $32,000 for service on the Board of Directors and an additional $4,000 for each committee of the Board on which he serves, and, in addition, receives $1,500 and $1,000, respectively, for each Board and Board committee meeting which he attends.

    For the fiscal year ended April 3, 1997, Messrs. Charles J. Egan, Jr., William T. Grant, II, John P. Mascotte and Paul E. Vardeman received $141,900, $64,000, $61,000 and $131,000, respectively, for their services.

    The Board of Directors has also authorized that Messrs. Charles J. Egan, Jr. and Paul E. Vardeman be paid reasonable compensation for their services as members of a special committee (the "Special Committee") appointed to consider the Merger of AMCE and DI. For the fiscal year ended April 3, 1997, Messrs. Charles J. Egan, Jr. and Paul E. Vardeman each received $35,000 for their services related to the Special Committee.

COMPENSATION OF MANAGEMENT

    The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company (determined as of the end of the last fiscal year and hereafter referred to as the "Named Executive Officers") for the last three fiscal years ended April 3, 1997, March 28, 1996 and March 30, 1995, respectively.

                                            SUMMARY COMPENSATION TABLE*


                                                                                    LONG-TERM
                                          ANNUAL COMPENSATION                      COMPENSATION
                           --------------------------------------------------     -----------------
                                                                                       Awards-
                                                                                     Securities
NAME AND PRINCIPAL          Fiscal                              Other Annual         Underlying            All Other
POSITION                     Year     Salary       Bonus      Compensation(1)     Options/SARs (#)      Compensation(2)
--------                     ----     ------       -----      ---------------     ----------------      ---------------

Stanley H. Durwood........   1997      $527,322    $    --        N/A                 65,000            $      --
   Chief Executive           1996       492,634    275,000        N/A                     --                   --
   Officer                   1995       452,088    108,949        N/A                 22,500                   --
Peter C. Brown............   1997       271,364     25,500        N/A                  4,500                4,976
   Chief Financial           1996       257,439    137,500        N/A                     --                4,726
   Officer                   1995       234,836     55,433        N/A                  4,500                4,657
Philip M. Singleton.......   1997       303,125     28,500        N/A                  4,500                5,003
   Chief Operating           1996       285,311    154,000        N/A                     --                4,686
   Officer                   1995       273,247     64,149        N/A                  4,500                4,663

                                                                                    LONG-TERM
                                          ANNUAL COMPENSATION                      COMPENSATION
                           --------------------------------------------------     -----------------
                                                                                       Awards-
                                                                                     Securities
NAME AND PRINCIPAL          Fiscal                              Other Annual         Underlying            All Other
POSITION                     Year     Salary       Bonus      Compensation(1)     Options/SARs (#)      Compensation(2)
--------                     ----     ------       -----      ---------------     ----------------      ---------------

Richard T. Walsh..........   1997    $223,073     $41,545             N/A                2,250               $4,964
   Senior Vice President     1996    207,204       80,000             N/A                2,250                4,620
                             1995    200,855       35,500         217,112                   --               63,464
Richard M. Fay............   1997    294,369       32,650             N/A                2,250                1,464
   President-AMC Film        1996    150,049       55,000          66,283                   --                   --
   Marketing                 1995      ---          ---                --                   --                   --


-----------------

(1)  N/A denotes not applicable. Fiscal 1996 includes a lump sum payment of $50,000 paid to Mr. Richard M. Fay for costs associated  with  relocation.  Fiscal 1995  includes a lump sum  payment  and gross up of taxes on moving  expenses totaling  $209,408 paid to Mr. Richard T. Walsh. For the years presented,  excluding Mr. Richard M. Fay in 1996 and
     Mr. Richard T. Walsh in 1995,  perquisites and other personal  benefits did not exceed the lesser of $50,000 or 10%
     of total annual salary and bonus.

(2)  For fiscal 1997,  All Other  Compensation  includes AMC's  contributions  under AMC's 401(k) Plan and the Executive
     Savings Plan,  both of which are defined  contribution  plans,  in the aggregate  amount of $4,976 for Mr. Peter C.
     Brown,  $5,003 for Mr. Philip M. Singleton,  $4,964 for Mr. Richard T. Walsh and $1,464 for Mr. Richard M. Fay. For
     fiscal 1996, All Other  Compensation  includes AMC's  contributions to such plans in the aggregate amount of $4,726 for Mr. Peter C. Brown,  $4,686 for Mr. Philip M. Singleton and $4,620 for Mr.  Richard T. Walsh.  For fiscal 1995,
     All Other Compensation  includes AMC's  contributions to such plans in the amount of $4,657 for Mr. Peter C. Brown,
     $4,663 for Mr. Philip M. Singleton and $4,786 for Mr. Richard T. Walsh. In addition, moving expense for Mr. Richard
     T. Walsh is included in the amount of $58,678.

*    As of April 3, 1997, the Named Executive  Officers held performance share awards under AMCE's 1994 Stock Option and
     Incentive Plan  entitling them to receive shares of AMCE's Common Stock at the end of a three-year  period from the date of grant upon  satisfaction  of performance  goals.  See  "--Long-Term  Incentive  Plan." The number of shares issuable to each such person (and the value of such shares as of April 3, 1997 ) under awards in effect as of April
     3, 1997, upon attainment of threshold, target and maximum performance goals is as follows:  Threshold--Mr.  Stanley
     H. Durwood--30,000 shares ($596,250);  Mr. Peter C. Brown--6,000 shares ($119,250);  Mr. Philip M. Singleton--6,000 shares ($119,290);  Mr. Richard T. Walsh--3,000  shares ($59,625);  and Mr. Richard M. Fay--2,000 shares ($39,750);
     Target--Mr.  Stanley H. Durwood--45,000 shares ($894,375);  Mr. Peter C. Brown--9,000 shares ($178,875); Mr. Philip
     M. Singleton--9,000 shares ($178,875);  Mr. Richard T. Walsh--4,500 shares ($89,438); and Mr. Richard M. Fay--3,000 shares ($59,625);  Maximum--Mr.  Stanley H. Durwood--90,000 shares ($1,788,750);  Mr. Peter C. Brown--18,000 shares
     ($357,750);  Mr. Philip M. Singleton--18,000  shares ($357,750);  Mr. Richard T. Walsh--9,000 shares ($178,875) and
     Mr. Richard M. Fay--6,000 shares ($119,250).

OPTION GRANTS

    The following table provides certain information concerning individual grants of stock options made during the last completed fiscal year under the AMC Entertainment Inc. 1994 Stock Option and Incentive Plan (the "Incentive Plan") to each of the Named Executive Officers.

                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED ANNUAL
                                  NUMBER OF        % OF TOTAL                                     RATES OF STOCK PRICE
                                 SECURITIES       OPTIONS/SARS                                      APPRECIATION FOR
                                 UNDERLYING        GRANTED TO      EXERCISE OR                       OPTION TERM(2)
                                OPTIONS/SARS      EMPLOYEES IN     BASE PRICE    EXPIRATION     -------------------------
             NAME                GRANTED(1)       FISCAL YEAR        ($/SH)         DATE          5%($)      10%($)
             ----                ----------       -----------        ------         ----          -----      ------

Stanley H. Durwood............          42,500       41.16%          $24.500      04/02/06      $654,837      $1,659,484
                                        22,500       21.79%          26.375       05/15/06       373,208         945,788
Peter C. Brown................           4,500        4.36%          26.375       05/15/06        74,642         189,158
Philip M. Singleton...........           4,500        4.36%          26.375       05/15/06        74,642         189,158
Richard T. Walsh..............           2,250        2.18%          26.375       05/15/06        37,321          94,579
Richard M. Fay...............            2,250        2.18%          18.500       11/07/06        26,178          66,340


-----------------

(1)  The stock options granted during the fiscal year ended April 3, 1997 are eligible for exercise based upon a vesting schedule.  After the first  anniversary of the grant date, 50% of the options will be eligible for exercise.  After the second anniversary of the grant date, all options are fully vested. Vesting of options will accelerate upon the optionee's death, disability or retirement,  or upon the optionee's termination of employment within one year after the occurrence of certain change in control  events.  The  Compensation  Committee of AMCE's Board of Directors may
     permit accelerated  exercise of options if certain  extraordinary  events occur, such as a merger or liquidation of
     AMCE, the sale of  substantially  all of the assets of AMCE, a subsidiary or a division,  or a change in control of
     AMCE. With the consent of the Compensation Committee, optionees may satisfy tax withholding obligations by electing to have shares otherwise issuable upon exercise of an option withheld.

(2)  These columns show the hypothetical  gains of "option spreads" of the outstanding  options granted based on assumed annual compound stock  appreciation  rates of 5% and 10% over the options'  terms.  The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projections of the future prices of AMCE's Common Stock.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of April 3, 1997.

                                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR END OPTION/SAR VALUES


                                                   NUMBER OF SECURITIES                        VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED                           IN-THE-MONEY
                          SHARES                      OPTIONS/SARs AT                              OPTIONS/SARs
                         ACQUIRED                       FY-End(#)                                 ATFY-END($)(1)
                            ON        VALUE     -------------------------                   ----------------------------
         NAME            EXERCISE    REALIZED   EXERCISABLE UNEXERCISABLE       PRICE       EXERCISABLE    UNEXERCISABLE
         ----            --------    --------   ----------- -------------   --------------  -----------    -------------
                                                         (SHARES)
Stanley H. Durwood.....     --         --          --           22,500          $26.375     $      --        $        --
                            --         --         21,250        21,250            24.50            --                 --
                                                  22,500          --              11.75         182,813               --

Peter C. Brown.........     --         --          --            4,500            26.375           --                 --
                            --         --          4,500           --              11.75         36,563               --
                            --         --        112,500        37,500             9.250      1,195,313          398,438

                                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR END OPTION/SAR VALUES


                                                   NUMBER OF SECURITIES                        VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED                           IN-THE-MONEY
                          SHARES                      OPTIONS/SARs AT                              OPTIONS/SARs
                         ACQUIRED                       FY-End(#)                                 ATFY-END($)(1)
                            ON        VALUE     -------------------------                   ----------------------------
         NAME            EXERCISE    REALIZED   EXERCISABLE UNEXERCISABLE       PRICE       EXERCISABLE    UNEXERCISABLE
         ----            --------    --------   ----------- -------------   --------------  -----------    -------------
                                                         (SHARES)

Philip M. Singleton....     --         --          --            4,500            26.375           --                 --
                                                   4,500          --              11.750         36,563               --
                                                 112,500        37,500             9.250      1,195,313          398,438

Richard T. Walsh.......     --         --          --            2,250            26.375           --                 --
                                                   1,125         1,125            14.500          6,047            6,047
                                                  22,500         7,500             9.375        236,250           78,750

Richard M. Fay.........     --         --          --            2,250            18.500           --              3,094

-----------------

(1)  Values for "in-the-money"  outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the value of the Common Stock as of April 3, 1997.

LONG-TERM INCENTIVE PLAN

    The following table provides certain information concerning shares ("Performance Shares") issuable to participants at the end of a performance period ending April 2, 1998 (the "Performance Period") at Threshold, Target and Maximum levels of performance under performance stock awards approved by the Compensation Committee during the last completed fiscal year for each of the Named Executive Officers.

                               Long-Term Incentive Plans--Awards in Last Fiscal Year


                          NUMBER(1) OF      PERFORMANCE OR                 ESTIMATED FUTURE PAYOUT UNDER
                          SHARES, UNITS      OTHER PERIOD                   NON-STOCK PRICE BASED PLANS
                            OR OTHER       UNTIL MATURATION      --------------------------------------------------
         NAME               RIGHTS(#)         OR PAYOUT          THRESHOLD(#)        TARGET(#)          MAXIMUM(#)
         ----             -------------    ----------------      ------------        ---------          ----------
STANLEY H. DURWOOD.....        --                --                  --                 --                 --
PETER C. BROWN.........        --                --                  --                 --                 --
PHILIP M. SINGLETON....        --                --                  --                 --                 --

RICHARD T. WALSH.......        --                --                  --                 --                 --
RICHARD M. FAY.........       6,000            2 YEARS              2,000              3,000              6,000

(1)  Maximum number of shares issuable under awards made during the fiscal year.

    A participant's eligibility to receive up to one-half of the maximum number of Performance Shares issuable under an award is based upon changes in the "private market value per share" of AMCE's Common Stock ("PMVPS") over the Performance Period. PMVPS is determined on a fully diluted basis (assuming full exercise of all outstanding shares of AMCE's preferred stock, Class B stock, options and other rights to acquire shares of Common Stock), based on a multiple of theatre EBITDA (theatre EBITDA is Consolidated EBITDA less National Cinema Network, Inc. EBITDA), plus the book value of National Cinema Network, Inc., plus cash and equivalents, investments and investments in other long-term assets, less corporate borrowings, capital lease obligations and the carrying value of minority interests. EBITDA is earnings before interest, taxes, depreciation and amortization. National Cinema Network, Inc. is a subsidiary of AMCE.

    A participant's eligibility to receive up to the remaining one-half of the maximum number of Performance Shares issuable under an award is based upon changes in "total return to stockholders" ("TRS"), which is measured by increases in the market value of an investment in shares of Common Stock, assuming reinvestment of any dividends received.

    PMVPS and TRS are referred to individually and collectively herein as "Performance Criterion" and "Performance Criteria," respectively.

    Such Performance Criteria will be measured against changes in the Standard & Poor's 500 Index ("S&P 500") over the Performance Period. Required achievement levels over the Performance Period for both PMVPS and TRS are as set forth below:

   Maximum: 2,000 basis points higher than the percentage change in the S&P 500 over the Performance Period;

    Target: 750 basis points higher than the percentage change in the S&P 500 over the Performance Period;

 Threshold: No difference between the percentage change in the S&P 500 and the percentage change in the Performance Criterion over the Performance Period.

    Generally, no shares will be issued with respect to performance over the Performance Period as measured by a Performance Criterion if such performance does not at least meet the Threshold achievement level over the Performance Period. If performance as so measured by a Performance Criterion falls between the threshold and target achievement levels, the number of performance shares issuable under an Award with respect to that performance criterion will be determined to the nearest whole number of shares, so that the actual Award will be at the same percentage between the Threshold and Target Award levels as the actual achievement level falls between the Threshold and Target achievement levels. Similarly, if performance falls between Target and Maximum achievement levels, the number of Performance Shares will be determined to the nearest whole number of shares, so that the actual award will be at the same percentage between the Target and Maximum award levels as the actual achievement level falls between the Target and Maximum levels. In no event will the number of Performance Shares issuable under an award with respect to a Performance Criterion exceed the number of Performance Shares issuable upon attaining the Maximum achievement level over the Performance Period with respect to such Performance Criterion.

    The right to receive Performance Shares will be accelerated and such Performance Shares issued, based on the achievement levels of the Performance Criteria measured to the date of termination, in the event of a participant's death, disability or retirement, or termination of employment within one year after the occurrence of certain change of control events. The Compensation Committee of AMCE's Board of Directors may waive performance goals if certain extraordinary events occur, such as a merger or liquidation of AMCE, the sale of substantially all of the assets of AMCE, a subsidiary or a division, or a change in control of AMCE.

    With the consent of the Compensation Committee, a Grantee may satisfy his tax withholding obligations by electing to have Performance Shares otherwise issuable withheld.

    Until Performance Shares are issued, participants have no dividend or voting rights with respect to Performance Shares.

DEFINED BENEFIT RETIREMENT AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

    AMC sponsors a defined benefit retirement plan (the "Retirement Plan") which provides benefits to certain employees of AMC and its subsidiaries based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. A participant earns a vested right to an accrued benefit under the Retirement Plan upon completion of five years of vesting service.

    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the Retirement Plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993, which reduced the amount of compensation which can be taken into account in a qualified retirement plan from $235,840 (in 1993) (the "Old Limit") to $160,000 (in 1997).

    The following table shows the total estimated annual pension benefits (without regard to minimum benefits) payable to a covered participant under AMC's Retirement Plan and the Supplemental Executive Retirement Plan, assuming retirement in calendar 1997 at age 65 payable in the form of a single life annuity. The benefits are not subject to any deduction for Social Security or other offset amounts. The following table assumes the Old Limit would have been increased to $260,000 in 1997.


                                                             YEARS OF CREDITED SERVICE
HIGHEST CONSECUTIVE
FIVE-YEAR AVERAGE
ANNUAL
COMPENSATION                              15                 20                25                 30                35
------------                              --                 --                --                 --                --
$125,000...................           $17,716            $23,621           $29,527            $35,432           $41,337
$150,000...................            21,466             28,621            35,777             42,932            50,087
$175,000...................            25,216             33,621            42,027             50,432            58,837
$200,000...................            28,966             38,621            48,277             57,932            67,587
$225,000...................            32,716             43,621            54,527             65,432            76,337
$260,000...................            37,966             50,621            63,277             75,932            88,587

    As of April 3, 1997, the years of credited service under the Retirement Plan for each of the Named Executive Officers were: Mr. Peter C. Brown, 6 years; Mr. Philip M. Singleton, 23 years; Mr. Richard T. Walsh, 22 years; and Mr. Richard
M. Fay, one year. The final amount distributed to Mr. Stanley H. Durwood in fiscal 1995 from the Company's Retirement Plan was $42,067, and was not included in the Summary Compensation Table. In addition, the benefit Mr. Stanley H. Durwood accrued under the Supplemental Executive Retirement Plan in fiscal 1997 was $76,950 and is not included in the Summary Compensation Table.

    AMC established a Retirement Enhancement Plan ("REP") with an effective date of March 29, 1996 for the benefit of officers who from time to time may be designated as eligible participants therein by the Board of Directors. The REP is a non-qualified deferred compensation plan designed to provide an unfunded retirement benefit to an eligible participant in an amount equal to (i) sixty percent (60%) of his or her average compensation (including paid and deferred incentive compensation) during the last three full years of employment, less (ii) the sum of (A) such participant's benefits under the Retirement Plan and Social Security, and (B) the amount of a straight life annuity commencing at the participant's normal retirement date attributable to AMC's contributions under the Supplemental Executive Retirement Plan, the 401(k) Savings Plan, the Non-qualified Deferred Compensation Plan and the Executive Savings Plan. The base amount in clause (i) will be reduced on a pro rata basis if the participant completes fewer than twenty-five (25) years of service. The REP benefit vests upon the Participant's attainment of age 55 or completion of fifteen (15) years of service, whichever is later, and may commence to a vested participant retiring on or after age 55 (who has participated in the plan for at least 5 years) on an actuarially reduced basis (6 2/3% for each of the first five years by which commencement precedes age 65 and an additional 3 1/3% for each year by which commencement precedes age 60). Benefits commence at a participant's normal retirement date (i.e., the later of age 65 or the participant's completion of five years of service with AMC) whether or not the participant continues to be employed by AMC. The accrued benefit payable upon total and permanent disability is not reduced by reason of early commencement. Participants become fully vested in their rights under the REP if their employment is terminated without cause or as a result of a change in control, as defined in the REP. No death, disability or retirement benefit is payable prior to a participant's early retirement date or prior to the date any severance payments to which the participant is entitled cease.

    Presently, Mr. Stanley H. Durwood, Mr. Peter C. Brown and Mr. Philip M. Singleton have been designated as eligible to participate in the REP. The amount payable to Mr. Durwood with respect to fiscal 1997 under the REP is $345,000. The estimated annual amounts that Mr. Brown and Mr. Singleton will be eligible to receive under the REP at age 65 are $207,000 and $199,000, respectively; such amounts are based on certain assumptions respecting their future compensation amounts and the amounts of AMC contributions under other plans. Actual amounts received by such individuals under the REP may be different than those estimated.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

    Mr.  Stanley H. Durwood has an employment  agreement with AMCE and AMC dated
January 26, 1996 retaining him as Chairman and Chief Executive Officer and President. It provides for an annual base salary of no less than $500,000, plus payments and awards under AMC's Executive Incentive Program ("EIP"), the 1994 Incentive Plan and other bonus plans in effect for Executive Officers at a level reflecting his position, plus such other amounts as may be paid under any other compensatory arrangement as determined in the sole discretion of the Compensation Committee. Mr. Durwood's current annual base salary is $540,000. The Company has also agreed to use its best efforts to provide Mr. Durwood up to $5,000,000 in life insurance and to pay the premiums thereon and taxes resulting from such payment. Mr. Durwood's employment agreement has a term of three years and is automatically extended one year on its anniversary date, January 26, so that as of such date each year the agreement has a three-year term. The employment agreement is terminable without severance if he engages in intentional misconduct or a knowing violation of law or breaches his duty of loyalty to the Company. The agreement also is terminable (i) by Mr. Durwood, in the event of the Company's breach, and (ii) by the Company, without cause or in the event of Mr. Durwood's death or disability, in each case with severance payments equal to three times the sum of his annual base salary in effect at the time of termination plus the average of annual incentive or discretionary cash bonuses paid during the three fiscal years preceding the year of termination. The Company may elect to pay such severance payments in monthly installments over a period of three years or in a lump sum after discounting such amount to its then present value. The aggregate amount payable under this employment agreement, assuming termination with severance occurred as of April 3, 1997, was approximately $1,763,000.

    Messrs. Peter C. Brown and Philip M. Singleton each have employment agreements with AMC dated September 26, 1994, providing for annual base salaries of no less than $227,000 and $266,000, respectively, and bonuses resulting from the EIP or other bonus arrangement, if any, as determined from time to time at the sole discretion of the Compensation Committee upon the recommendation of the Chairman of the Board. The current annual base salaries of Messrs. Brown and Singleton are $293,000 and $312,000, respectively. Each employment agreement has a term of two years. On each September 27, commencing in 1995, one year shall be added to the term of each employment agreement, so that each employment agreement shall always have a two-year term as of each anniversary date. Each employment agreement terminates without severance upon such employee's resignation, death or his disability as defined in his employment agreement, or upon AMC's good faith determination that such employee has been dishonest or has committed a breach of trust respecting AMC. AMC may terminate each employment agreement at any time, with severance payments in an amount equal to twice the annual base salary of such employee on the date of termination. Each employee may terminate his employment agreement if Mr. Stanley H. Durwood shall fail to control AMC as defined in the employment agreement and receive severance payments in an amount equal to twice his annual base salary on the date of termination. AMC may elect to pay any severance payments in a lump sum after discounting such amount to its then present value, or over a two-year period. The aggregate value of all severance benefits to be paid to such employee shall not exceed 299% of such employee's "base amount" as defined in the Internal Revenue Code for the five-year period immediately preceding the date of termination. The aggregate amount payable under these employment agreements, assuming termination by reason of a change of control and payment in a lump sum as of April 3, 1997, was approximately $1,110,000.

    Mr. Richard M. Fay has an employment agreement with AMC dated April 16, 1996 which provides for an annual base salary of $275,000 and, in the first year of the employment agreement, an additional $50,000 for costs associated with relocation. Mr. Fay's current annual base salary is $280,000. Mr. Fay is also eligible to receive payments resulting from the EIP or other bonus arrangement, if any, as determined from time to time in the sole discretion of the Compensation Committee of the Board of Directors of AMC upon the recommendation of the Chief Executive Officer of AMC. The employment agreement has a term of three years, from September 8, 1995 through September 7, 1998. The employment agreement terminates without severance upon Mr. Fay's resignation, death or disability as defined in his employment agreement, or upon AMC's good faith determination that Mr. Fay has been dishonest or has committed a breach of trust respecting AMC. AMC may terminate the employment agreement at any time, with severance payments in an amount equal to, at AMC's option, either (i) Mr. Fay's base salary per month in effect at the time of termination, payable over the remaining term of his employment, or (ii) the net present value of the monthly payments described in (i) above, payable within 30 days of the date of termination. Any severance payable to Mr. Fay shall be reduced by any wages, compensation or income, cash or otherwise, received by Mr. Fay from sources other than AMC during the remaining term of his employment agreement following the date of termination. The aggregate amount payable under this employment agreement, assuming termination with severance occurred as of April 3, 1997, was approximately $372,000.

    As permitted by the 1994 Incentive Plan, stock options and Performance Share awards granted to participants thereunder provide for acceleration upon the termination of employment within one year after the occurrence of certain change in control events, whether such termination is voluntary or involuntary, or with or without cause. See "Option/SAR Grants in Last Fiscal Year" and "--Long-Term Incentive

Plans--Awards in Last Fiscal Year." In addition, the Compensation Committee may permit acceleration upon the occurrence of certain extraordinary transactions which may not constitute a change of control.

    AMC maintains a severance pay plan for full-time salaried nonbargaining employees with at least 90 days of service. For an eligible employee who is subject to the Fair Labor Standards Act ("FLSA") overtime pay requirements (a "nonexempt eligible employee"), the plan provides for severance pay in the case of involuntary termination of employment due to layoff of the greater of two week's basic pay or one week's basic pay multiplied by the employee's full years of service up to no more than twelve weeks' basic pay. There is no severance pay for a voluntary termination, unless up to two weeks' pay is authorized in lieu of notice. There is no severance pay for an involuntary termination due to an employee's misconduct. Only two weeks' severance pay is paid for an involuntary termination due to substandard performance. For an eligible employee who is exempt from the FLSA overtime pay requirements, severance pay is discretionary (at the Department Head/Supervisor level), but will not be less than the amount that would be paid to a nonexempt eligible employee.

                                      SECURITY OWNERSHIP OF BENEFICIAL OWNERS

    The following  table sets forth certain  information  as of May 19, 1997 (unless  otherwise  noted) with respect to beneficial owners of five percent or more of any class of AMCE's voting securities:


                        NAME AND ADDRESS OF                               NUMBER OF SHARES           PERCENT OF
TITLE OF CLASS          BENEFICIAL OWNER                                 BENEFICIALLY OWNED             CLASS
--------------          ----------------                                 ------------------             -----
Common Stock            Durwood Inc.(1)                                    2,641,951(2)               38.8%(2)
                        106 West 14th Street
                        Kansas City, MO 64105

                        Stanley H. Durwood(1)                              2,697,101(2)(3)            39.3%(2)
                        106 West 14th Street
                        Kansas City, MO 64105

                        Brian H. Durwood(1)                                2,641,951(2)               38.8%(2)
                        655 N.W. Altishan Place
                        Beaverton, OR 97006

                        Edward D. Durwood(1)                               2,641,951(2)               38.8%(2)
                        3001 West 68th Street
                        Shawnee Mission, KS 66208

                        Peter J. Durwood(1)                                2,641,951(2)               38.8%(2)
                        666 West End Avenue
                        New York, NY 10025

                        Thomas A. Durwood(1)                               2,641,951(2)               38.8%(2)
                        P.O. Box 7208
                        Rancho Santa Fe, CA 92067

                        Elissa D. Grodin(1)                                2,641,951(2)               38.8%(2)
                        187 Chestnut Hill Road
                        Wilton, CT 06897

                        Carol D. Journagan(1)                              2,641,951(2)               38.8%(2)
                        1323 Granite Creek Drive
                        Blue Springs, MO 64015

                        Vanguard Explorer Fund, Inc.                       482,720(4)                  6.6%(4)
                        c/o The Vanguard Group of
                          Investment Companies
                        P.O. Box 2600
                        Valley Forge, PA 19482-2600


                        NAME AND ADDRESS OF                               NUMBER OF SHARES           PERCENT OF
TITLE OF CLASS          BENEFICIAL OWNER                                 BENEFICIALLY OWNED             CLASS
--------------          ----------------                                 ------------------             -----

                        Wellington Management Company,                     658,260(5)                 8.8%(5)
                           LLP
                        75 State Street
                        Boston, MA 02109

Class B Stock           Durwood, Inc.(1)                                   11,157,000(2)              100.0%
                        106 West 14th Street
                        Kansas City, MO 64105


-------------

(1)  The 1989 and 1992 Trusts hold approximately 75% of the voting power of the outstanding  capital stock of DI. Record ownership  of the DI shares is the name of the 1992 Trust,  which has issued its voting trust  certificates  to the
     1989 Trust. AAE holds  approximately  25% of the voting power in DI. Mr. Stanley H. Durwood is the sole director of
     DI and is Chairman of the Board, Chief Executive Officer and a Director of AMCE and AMC.

     Mr.  Stanley H. Durwood is the sole acting trustee of the 1989 Trust and the 1992 Trust and as such has sole voting power over the shares of AMCE stock held by DI; the named successor  trustees under Mr. Stanley H. Durwood's trusts are Messrs.  Charles J. Egan, Jr., a director of AMCE, and Raymond F. Beagle,  Jr., general counsel to the Company.
     Under the terms of his revocable  voting trust (the 1992 Trust),  Mr. Stanley H. Durwood has all voting powers with respect to shares held therein during his lifetime.  Thereafter, all voting rights with respect to such shares vest in his successor  trustees and any additional  trustees whom they might appoint,  who shall exercise such rights by majority vote. Unless revoked by Mr. Stanley H. Durwood or otherwise  terminated or extended in accordance with its terms, the 1992 Trust will terminate in 2030.

     Mr.  Stanley H.  Durwood may be deemed to share  investment  power with the Durwood  Children  with respect to such shares held of record by DI. As reported in the  Schedule  13Ds filed by Mr.  Stanley H.  Durwood and DI and by the
     Durwood  Children and AAE,  Mr.  Stanley H. Durwood and the Durwood  Children  have entered into an agreement  (the
     "Durwood Family Settlement  Agreement")  expressing their intention to pursue certain  transactions to dissolve AAE and to cause shares of AMCE held by DI to be  distributed to members of the Durwood family through the Merger of DI into AMCE.  Thereafter,  the Durwood Family  Stockholders  intend to sell  3,000,000  shares of Common Stock in the
     Secondary Offering, which will be made only by means of a prospectus. If the proposed transactions are consummated,
     Mr.  Stanley H. Durwood  will retain  approximately  4.5 million  shares (or 100%) of Class B Stock and the Durwood
     Children will retain in the aggregate  approximately  6.3 million shares of Common Stock, or 46.6% of the shares of that class (33.1% assuming full conversion of Convertible  Preferred Stock).  Based on voting shares outstanding as of May 19, 1997, the shares of Class B Stock to be retained by Mr.  Stanley H. Durwood will represent  77.0% of the combined  voting power of the Company's  voting stock (70.4%  assuming full  conversion  of  Convertible  Preferred
     Stock).  However,  provisions of the Durwood Family Settlement  Agreement could result in an adjustment (the "Share
     Adjustment")  pursuant to which Mr.  Stanley H. Durwood  would  deliver  additional  shares of stock to the Durwood
     Children.  Mr. Stanley H. Durwood has agreed with the Durwood Children that if the price per share to the public of the 2.5  million  shares of Common  Stock  proposed to be sold by the Durwood  Children in the  Secondary  Offering following the Merger is less than $18, Mr. Stanley H. Durwood will pay the Durwood Children the difference  between such sale price and $18 (net of applicable  underwriting  commissions),  up to $20 million in aggregate  amount, in shares of Common  Stock,  as an  adjustment  to the  original  allocation  of shares to be  received by the Durwood
     Children in the Merger. Mr. Stanley H. Durwood's  holdings will diminish and the Durwood  Children's  holdings will increase if the Durwood Children  acquire  additional  shares under such Share  Adjustment.  However,  based on the number of shares of Common Stock and Class B Stock  outstanding as of May 19, 1997, the Share Adjustment should not result in Mr. Stanley H. Durwood owning shares with less than 50% of the combined  voting power of the  outstanding stock of the Company unless the Durwood Family  Stockholders  determine to proceed with a Secondary Offering of the family's  shares at a price to the public of less than  approximately  $6.95 per share.  Mr.  Stanley H.  Durwood's voting  control  also will be diluted  if he is  obligated  to  dispose of shares to honor tax and other  indemnity obligations made to the Durwood


                                                          -67-




     Children and AMCE in connection with the Merger and other related  transactions,  or if additional shares of Common
     Stock are issued under the Company's existing employee benefit plans.

(2)  The  shares of Class B Stock  owned of record by DI and  beneficially  owned by members  of the  Durwood  family as indicated  in footnote  (1) above are  convertible  into Common Stock on a  share-for-share  basis.  The number and percentage of shares of Common Stock shown as beneficially owned do not give effect to the conversion option.

(3)  The shares of Common Stock shown as beneficially  owned by Mr. Stanley H. Durwood also included 150 shares owned by him directly and 55,000 shares subject to presently exercisable stock options.

(4)  This is the number of shares of Common Stock that would be obtained upon conversion of Convertible  Preferred Stock reported as owned by Vanguard  Explorer Fund, Inc. in its Schedule 13G dated February 10, 1997.  Vanguard  Explorer
     Fund, Inc. reported that it has sole power to vote such shares and shared power to dispose of them.

(5)  This is the  number of shares of Common  Stock  reported  as owned by  Wellington  Management  Company,  LLP in its
     Schedule 13G dated February 12, 1997, which number,  the Company has been  supplementally  advised,  represents the number of shares that would be obtained upon  conversion  of  Convertible  Preferred  Stock  beneficially  owned by
     Wellington Management Company, LLP. Of these shares (which, based on the report, are believed to include the shares owned by Vanguard Explorer Fund, Inc. referred to in note (4)),  Wellington Management Company, LLP reports that it has shared voting power with respect to 37,584 shares and shared dispositive power with respect to 658,260 shares.

BENEFICIAL OWNERSHIP OF DIRECTORS AND OFFICERS

    The following table sets forth certain information as of May 19, 1997 with respect to beneficial ownership by Directors and Executive Officers of the Company's Common Stock and Class B Stock. The amounts set forth below include the vested portion of 454,750 shares of Common Stock subject to options under AMCE's 1983 and 1984 Stock Option Plans and the 1994 Incentive Plan held by Executive Officers. Unless otherwise indicated, the persons named are believed to have sole voting and investment power over the shares shown as beneficially owned by them.


                                                                         AMOUNT AND NATURE OF         PERCENT
TITLE OF CLASS         NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP        OF CLASS
--------------         ------------------------                          --------------------        --------
Common Stock           Stanley H. Durwood                                     2,697,101(1)(2)           39.3%
                       Peter C. Brown                                              156,750(2)            2.3%
                       Philip M. Singleton                                         172,750(2)            2.5%
                       Richard T. Walsh                                                33,425              *
                       John P. Mascotte                                                 1,000              *
                       Paul E. Vardeman                                                   300              *
                       All Directors and Executive
                       Officers as a group (13 persons,
                       including the individuals named
                       above)                                                    3,116,119(2)           42.9%

Class B Stock          Stanley H. Durwood                                       11,157,000(1)          100.0%


-------------

*    Less than one percent.


                                                     -68-





(1)  See Notes 1 and 2 under "Security Ownership of Beneficial Owners." Mr. Stanley H. Durwood has sole voting power over the shares held by DI but may be deemed to share  investment power with respect to such shares with his children.  The shares of Common Stock shown as beneficially owned by Mr. Stanley H. Durwood also include 150 shares  owned by him  directly  and 55,000  shares  subject to  presently  exercisable  stock options.

(2)  Includes shares subject to presently  exercisable  options to purchase Common Stock under AMCE's 1983 and
     1984 Stock Option Plans and the 1994 Incentive Plan, as follows: Mr. Stanley H.  Durwood--55,000  shares;
     Mr. Peter C. Brown--156,750 shares; Mr. Philip M. Singleton--156,750 shares; Mr. Richard T. Walsh--33,375 shares; and all Executive Officers as a group--454,750 shares.


                              CERTAIN TRANSACTIONS

    Since their formation, AMCE and AMC have been members of an affiliated group of companies (the "DI affiliated group") beneficially owned by Mr. Stanley H. Durwood and members of his family. Mr. Stanley H. Durwood is President, Treasurer and the sole Director of DI and Chairman of the Board, Chief Executive Officer and a Director of AMCE and AMC. There have been transactions involving AMCE or its subsidiaries and the DI affiliated group in prior years. AMCE intends to ensure that all transactions with DI or other related parties are fair, reasonable and in the best interests of the Company. In that regard, the Audit Committee of the Board of Directors of AMCE reviews all material proposed transactions between the Company and DI or other related parties to determine that, in their best business judgment, such transactions meet that standard. The Audit Committee consists of Messrs. Egan, Grant and Mascotte, none of whom are officers or employees of the Company nor stockholders, directors, officers or employees of DI. Set forth below is a description of significant transactions which have occurred since April 1, 1994 or involve receivables that remain outstanding as of April 3, 1997.

THE MERGER

    GENERAL. Upon the recommendation of a special committee of the Board of Directors consisting of Messrs. Charles J. Egan, Jr. and Paul E. Vardeman, the New Independent Directors and the Board of Directors have approved the Merger Agreement providing for the Merger of the Company and DI. The Merger has been sought by members of the Durwood Family Stockholders so that they may hold their interests in the Company directly instead of indirectly through DI and AAE. Consummation of the Merger also has been made a condition of settlement of the Derivative Action to which the Company and certain of its current and former directors are parties. See "Business of the Company--Legal Proceedings."

    Prior to consummation of the Merger, DI will convert 6,141,343 shares of Class B Stock into an equivalent number of shares of Common Stock. Concurrent with the consummation of the Merger (and as a condition thereto), AAE will be liquidated. After giving effect to the Merger and liquidation of AAE, there will be issued and outstanding 5,015,657 shares of Class B Stock, representing (based on shares outstanding as of May 19, 1997) 79.5% of the voting interest in the Company, assuming no conversion of Convertible Preferred Stock, and 73.1% of the voting interest in the Company, assuming full conversion of Convertible Preferred Stock into Common Stock, all of which will be beneficially owned by Mr. Stanley H. Durwood, and (based on the number of such shares outstanding as of May 19, 1997) 12,945,639 shares of Common Stock, of which 8,767,223, or 67.7%
of the outstanding shares of Common Stock, will be beneficially owned by the Durwood Children. Based on shares outstanding as of May 19, 1997, the shares of Common Stock to be held by the Durwood Children after the Merger will represent 13.9% of the voting interest in the Company, assuming no conversion of Convertible Preferred Stock, and 12.8% of the voting interest in the Company, assuming full conversion of Convertible Preferred Stock.

    Prior to the Effective Time of the Merger, all of DI's assets (other than its equity interest in the Company), consisting primarily of life insurance policies, cash and notes of Durwood family members and a former officer of the Company, will be contributed to Delta. In addition, DI's other subsidiaries, other than the Company and its subsidiaries, have been merged into Delta and Delta has agreed to assume DI liabilities. Delta's stock will be distributed to DI's shareholders so that at the Effective Time DI's sole assets will consist of stock of the Company and its beneficial interest in certain tax credits and operating loss carryforwards. (As a result of certain provisions of the Merger Agreement and related agreements described below, the Company will not realize any benefit from such tax credits and operating loss carryforwards.)

    If the Merger occurs, Mr. Stanley H. Durwood will indemnify the Company for all losses resulting from any breach by DI of the Merger Agreement or resulting from any liability of DI and for all taxes attributable to DI prior to the Effective Time and all losses in connection therewith. If the Merger does not occur, subject to certain limitations, Mr. Stanley H. Durwood and Delta will indemnify the Company against losses resulting from any breach by DI of the Merger Agreement. See " -- The Indemnification Agreement."

    Under the Merger Agreement, the Company will be responsible for paying 50% of its costs in connection with the Merger; the aggregate costs of the Company and DI are estimated to be approximately $2 million. If the Merger occurs, Mr. Stanley H. Durwood and Delta have agreed, subject to certain limitations, to indemnify the Company for all of DI's Merger expenses which are not paid prior to the Effective Time and for 50% of the Company's expenses in connection with the Merger. This obligation of Mr. Stanley H. Durwood may be offset by certain Credit Amounts (as defined below under " -- The Indemnification Agreement") resulting from the realization by the Company of tax benefits from the utilization of certain tax credits and operating loss carryforwards of DI. See "-- The Indemnification Agreement." If the Merger is not consummated for any reason (other than as a result of certain terminations by the Company's Board), DI will be responsible for all of its expenses and the Company's expenses in the Merger. If the Merger is not consummated as a result of certain terminations by the Company's Board of Directors, DI will be responsible for all of its expenses and 50% of the Company's expenses in the Merger. Mr. Stanley H. Durwood and Delta have agreed to indemnify the Company for any breach by DI of such obligation described in the preceding two sentences.

    As promptly as practicable after March 31, 2000, the Company will pay Mr. Stanley H. Durwood an amount equal to any Credit Amounts which have not been used to offset various of his obligations to the Company under the Stock Agreement, the Indemnification Agreement and the Registration Agreement, as such terms are defined below. If such benefits are realized after such date, the related Credit Amounts will be paid to Mr. Stanley H. Durwood when they are realized. See " -- The Indemnification Agreement; -- The Stock Agreement; -- The Registration Agreement; Secondary Offering."

    For a period of three years after the Merger, the Durwood Children have agreed to give an irrevocable proxy to the Secretary and each Assistant Secretary of the Company to vote their shares of Common Stock in the election of directors for each candidate in the same proportionate manner as the aggregate votes cast in such elections by other holders of Common Stock not affiliated with the Company, its directors and officers. See " -- The Stock Agreement."

    If the Merger Agreement is not approved by the holders of a majority of shares of Common Stock present or represented by proxy and voting at the special meeting of stockholders to be held to consider the Merger, other than those shares held by DI, the Durwood Family Stockholders, their spouses, their children living in the same household and directors and officers of the Company, the Merger Agreement will be terminated and the Merger abandoned.

    THE  REGISTRATION  AGREEMENT;  SECONDARY  OFFERING.  As a  condition  to the
Merger, the Company and the Durwood Family Stockholders will enter into a registration agreement (the "Registration Agreement") pursuant to which the Durwood Family Stockholders will agree to sell at least 3,000,000 shares of Common Stock in a registered Secondary Offering and the Company will agree to file a registration statement with respect to such shares so that the registration statement becomes effective not more than twelve months and not less than six months after the Merger. Consummation of the Secondary Offering is subject to certain conditions and other rights of the parties. Subject to certain conditions, the expenses of the Secondary Offering will be borne by Mr. Stanley H. Durwood and Delta. This obligation may be offset by certain Credit Amounts resulting from the realization by the Company of tax benefits from the utilization of certain tax credits and operating loss carryforwards of DI. See "-- The Indemnification Agreement."

    Of the 3,000,000 shares of Common Stock to be sold in the Secondary Offering, 500,000 will be sold by Mr. Stanley H. Durwood or his charitable donees who may agree to participate in the Secondary Offering. Based on shares outstanding as of April 3, 1997 and after giving effect to the Secondary
Offering (assuming such shares are sold to unaffiliated stockholders and disregarding shares which may be acquired by Mr. Stanley H. Durwood upon the exercise of employee stock options and shares which he may transfer to the Durwood Children under the Share Adjustment (as defined herein under "Security Ownership of Beneficial Owners"), (i) unaffiliated stockholders will own approximately 7.2 million, or 53.4%, of the outstanding shares of Common Stock, and their voting interest in the Company will have increased from 6.6% after the Merger to 12.3% after the Secondary Offering, assuming no conversion of Convertible Preferred Stock, and from 14.1% after the Merger to 19.8% after the Secondary Offering, assuming full conversion of Convertible Preferred Stock,
(ii) Mr. Stanley H. Durwood will own approximately 4.5 million, or 100% of the outstanding, shares of Class B Stock, which will represent 77.0% of the voting interest in the Company, assuming no conversion of Convertible Preferred Stock, and 70.4% of the voting interest in the Company, assuming full conversion of Convertible Preferred Stock, and will be entitled to elect 75% of the Company's Board of Directors, and (iii) the Durwood Children will own in the aggregate approximately 6.3 million shares of Common Stock, which will represent 46.6% of the number of outstanding shares of that class and 10.7% of the voting interest in the Company, assuming no conversion of Convertible Preferred Stock, and 33.1% of the number of outstanding shares of the class, representing 9.8% of the voting interest in the Company, assuming full conversion of Convertible Preferred Stock. Holders of Common Stock are entitled to elect 25% of the Company's Board of Directors.

    The number of shares owned by Mr. Stanley H. Durwood could be further reduced and the shares owned by the Durwood Children increased as a result of other agreements among the Durwood Family Stockholders. See "Security Ownership of Beneficial Owners."

    THE INDEMNIFICATION AGREEMENT. In connection with the Merger, Mr. Stanley H. Durwood, Delta and the Durwood Children have entered into an agreement (the "Indemnification Agreement") agreeing to indemnify the Company from certain losses and expenses. If the Merger occurs, (i) Mr. Stanley H. Durwood will indemnify the Company from losses resulting from any breach by DI of its representations, warranties and covenants in the Merger Agreement or based upon any liability of DI and for any taxes (or losses incurred by the Company in connection therewith) attributable to DI or its subsidiaries for taxable periods prior to the Effective Time, (ii) each of the Durwood Family Stockholders will (severally and not jointly) indemnify the Company for any losses which it might incur as a result of the breach by such party of certain tax related representations, warranties and covenants made by such party in the Stock Agreement and (iii) subject to certain conditions, Mr. Stanley H. Durwood and Delta will indemnify the Company from and against all of DI's Merger expenses that have not been paid prior to the Effective Time and 50% of the Company's Merger expenses. If the Merger does not occur, subject to certain conditions, Mr. Stanley H. Durwood and Delta will indemnify the Company from losses resulting from any breach by DI of its representations, warranties and covenants in the Merger Agreement. If the Merger is not consummated for any reason (other than as a result of certain terminations by the Company's Board of Directors), DI will be responsible for all of its expenses and the Company's expenses in the Merger. If the Merger is not consummated as a result of certain terminations by the Company's Board of Directors, DI will be responsible for all of its expenses and 50% of the Company's expenses in the Merger. Mr. Stanley H. Durwood and Delta have agreed to indemnify the Company for any breach by DI of such obligation described in the preceding two sentences.

    Mr. Stanley H. Durwood's obligations to pay DI's unpaid expenses and 50% of the Company's Merger expenses if the Merger occurs, as required by the Indemnification Agreement; to pay the Company's expenses in the Secondary Offering, as required by the Registration Agreement; and to pay a $2 million penalty and 100% of the Company's Merger expenses if the Secondary Offering does not occur, as required by the Stock Agreement, may be offset by certain credit amounts resulting from net tax benefits realized by the Company from the utilization by the Company of DI's alternative minimum tax credit carryforwards and Missouri operating loss carryforwards ("Credit Amounts"). Any Credit Amount not so applied will be paid to Mr. Stanley H. Durwood promptly after March 31, 2000. Any Credit Amount that arises after March 31, 2000 also will be paid promptly to Mr. Stanley H. Durwood. The maximum amount of Credit Amounts that Mr. Durwood could be paid or could be used to offset his responsibilities to the Company is approximately $1,100,000, reduced by any amounts utilized on separate DI income tax returns for 1996 and the portion of 1997 prior to the Effective Time.

    In connection with the Merger, the Company has agreed to indemnify the Durwood Children from losses resulting from any breach by the Company of any representation, warranty, covenant or agreement made by it in the Merger Agreement.

    The foregoing indemnification obligations generally will lapse on March 31, 2000.

    THE STOCK AGREEMENT. As a condition precedent to the Merger, the Durwood Family Stockholders will enter into an agreement (the "Stock Agreement") which, for three years, limits the ability of the Durwood Children to deposit shares in a voting trust, solicit proxies, participate in election contests or make a proposal concerning an extraordinary transaction involving the Company. Under the Stock Agreement, the Durwood Children will also agree, among other matters, for a period of three years, (i) to grant an irrevocable proxy to the Secretary and each Assistant Secretary of the Company to vote their shares of Common Stock for each candidate to the Company's Board of Directors in the same proportion as the aggregate votes cast by all other stockholders not affiliated with the Company, its directors or officers and (ii) that the Company will have a right of first refusal with respect to any such shares the Durwood Children wish to sell in a transaction exempt from registration, except for such shares sold in brokers' transactions. The Stock Agreement obligates Mr. Stanley H. Durwood and Delta, whose shares will be distributed by DI to the Durwood Family Stockholders before the Merger, to pay the Company $2 million and to reimburse the Company for all of its Merger expenses if the Secondary Offering is not consummated within 12 months after the Merger. This obligation may be offset by certain Credit Amounts resulting from the realization by the Company of tax benefits from the utilization of certain tax credits and operating loss carryforwards of DI. See " -- The Indemnification Agreement."

OTHER MATTERS

    Certain corporate departments of AMC perform general and administrative services for DI and its subsidiaries. AMC charged DI and its subsidiaries $116,000 for such services for fiscal 1996 and 1995. There was no general and administrative allocation in 1997.

    Periodically, the Company and DI reconcile any amounts owed by one company to the other. Charges to the intercompany account have included the allocation of the Company's general and administrative expenses and payments made by the Company on behalf of DI. The largest balance owed by DI and its subsidiaries to the Company during each of fiscal years 1995, 1996 and 1997 was $831,000, $795,000 and $795,000, respectively. As of April 3, 1997, DI and its subsidiaries owed the Company $181,000.

    Ms. Marjorie D. Grant, a Vice President of AMC and the sister of Mr. Stanley
H. Durwood, has an employment agreement with AMCE providing for an annual base salary of no less than $110,000, an automobile and, at the sole discretion of the Chief Executive Officer of AMCE, a year-end bonus. Ms. Grant's current annual base salary is $110,000. During fiscal 1997, Ms. Grant received a bonus of $10,000 and a lump sum payment in lieu of a base salary increase of $4,400. Ms. Grant's employment agreement, executed July 1, 1996, terminates on June 30, 1999, or upon her death or disability. The agreement provides that in the event Mr. Stanley H. Durwood fails to control the management of AMCE by reason of its sale, merger or consolidation, or because of his death or disability, or for any other reason, then AMCE and Ms. Grant would each have the option to terminate the agreement. In such event, AMCE would pay to Ms. Grant in cash a sum equal to the aggregate cash compensation, exclusive of bonus, to the end of the term of her employment under the agreement, after discounting such amount to its then present value using a discount rate equal to the prime rate of interest published in The Wall Street Journal on the date of termination. The aggregate amount payable under the employment agreement, assuming termination by reason of a change of control and payment in a lump sum as of April 3, 1997, was approximately $225,000.

    Since July 1992, Mr. Jeffery W. Journagan, a son-in-law of Mr. Stanley H. Durwood, has been employed by a subsidiary of AMCE. Mr. Journagan's current salary is approximately $82,540 and he will receive a bonus for fiscal 1997 in the amount of $7,500.

    In January 1987, AMC loaned $200,000 to Mr. Donald P. Harris, one of the named Executive Officers in fiscal 1995, in connection with the purchase of his principal residence. Principal on the note originally was due on January 1, 1992, but the note was extended to January 16, 1997 and the interest rate was increased from 6% to 7.5%. The employment of Mr. Harris by the Company or its affiliates ceased effective as of October 1, 1995. Mr. Harris paid AMC $110,249, the remaining amount of the principal and accrued interest on the loan, on October 1, 1995.

    The Company and Mr. Edward D. Durwood entered into an Agreement and General Release effective October 5, 1995, pursuant to which Mr. Edward D. Durwood was terminated as President, Vice Chairman of the Board and Director of AMCE and AMC upon the recommendation of the Compensation Committee without cause with the consent of the Company's Board of Directors. The Company paid Mr. Edward D. Durwood $498,398 in severance. The Agreement and General Release also provides for mutual releases between the Company and Mr. Durwood.

    AMC and Mr. Donald P. Harris entered into an Agreement and Release effective October 1, 1995, pursuant to which Mr. Harris resigned as President -- AMC Film Marketing, Inc. AMC paid Mr. Harris

$467,850 in severance. Mr. Harris paid AMC $110,249, the remaining amount of the principal and accrued interest on a loan he had previously received from AMC. The Agreement and Release also provided for mutual releases between AMC and Mr. Harris.

    In November, 1995, AMC purchased the principal residence of Mr. Richard M. Fay, an Executive Officer, for $500,000. AMC is currently marketing the residence and intends to sell it.

    During fiscal years 1997 and 1996, the Company retained Polsinelli, White, Vardeman & Shalton, P.C. to provide certain legal services to a subsidiary of AMCE. Mr. Vardeman, who is a director of AMCE, is a director, officer and shareholder of Polsinelli, White, Vardeman & Shalton, P.C.

    For a description of certain employment agreements between the Company and Messrs. Stanley H. Durwood, Peter C. Brown, Philip M. Singleton and Richard M. Fay, see "Management of the Company--Employment Contracts, Termination of Employment and Change in Control Arrangements."

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

    As of April 3, 1997, the Company had outstanding indebtedness (net of any unaccreted discount) aggregating $373.7 million of which $198.9 million was outstanding under the Notes, $110 million was outstanding under the Credit Facility, $0.6 million was outstanding under the Senior Notes, $4.9 million was outstanding under the 12 5/8% Subordinated Notes, $58.7 million was outstanding under capital lease obligations and $0.6 million in other indebtedness was outstanding. The Company is also party to operating leases on open theatres and administrative offices whose base rentals aggregate approximately $1.1 billion over the lives of such leases. The Company has entered into agreements to lease space for the operation of theatres not yet fully constructed, the future minimum rental payments under which aggregate approximately $429 million as of April 3, 1997.

    Under the Credit Facility, the Company has the option to borrow up to $425 million at rates based on either the bank's base rate or LIBOR and is required to pay an annual commitment fee based on margin ratios (as defined in the loan agreement) that could result in a rate of .1875% to .375% on the unused amount of the commitment.

    The Credit Facility will mature on December 26, 2004. The commitment thereunder will be reduced by $25 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003, and by $50 million on December 31, 2003.

    The Credit Facility includes several financial covenants. The Company is required to maintain (i) a maximum net indebtedness to consolidated EBITDA ratio, as defined in the terms of the Credit Facility (generally, the ratio of the principal amount of outstanding indebtedness (less cash and equivalents) to earnings before interest, taxes, depreciation, amortization and other noncash charges), of 5.25 to 1 during the first four years of the Credit Facility, a ratio of 4.75 to 1 during the fifth year, a ratio of 4.25 to 1 in the sixth year and a ratio of 4.0 to 1 thereafter, and (ii) a minimum cash flow coverage ratio, as defined in the Credit Facility (generally, the ratio of consolidated EBITDA for the most recent four quarters to the sum of (A) consolidated interest expense for such period, (B) amounts paid as dividends, for the optional repurchase or redemption of subordinated debt or capital stock, or with respect to the principal amount of capitalized lease obligations during such period, plus (C) the current portion of debt with an original maturity exceeding one year), of 1.40 to 1. If the Company prepays, defeases or repurchases more than $10 million of the Notes or any other subordinated debt incurred after April 10, 1997, it is required to maintain a maximum net senior indebtedness to EBITDA ratio, as defined in the

Credit Facility, of 4.5 to 1 during the first four years of the Credit Facility and 4.0 to 1 thereafter. The Credit Facility also (i) generally limits investments in entities which are unrestricted subsidiaries, are not guarantors of the Credit Facility or are not wholly-owned subsidiaries of the Company, to $100 million in the aggregate, plus the greater of 25% of free cash flow or 50% of consolidated net income (or minus 100% of consolidated net income if negative) (as defined in the Credit Facility) after December 27, 1995 and (ii) imposes limitations on the incurrence of additional indebtedness, creation of liens, changes of control, transactions with affiliates, mergers, investments, guarantees, asset sales, business activities and pledges.

    The Credit Facility is guaranteed by each of the Company's significant subsidiaries (as defined therein), including AMC. If at any time the ratio of the Company's net senior indebtedness to consolidated EBITDA exceeds 3.75 to 1, the Company and each subsidiary that is a guarantor is obligated to pledge to the lenders under the Credit Facility all the capital stock of any subsidiary owned by such person and all indebtedness of the Company or any subsidiary of the Company owed to such person.

     The Indentures governing the Senior Notes and the 12 5/8% Subordinated Notes were amended in 1995 to eliminate substantially all restrictive covenants. Certain of the Company's subsidiaries have guaranteed the Company's obligations under the Senior Notes and the 12 5/8% Subordinated Notes.

                            DESCRIPTION OF NEW NOTES

    The Old Notes were and the New Notes will be issued under an indenture dated as of March 19, 1997 (the "Indenture"), between AMC Entertainment Inc., as issuer, and The Bank of New York, as trustee (the "Trustee"). The New Notes are subject to all of the terms of the Indenture, and Holders of New Notes are referred to the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, for a statement thereof. The form of the New Notes and the Old Notes will be identical in all material respects except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Notes will not represent new indebtedness of the Company, and will rank pari passu with the Old Notes. Any provision of the Indenture which requires action by or approval of a specified percentage of the Holders of the Outstanding Notes shall require the approval of the Holders of such percentage of Outstanding Old Notes and New Notes, in the aggregate. Upon the effectiveness of an Exchange Offer registration statement or Shelf registration statement, as the case may be, filed under the Securities Act with respect to the Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain material provisions of the Indenture do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

    The Notes will mature on March 15, 2009 and will be limited to $200 million aggregate principal amount. Each Note will bear interest at the rate set forth on the cover page hereof from March 19, 1997 or from the most recent interest payment date to which interest has been paid, payable semiannually on March 15 and September 15 of each year, commencing September 15, 1997, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the March 1 or September 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

    Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York (which initially will be the corporate trust office of the Trustee, The Bank of New York, 101 Barclay Street, 21W, New York, NY 10286; provided, however, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Note Register. No service charge will be made for any registration of transfer or exchange or redemption of Notes, except for certain taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange.

    The Notes will not be entitled to the benefit of any sinking fund.

FALL-AWAY EVENT

    In the event that the Notes achieve Investment Grade Status and no Event of Default or Default shall have occurred and be continuing (the occurrence of the foregoing events being collectively referred to as the "Fall-away Event"), upon the request of the Company the covenants described under "--Certain Covenants" will no longer be applicable to the Company and its Subsidiaries. See "--Certain Covenants." As a result, upon the occurrence of the Fall-away Event the Notes will be entitled to substantially no covenant protection.

SUBORDINATION

    The Notes will be unsecured senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company. The payment of all Obligations in respect of the Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness.

    In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Notes are so subordinated as provided in the Indenture) (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") on account of all Obligations in respect of the Notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of Notes.

    No payment (other than any payments made pursuant to the provisions described under "--Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of all Obligations in respect of the Notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of Notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

    No payment (other than any payments made pursuant to the provisions described under "--Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of all Obligations in respect of the Notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of Notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

    The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of (i) 179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply), (ii) the date on which such Non-payment Default is cured, waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or Cash Equivalents, (iii) such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents or (iv) such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period, after which the Company will resume making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

    In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

    Failure by the Company to make any required payment in respect of the Notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, Holders will have the right to require repayment of the Notes in full. See "--Events of Default."

    By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full in cash or

Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes.

    Senior Indebtedness means (i) all obligations of the Company, now or hereafter existing, under or in respect of the Credit Facility, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under the Bankruptcy Laws, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnities, gross-ups or other payments thereunder and (ii) the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.
Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company or the Notes including Indebtedness evidenced by the Existing Senior Subordinated Notes, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) Indebtedness of the Company to the extent incurred in violation of any covenant of the Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vi) trade account payables owed or owing by the Company, (vii) amounts owed by the Company for compensation to employees or for services rendered to the Company, (viii) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company and (ix) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

    Designated Senior Indebtedness means (i) all Senior Indebtedness under the Credit Facility and (ii) any other Senior Indebtedness (a) which at the time of determination exceeds $30 million in aggregate principal amount, (b) which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company and (c) as to which the Trustee has been given written notice of such designation.

OPTIONAL REDEMPTION

    The Notes are redeemable, at the option of the Company, as a whole or in part, at any time on or after March 15, 2002, at the Redemption Prices (expressed as percentages of the principal amount thereof) set forth below together with accrued and unpaid interest to the Redemption Date, if redeemed during the 12-month period beginning on March 15 of the years indicated:


                                                   Redemption
YEAR                                                 Price
----                                                 -----
2002.......................................        104.7500%
2003.......................................        103.5625%
2004.......................................        102.3750%
2005.......................................        101.1875%
2006 and thereafter........................        100.0000%

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee not more than 60 days prior to the Redemption Date by such method as the Trustee shall deem fair and appropriate; provided, however, that Notes will not be redeemed in amounts less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

CERTAIN COVENANTS

    The Indenture will provide that all of the following restrictive covenants will be applicable to the Company unless and until the Fall-away Event occurs. In such event, the Company will be released from its obligations to comply with the restrictive covenants described below as well as certain other obligations. The covenants that will be released upon the Fall-away Event are "Limitation on Consolidated Indebtedness," "Limitation on Restricted Payments," "Limitation on Transactions with Affiliates," "Limitation on Senior Subordinated Indebtedness" and clause (iii) under the "Merger and Sale of Assets" covenant.

    Limitation on Consolidated Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or guarantee, or in any other manner become directly or indirectly liable for the payment of, any Indebtedness (excluding Permitted Indebtedness) unless at the time of such event and after giving effect thereto on a pro forma basis the Company's Consolidated EBITDA Ratio for the four (4) full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four-quarter period, is greater than or equal to 2.0:1.

    Limitation on Restricted Payments. The Company shall not directly or indirectly:

        (A) declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly-Owned Subsidiaries; or

        (B) purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly-Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (A) and (B) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution),
(1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness" and (3) the aggregate amount of all Restricted Payments declared or made after the Closing Date (including the proposed Restricted Payment) does not exceed the sum of:

        (I)(x) Consolidated EBITDA for the Restricted Payments Computation Period minus (y) 2 times Consolidated Interest Expense for the Restricted Payments Computation Period;

        (II) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Closing Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

        (III) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Closing Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; and

        (IV) $100 million.

    Notwithstanding the foregoing limitation, the Company may (a) pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation, (b) acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock) or (c) pay dividends on the Company's existing $1.75 Cumulative Convertible Preferred Stock or any replacement or refinancing thereof.

    Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly-Owned Subsidiary of the Company) involving aggregate consideration in excess of $5 million (other than the DI Merger) unless (A) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party, (B) such transaction or series of transactions is in the best interests of the Company and (C) with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (A) and (B) above, as evidenced by a Board Resolution.

    Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Closing Date; (ii) any Restricted Payment permitted to be made pursuant to the provisions of "Limitation on Restricted Payments" above; (iii) any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary) and

(iv) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries.

    Limitation on Senior Subordinated Indebtedness. The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Notes.

MERGER AND SALE OF ASSETS

    The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly-Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly-Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto (i) either (A) the Company shall be the continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the obligations of the Company under the Notes and the Indenture, (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, and
(iii) immediately before and immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness."

    In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the Notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the Notes and the Indenture.

    The conditions set forth in "Merger and Sale of Assets" shall be deemed satisfied by the DI Merger and the transactions related thereto, provided that the Company will be the Surviving Entity with respect to the DI Merger.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all Outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.

    Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

    The Change of Control provision of the Notes may, in certain circumstances, make more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the Initial Purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

    The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the Holders of the Notes. Finally, the Company's ability to pay cash to the Holders of the Notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

    The provisions of the Indenture would not necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders.

    If an offer is made to repurchase the Notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14(e) thereunder, to the extent applicable to such offer.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to AMC Entertainment Inc., Attention: Ms. Nancy L. Gallagher, Vice President and Secretary, 106 West 14th Street, Kansas City, Missouri 64105-1977 (telephone: (816) 221-4000).

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

    "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

    "Affiliate" shall mean, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, ten percent or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

    "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri or the city in which the Trustee's Office is located are authorized or required to be closed, or, if no Note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

    "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

    "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality, (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition and (vi) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P.

    "Change of Control" shall mean the occurrence of, after the date of the Indenture, either of the following events: (a) any Person (other than a Permitted Holder) or any Persons (other than any Permitted Holders) acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof (other than any Permitted Holders) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Capital Stock of the Company entitled to vote generally in the election of directors (the determination of aggregate voting power to recognize that the Company's Class B Stock, par value 66 2/3 (cent) per share, currently has ten votes per share and the Company's Common Stock, par value 66 2/3 (cent) per share, currently has one vote per share) or (b) any Person (other than a Permitted Holder) or Group (other than any Permitted Holders) together with any Affiliates thereof (other than any Permitted Holders) shall succeed in having a sufficient number of its nominees who are not management nominees elected to the Board of Directors of the Company such that such nominees when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate (other than any Permitted Holder) of such Group, will constitute a majority of the Board of Directors of the Company.

    "Closing Date" shall mean the date on which the Notes are originally issued under the Indenture.

    "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of: (i) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) Consolidated Interest Expense of such Person and its Subsidiaries for such period; (iii) depreciation expense of such Person and its Subsidiaries for such period; (iv) amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and (v) any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP; provided, however, that, for purposes of this definition, all transactions involving the acquisition of any Person by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase.

    "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided, that, (A) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate for purposes of calculating the Consolidated EBITDA Ratio.

    "Consolidated   Interest   Expense"  of  any  Person  shall  mean,   without
duplication, for any period, as applied to any Person, (A) the sum of (a) the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under Interest Rate Protection Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period minus (B) the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

    "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

    "Credit Facility" shall mean that certain Credit Agreement, dated as of December 27, 1995, among the Company, The Bank of Nova Scotia, as administrative agent, Chemical Bank, as syndication agent, Bank of America National Trust and Savings Association, as document agent, and the various other financial institutions thereto, as the same may be amended from time to time.

    "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

    "Debt Rating" shall mean the rating assigned to the Notes by Moody's or S&P, as the case may be.

    "Default" means any event which is, or after notice or the passage of time or both would be, an Event of Default.

    "DI Merger" shall mean the Merger referred to in this Prospectus between the Company and Durwood, Inc., as the same may be approved by the Board of Directors and stockholders of the Company.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

    "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

    "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

    "Indebtedness" shall mean, with respect to any Person,  without duplication,
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding,
(ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party, (v) all Indebtedness referred to in clauses (i) through (iv) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all Guaranteed Indebtedness of such Person, (vii) all obligations under Interest Rate Protection Agreements of such Person, (viii) all Currency Hedging Obligations of such Person and (ix) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (viii) above.

    "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

    "Investment Grade Status" exists as of a date and thereafter if at such date either (i) the Debt Rating of Moody's is at least Baa3 (or the equivalent) or higher or (ii) the Debt Rating of S&P is at least BBB- (or the equivalent) or higher.

    "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a

Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

    "Maturity" means, with respect to any Note, the date on which the principal of such Note becomes due and payable as provided in such Note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

    "Moody's" shall mean Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

    "Non-Recourse Indebtedness" shall mean Indebtedness as to which (i) none of the Company or any of its Subsidiaries (a) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness) or
(b) is directly or indirectly liable and (ii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse
Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

    "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

    "Permitted Holder" means (i) Mr. Stanley H. Durwood, his spouse and any of his lineal descendants and their respective spouses (collectively, the "Durwood Family") and any Affiliate of any member of the Durwood Family, (ii) Mr. Stanley
H. Durwood's estate, or any trust established by Mr. Stanley H. Durwood, during any period of administration prior to the distribution of assets to beneficiaries who are Persons described in clause (iii) below, (iii) any trust which is established solely for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust) or solely for the benefit of one or more charitable organizations or solely for the benefit of a combination of members of the Durwood Family and one or more charitable organizations and (iv) any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (iv), then such securities shall no longer be deemed to be held by a Permitted Holder.

    "Permitted Indebtedness" shall mean the following:

        (i)   Indebtedness of the Company under the Notes;

        (ii) Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the sum of $425 million less any amount by which any commitment thereunder has been or shall be permanently reduced in accordance with the terms thereof;

        (iii) Indebtedness of the Company or any of its Subsidiaries outstanding on the Closing Date;

        (iv) Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

        (v) Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

        (vi) Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Indebtedness outstanding on the Closing Date in an aggregate  principal  amount  not to  exceed  the  principal  amount  of the
    Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

        (vii) Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company;

        (viii) Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

        (ix)  Capital   Lease   Obligations   of  the  Company  or  any  of  its
    Subsidiaries;

        (x) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

        (xi) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

        (xii)  Acquired  Indebtedness,   provided  that  such  Indebtedness,  if
    incurred by the Company, would be in compliance with "Limitation on Consolidated Indebtedness";

        (xiii) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed, provided that such Indebtedness is subordinated in right of payment to the Notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the Notes; and

        (xiv) Indebtedness not otherwise permitted to be incurred pursuant to clauses (i) through (xiii) above which, together with any other Indebtedness pursuant to this clause (xiv), has an aggregate principal amount that does not exceed $75 million at any time outstanding.

    "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

    "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

    "Restricted Payments" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

    "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the Closing Date to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

    "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

    "Stated Maturity," when used with respect to any Note or any installment of interest thereof, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

    "Subsidiary" of any person shall mean (i) any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person and
(ii) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company. Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted--Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

    "Surviving Entity" shall have the meaning set forth under "Merger and Sale of Assets."

    "Unrestricted Subsidiary" shall mean a Subsidiary of the Company designated in writing to the Trustee (i) whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness, (ii) that has no Indebtedness other than Non-Recourse Indebtedness and (iii) that has no Subsidiaries.

    "Voting Stock" shall mean stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not, at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

    "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (ii) the sum of all such principal payments.

    "Wholly-Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than Directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

EVENTS OF DEFAULT

    The following will be "Events of Default" under the Indenture:

    (i) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

    (ii)   default in the payment of the principal of or premium, if any, on any
           Note  at  its  Maturity  (upon  acceleration,   optional  redemption,
           required purchase or otherwise);

    (iii) default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (i) or (ii) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

    (iv) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or AMC aggregating $5 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or
           (B) Indebtedness of the Company or AMC aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

    (v) any holder of any Indebtedness in excess of $5 million in the aggregate of the Company or AMC shall notify the Trustee of the intended sale or disposition of any assets of the Company or AMC that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or AMC pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or AMC or in accordance with applicable law;

    (vi) one or more final judgments or orders shall be rendered against the Company or AMC for the payment of money, either individually or in an aggregate amount, in excess of $5 million and shall not be discharged and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

    (vii) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or AMC.

    If an Event of Default  (other than an Event of Default  specified in clause
(vii) above) shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of all Notes due and payable; provided, however that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause
(vii)),  any such  acceleration  shall not become effective until the earlier of
(i) five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Facility and (ii) the acceleration of any amounts under the Credit Facility. If an Event of Default specified in clause (vii) above occurs and is continuing, then the principal of all the Notes shall become due and payable without any declaration or other act on the part of the Trustee or any Holder. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,
(ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes, and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

    The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the Holders of Notes before proceeding to exercise any right or power under the Indenture at the request of such Holders. The Indenture provides that the Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

    The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

DEFEASANCE AND COVENANT DEFEASANCE OF THE INDENTURE

    The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all Outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged: (i) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes relating to the issuance of temporary Notes, the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture,
(iii) its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition the Company may, at its option and at any time, elect to be released from its obligations with respect to certain of its restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes.

    In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the Outstanding Notes on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment of interest, (ii) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that
(x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of this Prospectus, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, (iv) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment
Company Act of 1940 and (v) the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), (ii) reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price,
(iii) reduce the percentage in principal amount of Outstanding Notes, the consent of whose Holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults, (iv) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of Outstanding Notes the consent of whose Holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby or (v) modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner adverse to any Holder.

    The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

FORM AND DENOMINATION

    Except as provided below, the New Notes will be represented by a global note (the "Global Note") in definitive, fully registered form without interest coupons and will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or with the Trustee, as custodian for DTC, and registered in the name of a nominee of DTC.

    The Company will initially appoint the Trustee at its corporate trust office as paying agent and registrar for the Notes. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes, accepting Notes for exchange and registration of transfer; (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Issuer are duly paid to DTC or its nominees and (iii) transmitting to the Issuer any notices from holders.

    The Company will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent or registrar, or appoint additional or other such agents or approve any change in the office through which any such agent acts; provided that there shall at all times be a paying agent and registrar in the Borough of Manhattan, The City of New York, New York. The Company will cause notice of any resignation, termination or appointment of the Trustee or any paying agent or registrar, and of any change in the office through which any such agent will act, to be provided to Holders of the Notes.

    No service charge will be made for any registration of, transfer or exchange of the Notes, but the Company may require payment of sums sufficient to cover any tax or other government charge payable in connection therewith.

GLOBAL NOTES

    The following description of the operations and procedures of DTC, Euroclear and CEDEL are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    Upon the issuance of a Global Note representing the New Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Unless DTC notifies the Company that it is unwilling or unable to continue as a depositary for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and CEDEL). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of U.S. $1,000 and integral multiples thereof.

    Investors may hold their interests in the Global Note through Euroclear or CEDEL, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may also hold such interests through organizations other than Euroclear and CEDEL that are participants in the DTC system. Euroclear and CEDEL will hold interests in the Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Global Note in customers' securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL may also be subject to the procedures and requirements of such system.

    Payments of the principal of, premium, if any, and interest on the Global Note will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Subject to the following considerations, beneficial interests in the Global Note will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

    Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received on Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such notes to its participants.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Note among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial owner interests in the Global Notes.

CERTIFICATED NOTES

    If DTC is at any time unwilling or unable to continue as a depositary for the reasons set forth above under " --Global Notes", or, in the case of a Global Note held for an account of Euroclear or CEDEL, Euroclear or CEDEL, as the case may be, is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons. In all cases, certificates for Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC. Physical certificates representing the Notes will not otherwise be available.

CONCERNING THE TRUSTEE

    The Bank of New York is the Trustee under the Indenture.

    The Bank of New York is also the indenture trustee under the indenture respecting the 125/8% Subordinated Notes.

GOVERNING LAW

    The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

                          REGISTRATION RIGHTS AGREEMENT

    The Company has entered into the Registration Rights Agreement with Goldman, Sachs & Co., Salomon Brothers Inc and Scotia Capital Markets, as the initial purchasers of the Old Notes, pursuant to which the Company has agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to (i) use its best efforts to file a registration statement with respect to the Exchange Offer within 90 days after the date of the original issue of the Notes with the Commission with respect to the exchange of the Old Notes for the New Notes, which will have terms identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) and (ii) use its best efforts to cause such registration statement to be declared effective under the Securities Act within 150 days after the date of original issuance of the Notes. Promptly after such registration statement has been declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open until the Expiration Date. For each Old Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Old Note will receive a New Note having a principal amount equal to the principal amount of such surrendered Note.

    In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer registration statement is not declared effective on or prior to August 16, 1997, or upon the request of an Initial Purchaser under certain circumstances, the Company will, in lieu of effecting the registration of the New Notes pursuant to the Exchange Offer registration statement and at its cost, (i) as promptly as practicable, file with the Commission a Shelf registration statement covering resales of the Old Notes on a continuous basis, (ii) use its best efforts to cause the Shelf registration statement to be declared effective under the Securities Act by September 15, 1997 and (iii) use its best efforts to keep effective the Shelf registration statement until three years after its effective date. The Company will, in the event of the filing of a Shelf registration statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf registration statement, notify each such holder when the Shelf registration statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

    In the event that either (a) the Exchange Offer registration statement is not filed with the Commission on or prior to June 17, 1997, (b) the Exchange Offer registration statement is not declared effective on or prior to August 16, 1997 or (c) the Exchange Offer is not consummated or a Shelf registration statement with respect to the Old Notes is not declared effective on or prior to September 15, 1997, the interest rate borne by the Notes shall be increased by 0.50% per annum following June 17, 1997 in the case of clause (a) above, following August 16, 1997 in the case of clause (b) above and following
September 15 in the case of clause (c) above. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed 1.00% per annum. Upon (x) the filing of the Exchange Offer registration statement after June 17, 1997, (y) the effectiveness of the Exchange Offer registration statement after August 16, 1997 or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf registration statement, as the case may be, after September 15, 1997, the interest rate borne by the Old Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to 9 1/2%.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following is a summary of certain material United States federal income tax consequences applicable to the exchange of Old Notes for New Notes pursuant to the Exchange Offer (the "Exchange") and to the purchase, ownership and disposition of the Notes. The discussion is based on the Internal Revenue Code of 1986 (the "Code"), its legislative history, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as currently existing and in effect. There can be no assurance that the Internal Revenue Service (the "IRS") and the courts will not take a contrary view with respect to these tax consequences, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect (possibly adversely) the tax consequences of the exchange or of purchasing, owning and disposing of the Notes.

    Except as otherwise described herein, this discussion applies only to a person who is an initial beneficial owner who purchased the Notes for their issue price from the Initial Purchasers pursuant to the initial offering thereof (a "Holder"), and except as otherwise described herein, who is (1) a citizen or resident of the United States for United States federal income tax purposes, (2) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof or (3) an estate or trust the income of which is subject to United States federal income taxation regardless of its source (each a "U.S. Holder"). A "non-U.S. Holder" is a Holder who purchased the Notes pursuant to the initial offering thereof who is not a U.S. Holder.

    The summary deals only with the Notes held as capital assets by Holders and not with subsequent holders of the Notes or with special classes of Holders, such as banks and other financial institutions, dealers in securities, life insurance companies, persons subject to alternative minimum tax, tax-exempt organizations or persons holding the Notes as a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws, or any estate or gift tax laws, is not discussed.

    Holders of Old Notes should consult their own tax advisors concerning the particular consequences to them of the Exchange and the purchase, ownership and disposition of the Notes under the Code and the law of any other taxing jurisdiction.

EXCHANGE OFFER

    For United States federal income tax purposes, the Exchange will be disregarded and each New Note will be treated as a continuation of the corresponding Old Note. Accordingly, Holders will not recognize gain or loss upon the Exchange, and a Holder will have the same tax basis in its New Notes as it did in its Old Notes.

U.S. HOLDERS

    A U.S. Holder of a Note will be required to report as ordinary interest income for U.S. federal income tax purposes interest earned on the Note in accordance with the Holder's method of tax accounting. Although the Notes were issued at a price that is less than their stated principal amount, the discount was less than 0.25% of the stated redemption price at maturity multiplied by the number of whole years to maturity. Therefore, for federal income tax purposes the amount of original issue discount on the Notes that is attributable to the difference between their purchase price and their stated redemption price is considered to be de minimis and is treated as zero.

    The interest rate on the Old Notes will be increased by up to 1% per annum if, within the time periods set forth herein, the Exchange Offer is not consummated and a Shelf registration statement is not declared effective. See "The Exchange Offer--General." According to the Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a Holder (or the timing of such recognition) if the likelihood of the change, as of the date the Notes are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Old Notes was remote at the date of their issuance and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. Because the amount of original issue discount on the Notes without regard to any change in the interest rate paid thereon is de minimis, and because the likelihood of a change in the interest rate on the Notes was remote at the date of their issuance, the Notes do not have original issue discount. However, if the interest rate on the Old Notes did, in fact, change, then the Old Notes would be treated as having been retired and reissued for purposes of determining whether the original issue discount rules would thereafter apply to them. The effect of the above rules is that any increased amount of interest attributable to a change in the interest rate on the Old Notes would be included in income over the remaining term of the Old Notes, possibly in advance of the receipt of cash relating thereto.

    If a U.S. Holder purchased a Note for an amount that is less than its stated principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount (0.25% of its stated redemption price at maturity multiplied by the number of whole years to maturity). Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount will be considered to accrue ratably (i.e., on a straight line basis) during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue on a constant interest method. A U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    A U.S. Holder that purchased a Note for an amount in excess of its stated redemption price at its earliest call date will be considered to have purchased the Note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note. A U.S. Holder that elects to amortize such premium must also reduce its tax basis in a Note by the amount of premium amortized during its holding period. Bond premium on a Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies, other than debt instruments the interest on which is excludable from gross income, and may not be revoked without the consent of the IRS.

    Proposed regulations have been issued that, if finalized in their current form, would require that a U.S. Holder that purchases a Note at a premium, and elects to amortize such premium, must amortize such premium under a constant yield method. As proposed, these rules will be applicable to debt instruments issued on or after 60 days after the regulations are published in final form. However, under the proposed rules, certain Holders may elect to apply the new rules to all Notes held on or after the first day of the taxable year that contains the day which is 60 days after the regulations are published in final form.

    A Holder's tax basis for a Note generally will be the Holder's purchase price for the Note increased by amounts includible in income by the Holder as market discount and reduced by any amortized premium. Upon the sale, exchange, redemption, retirement or other disposition of a Note, a Holder will recognize gain or loss equal to the difference (if any) between the amount realized and the Holder's tax basis in the Note. Except to the extent that amounts are required to be treated as ordinary income under the market discount rules described above or are allocable to accrued or unpaid interest, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than one year.

    Under certain Treasury Regulations, relating to modifications and exchanges of debt instruments, any increases in the interest rate of the Old Notes resulting from an Exchange Offer not being consummated, or Shelf registration statement not being declared effective, would not be treated as a taxable exchange, as such change in interest rate would occur pursuant to the original terms of the Old Notes.

NON-U.S. HOLDERS

    Subject to the discussion of "backup" withholding below, payments of principal, if any, and interest by the Company or its agent (in its capacity as such) to any non-U.S. Holder will not be subject to U.S. federal withholding tax provided, in the case of interest, that (1) such non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) such non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to the Company through stock ownership and (3) either (A) the non-U.S. Holder of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the non-U.S. Holder by it or by another financial institution acting for the beneficial owner and furnishes the payor with a copy thereof. The certification may be made on an IRS Form W-8 or substantially similar substitute form, and a non-U.S. Holder must inform the Company or its agent of any change in the information on the statement within 30 days of the change. A non-U.S. Holder of the Notes who does not meet the requirements of the second preceding sentence would generally be subject to U.S. federal withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on payments of interest on the Notes. The IRS has proposed regulations that, if finalized, would modify certain of the certification requirements described above.

    If a non-U.S. Holder of a Note is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, then the rules set forth in the preceding paragraph will not apply. Such non-U.S. Holder will be exempt from U.S. federal withholding tax (by reason of the delivery of a properly completed IRS Form 4224), but will be subject to U.S. federal income tax on such interest and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a U.S. foreign branch profits tax equal to 30% of its effectively connected earnings and profits (subject to adjustment) for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

    Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a non-U.S. Holder will not be subject to U.S. federal income or withholding taxes unless (1) such gain is effectively connected with a U.S. trade or business of the Holder or (2) in the case of an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

    Non-U.S. Holders should consult with their tax advisors regarding United States and foreign tax consequences with respect to the Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    "Backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if a U.S. Holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such U.S. Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Holder of a Note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in clause (3) in the first paragraph under "Non-U.S. Holders" or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

    Payments of the proceeds from the sale by a non-U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to U.S. information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, United States information reporting, but not backup withholding, may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to United States information reporting and backup withholding unless the Holder certifies as to its non-United States status or otherwise establishes an exemption from United States information reporting and backup withholding.

    Any amounts withheld under the backup withholding rules from a payment to a Holder may be claimed as a credit against such Holder's United States federal income tax liability, provided that the required information is provided to the IRS.

                              ERISA CONSIDERATIONS

    A fiduciary of a pension, profit-sharing, retirement, or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA", and such plan, a "Plan"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of such Plan's assets in the Notes. Accordingly, such fiduciary should consider whether the investment satisfies the diversification and prudence requirements of ERISA and whether the investment is consistent with the documents and instruments governing the Plan.

    In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest", within the meaning of ERISA, and "disqualified persons", within the meaning of the Code). A prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code could arise if the Company were, or were to become, a party in interest or a disqualified person with respect to a Plan purchasing the Notes. Certain exemptions from the prohibited transaction rules could be applicable to the purchase of the Notes by a Plan or by a person whose assets may constitute assets of a Plan. Included among these exemptions are: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by a qualified professional asset manager; PTCE 96-23, regarding transactions effected by in-house asset managers; and PTCE 95-60, regarding transactions by insurance company general accounts. Thus, a fiduciary of a Plan considering an investment in the Notes also should consider whether the acquisition of the Notes might constitute or give rise to a non-exempt prohibited transaction.

    Certain employee benefit plans, such as governmental plans and church plans, are not subject to the restrictions of ERISA, and assets of such plans may be invested in the Notes without regard to the ERISA considerations described above. The investment in the Notes by such employee benefit plans may, however, be subject to other applicable federal, state and local laws, which should be carefully considered by such employee benefit plans before investing in the Notes.

    Every Plan, governmental plan or church plan considering the acquisition of the Notes should consult with its counsel with respect to the potential applicability of ERISA, the Code and any other relevant laws to such investment.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

                                  LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Lathrop & Gage L.C., Kansas City, Missouri. Raymond F. Beagle, Jr., a member of Lathrop & Gage L.C., is general counsel of the Company and a successor voting trustee under Mr. Stanley H. Durwood's revocable voting trust. See "Security Ownership of Beneficial Owners."

                                     EXPERTS

     The consolidated balance sheets of AMC Entertainment Inc. and Subsidiaries as of April 3, 1997 and March 28, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995 included in this registration statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated balance sheets of AMC Entertainment Inc. and subsidiaries as of March 28, 1996 and March 30, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the years (52 weeks) ended March 28, 1996, March 30, 1995 and March 31, 1994 incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated balance sheets of Durwood, Inc. and subsidiaries as of April 3, 1997 and March 28, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995 included in this registration statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AMC ENTERTAINMENT INC.
PRO FORMA FINANCIAL STATEMENTS:
Condensed Pro Forma Financial Statements...................................................................  F-2
Condensed Pro Forma Consolidated Statement of Operations for the year (53 weeks) ended April 3, 1997.......  F-3
Condensed Pro Forma Consolidated Balance Sheet as of April 3, 1997.........................................  F-4
Notes to Condensed Pro Forma Financial Statements..........................................................  F-5
AUDITED FINANCIAL STATEMENTS:
Report of Independent Accountants..........................................................................  F-7
Consolidated Statements of Operations for the year (53 weeks) ended April 3, 1997 and years (52 weeks)
  ended March 28, 1996 and March 30, 1995..................................................................  F-8
Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996.........................................  F-9
Consolidated Statements of Cash Flows for the year (53 weeks) ended April 3, 1997 and years (52 weeks)
  ended March 28, 1996 and March 30, 1995..................................................................  F-10
Consolidated Statements of Stockholders' Equity for the year (53 weeks) ended April 3, 1997 and years (52 weeks) ended March 28, 1996 and March 30, 1995...........................................................  F-12
Notes to Consolidated Financial Statements.................................................................  F-13

DURWOOD, INC.
PRO FORMA FINANCIAL STATEMENTS:
Condensed Pro Forma Financial Statements...................................................................  F-32
Condensed Pro Forma Consolidated Statement of Operations for the year (53 weeks) ended April 3, 1997.......  F-33
Condensed Pro Forma Consolidated Balance Sheet as of April 3, 1997.........................................  F-34
Notes to Condensed Pro Forma Financial Statements..........................................................  F-35
AUDITED FINANCIAL STATEMENTS
Report of Independent Accountants..........................................................................  F-37
Consolidated Statements of Operations for the year (53 weeks) ended April 3, 1997 and years (52 weeks)
  ended March 28, 1996 and March 30, 1995..................................................................  F-38
Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996.........................................  F-39
Consolidated Statements of Cash Flows for the year (53 weeks) ended April 3, 1997 and years (52 weeks)
  ended March 28, 1996 and March 30, 1995..................................................................  F-40
Consolidated Statements of Stockholders' Equity for the year (53 weeks) ended April 3, 1997 and years (52 weeks) ended March 28, 1996 and March 30, 1995...........................................................  F-42
Notes to Consolidated Financial Statements.................................................................  F-43

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                    CONDENSED PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The following unaudited Condensed Pro Forma Statement of Operations and Balance Sheet have been prepared giving effect to the Merger of Durwood, Inc. ("DI") with AMC Entertainment Inc. ("AMCE" or the "Company"). The Condensed Pro Forma Statement of Operations for the year (53 weeks) ended April 3, 1997 assumes that the Merger occurred on March 29, 1996. The Condensed Pro Forma Balance Sheet assumes that the Merger occurred on April 3, 1997.

    The unaudited Condensed Pro Forma Financial Statements do not purport to represent the Company's financial position or results of operations had the above transaction in fact occurred on such dates. In addition, the unaudited Condensed Pro Forma Financial Statements are not intended to be indicative of the Company's future financial position or results of operations.

    The unaudited Condensed Pro Forma Financial Statements should be read in conjunction with the historical financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

            CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      YEAR (53 WEEKS) ENDED APRIL 3, 1997
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                          PRO FORMA      PRO FORMA
                                                                              AMCE       ADJUSTMENTS     AMCE FOR
                                                                            ACTUAL(1)   FOR MERGER(2)     MERGER
                                                                           -----------  --------------  -----------
Revenues.................................................................  $   749,597  $     --        $   749,597
Cost of operations.......................................................      580,002        --            580,002
General and administrative expenses......................................       56,647        --             56,647
Depreciation and amortization............................................       59,803        --             59,803
                                                                           -----------  --------------  -----------
  Operating income.......................................................       53,145        --             53,145
Interest expense.........................................................       22,022        --             22,022
Other income, net........................................................          772        --                772
                                                                           -----------  --------------  -----------
Earnings before income taxes.............................................       31,895        --             31,895
Income tax provision.....................................................       12,900        --             12,900
                                                                           -----------  --------------  -----------
Net earnings.............................................................  $    18,995  $     --        $    18,995
                                                                           -----------  --------------  -----------
                                                                           -----------  --------------  -----------
Preferred dividends......................................................        5,907                        5,907
                                                                           -----------                  -----------
Net earnings for common shares...........................................  $    13,088                  $    13,088
                                                                           -----------                  -----------
                                                                           -----------                  -----------
Earnings per share:
  Primary................................................................  $       .74                  $       .74
                                                                           -----------                  -----------
                                                                           -----------                  -----------
  Fully diluted..........................................................  $       .73                  $       .73
                                                                           -----------                  -----------
                                                                           -----------                  -----------
Weighted average number of shares outstanding:
  Primary................................................................       17,726                       17,726
                                                                           -----------                  -----------
                                                                           -----------                  -----------
  Fully diluted..........................................................       17,940                       17,940
                                                                           -----------                  -----------
                                                                           -----------                  -----------

             See Notes to Condensed Pro Forma Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                 CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 APRIL 3, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                         PRO FORMA       PRO FORMA
                                                                            AMCE      ADJUSTMENTS FOR    AMCE FOR
                                                                          ACTUAL(1)      MERGER(2)        MERGER
                                                                         -----------  ----------------  -----------
ASSETS
  Current assets.......................................................  $    83,672    $    --         $    83,672
  Property, net........................................................      543,058         --             543,058
  Intangible assets, net...............................................       28,679         --              28,679
  Other long-term assets...............................................       62,804         --              62,804
                                                                         -----------        --------    -----------
    Total assets.......................................................  $   718,213    $    --         $   718,213
                                                                         -----------        --------    -----------
                                                                         -----------        --------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities..................................................  $   134,267    $      1,000(3) $   135,267
  Corporate borrowings.................................................      315,046         --             315,046
  Capital lease obligations............................................       55,237         --              55,237
  Other long-term liabilities..........................................       43,651         --              43,651
                                                                         -----------        --------    -----------
                                                                             548,201           1,000        549,201
  Stockholders' equity:
    $1.75 Cumulative Convertible Preferred Stock; 3,303,600 shares
      outstanding......................................................        2,202         --               2,202
    Common Stock; 6,604,469 shares issued; 12,745,812 on a pro forma
      basis............................................................        4,403           4,094(4)       8,497
    Convertible Class B Stock; 11,157,000 shares issued and
      outstanding; 5,015,657 on a pro forma basis......................        7,438          (4,094)(5)       3,344
    Additional paid-in capital.........................................      107,781         --             107,781
    Foreign currency translation adjustment............................       (2,048)        --              (2,048)
    Retained earnings..................................................       50,605          (1,000)(3)      49,605
    Common Stock in treasury, 20,500 shares............................         (369)        --                (369)
                                                                         -----------        --------    -----------
                                                                             170,012          (1,000)       169,012
                                                                         -----------        --------    -----------
                                                                         $   718,213    $    --         $   718,213
                                                                         -----------        --------    -----------
                                                                         -----------        --------    -----------

             See Notes to Condensed Pro Forma Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

               NOTES TO CONDENSED PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

 (1) The amounts presented hereunder were taken from the Company's April 3, 1997 Consolidated Financial Statements.

 (2) Prior to the Merger, all assets of DI, other than DI's equity interest in the Company, will be transferred to DI's subsidiary, Delta Properties, Inc. ("Delta"), which will agree to assume DI's liabilities. Delta's stock then will be distributed to the DI shareholders. See "Durwood, Inc. Condensed Pro Forma Financial Statements." As a result, management expects that the Merger will be accounted for as a corporate reorganization and that, accordingly, the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations of the Company would not be affected.

 (3) Represents expenses associated with the Merger. These nonrecurring charges have not been reflected in the Condensed Pro Forma Statement of Operations.

 (4) Represents the net effect to Common Stock from the cancellation of 2,641,951 shares of Common Stock owned by DI and the issuance of 8,783,294 shares of Common Stock to the Durwood Children upon the Merger.

 (5) Represents the net effect to Class B Stock from the cancellation of 11,157,000 shares of Class B Stock owned by DI and the issuance of 5,015,567 shares of Class B Stock to Stanley H. Durwood upon the Merger.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                       AND REPORT OF INDEPENDENT ACCOUNTANTS
                               YEAR (53 WEEKS) ENDED
     APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996 AND MARCH 30, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of AMC Entertainment Inc.
    Kansas City, Missouri

    We have audited the accompanying consolidated balance sheets of AMC Entertainment Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMC Entertainment Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the consolidated results of their operations and their cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Kansas City, Missouri

May 16, 1997

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND
            YEARS (52 WEEKS) ENDED MARCH 28, 1996 AND MARCH 30, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
Revenues
  Admissions...............................................................  $   492,951  $   431,361  $   371,145
  Concessions..............................................................      225,167      196,645      169,120
  Other....................................................................       31,479       27,966       23,079
                                                                             -----------  -----------  -----------
      Total revenues.......................................................      749,597      655,972      563,344

Expenses
  Film rentals.............................................................      247,199      215,099      182,669
  Concession costs.........................................................       36,748       30,417       24,383
  Other....................................................................      296,055      245,842      225,711
                                                                             -----------  -----------  -----------
      Total cost of operations.............................................      580,002      491,358      432,763
  General and administrative...............................................       56,647       52,059       41,639
  Depreciation and amortization............................................       59,803       43,886       37,913
                                                                             -----------  -----------  -----------
      Total expenses.......................................................      696,452      587,303      512,315
                                                                             -----------  -----------  -----------
      Operating income.....................................................       53,145       68,669       51,029

Other expense (income)
  Interest expense
    Cororate borrowings....................................................       12,016       18,099       24,502
    Capital lease obligations..............................................       10,006       10,729       11,406
  Investment income........................................................         (856)      (7,052)     (10,013)
  Loss on disposition of assets............................................           84          222          156
                                                                             -----------  -----------  -----------
Earnings before income taxes and extraordinary item........................       31,895       46,671       24,978
Income tax provision.......................................................       12,900       19,300       (9,000)
                                                                             -----------  -----------  -----------
Earnings before extraordinary item.........................................       18,995       27,371       33,978
Extraordinary item -- Loss on extinguishment of debt (net of income tax
  benefit of $13,400)......................................................      --           (19,350)     --
                                                                             -----------  -----------  -----------
Net earnings...............................................................  $    18,995  $     8,021  $    33,978
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Preferred dividends........................................................        5,907        7,000        7,000
                                                                             -----------  -----------  -----------
Net earnings for common shares.............................................  $    13,088  $     1,021  $    26,978
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Earnings per share before extraordinary item:
  Primary..................................................................  $       .74  $      1.21  $      1.63
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
  Fully diluted............................................................  $       .73  $      1.20  $      1.45
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Earnings per share:
  Primary..................................................................  $       .74  $       .06  $      1.63
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
  Fully diluted............................................................  $       .73  $       .06  $      1.45
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        APRIL 3, 1997 AND MARCH 28, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                             1997         1996
                                                                                          -----------  -----------
                                                      ASSETS
Current assets:
  Cash and equivalents..................................................................  $    24,715  $    10,795
  Receivables, net of allowance for doubtful accounts of $704 as of April 3, 1997 and
    $801 as of March 28, 1996...........................................................       42,188       20,503
  Other current assets..................................................................       16,769       15,179
                                                                                          -----------  -----------
    Total current assets................................................................       83,672       46,477
Property, net...........................................................................      543,058      355,485
Intangible assets, net..................................................................       28,679       36,483
Other long-term assets..................................................................       62,804       45,013
                                                                                          -----------  -----------
    Total assets........................................................................  $   718,213  $   483,458
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable......................................................................  $    88,367  $    59,353
  Accrued expenses and other liabilities................................................       42,459       43,319
  Current maturities of corporate borrowings and capital lease obligations..............        3,441        2,904
                                                                                          -----------  -----------
    Total current liabilities...........................................................      134,267      105,576
Corporate borrowings....................................................................      315,046      126,127
Capital lease obligations...............................................................       55,237       59,141
Other long-term liabilities.............................................................       43,651       33,696
                                                                                          -----------  -----------
    Total liabilities...................................................................      548,201      324,540
Commitments and contingencies
Stockholders' equity:
  $1.75 Cumulative Convertible Preferred Stock, 66 2/3 CENTS par value; 3,303,600 and
    4,000,000 shares issued and outstanding as of April 3, 1997, and March 28, 1996, respectively (aggregate liquidation preference of $82,590 and $100,000 as of April
    3, 1997 and March 28, 1996, respectively)...........................................        2,202        2,667
  Common Stock, 66 2/3 CENTS par value; 6,604,469 and 5,388,880 shares issued as of
    April 3, 1997, and March 28, 1996, respectively.....................................        4,403        3,593
  Convertible Class B Stock, 66 2/3 CENTS par value; 11,157,000 shares issued and
    outstanding.........................................................................        7,438        7,438
  Additional paid-in capital............................................................      107,781      107,986
  Foreign currency translation adjustment...............................................       (2,048)     --
  Retained earnings.....................................................................       50,605       37,603
                                                                                          -----------  -----------
                                                                                              170,381      159,287
  Less--Common Stock in treasury, at cost, 20,500 shares as of April 3, 1997 and March
    28, 1996............................................................................          369          369
                                                                                          -----------  -----------
    Total stockholders' equity..........................................................      170,012      158,918
                                                                                          -----------  -----------
    Total liabilities and stockholders' equity..........................................  $   718,213  $   483,458
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

            YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS)
                    ENDED MARCH 28, 1996 AND MARCH 30, 1995
                                 (IN THOUSANDS)

                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
  Net earnings..........................................................  $     18,995  $      8,021  $     33,978
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization.......................................        59,803        43,886        37,913
    Deferred income taxes...............................................        (2,476)       (1,328)      (21,285)
    Gain on sale of available for sale investments......................       --            --             (1,407)
    Extraordinary item..................................................       --             19,350       --
    Loss on sale of long-term assets....................................            84           222           156
    Change in assets and liabilities:
      Receivables.......................................................          (609)       (1,537)          807
      Other current assets..............................................         1,578        10,167          (578)
      Accounts payable..................................................        41,486         7,458           341
      Accrued expenses and other liabilities............................        12,441         7,640        (5,763)
  Other, net............................................................         2,772         2,968           204
                                                                          ------------  ------------  ------------
        Total adjustments...............................................       115,079        88,826        10,388
                                                                          ------------  ------------  ------------
  Net cash provided by operating activities.............................       134,074        96,847        44,366
                                                                          ------------  ------------  ------------
Cash flows from investing activities:
  Capital expenditures..................................................      (253,380)     (120,796)      (56,403)
  Purchase of real estate investment....................................        (7,692)      --            --
  Acquisition of minority interest......................................        (7,400)      --            --
  Purchases of available for sale investments...........................       --           (424,134)     (314,368)
  Proceeds from maturities of available for sale investments............       --            493,278       364,374
  Proceeds from sales of available for sale investments.................       --            --             11,689
  Proceeds from disposition of long-term assets.........................        15,054         2,243            70
  Net change in refundable construction advances........................       (21,076)      (10,394)         (182)
  Other, net............................................................        (9,423)       (7,045)       (1,516)
                                                                          ------------  ------------  ------------
  Net cash provided by (used in) investing activities...................      (283,917)      (66,848)        3,664
                                                                          ------------  ------------  ------------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving credit facility...........       (10,000)      120,000       --
  Proceeds from issuance of 9 1/2% Senior Subordinated Notes............       198,938       --            --
  Principal payments under capital lease obligations....................        (2,835)       (2,455)       (2,088)
  Repurchase of 11 7/8% Senior and 12 5/8% Senior Subordinated Notes....       --           (220,734)      --
  Cash overdrafts.......................................................       (11,673)       22,848       --
  Other repayments......................................................       --               (404)          (34)
  Proceeds from exercise of stock options...............................           140           878           239
  Dividends paid on preferred stock.....................................        (5,993)       (7,000)       (7,233)
  Deferred financing costs and other....................................        (4,595)       (3,570)      --
                                                                          ------------  ------------  ------------
  Net cash provided by (used in) financing activities...................       163,982       (90,437)       (9,116)
                                                                          ------------  ------------  ------------
  Effect of exchange rate changes on cash and equivalents...............          (219)      --            --
                                                                          ------------  ------------  ------------
Net increase (decrease) in cash and equivalents.........................        13,920       (60,438)       38,914
Cash and equivalents at beginning of year...............................        10,795        71,233        32,319
                                                                          ------------  ------------  ------------
Cash and equivalents at end of year.....................................  $     24,715  $     10,795  $     71,233
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

                                 (IN THOUSANDS)

Supplemental Schedule of Noncash Investing and Financing Activities:

    During 1995, capital lease obligations of $1,363 were incurred in connection with property acquired.

Supplemental Disclosures of Cash Flow Information:

                                                                                   1997       1996       1995
                                                                                 ---------  ---------  ---------
Cash paid during the period for:
  Interest (net of amounts capitalized of $3,344, $3,003 and $870).............  $  24,188  $  34,775  $  35,878
  Income taxes, net............................................................      6,285      9,787     14,822

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                   FOREIGN
                             PREFERRED STOCK           COMMON STOCK            CLASS B STOCK        ADDITIONAL    CURRENCY
                          ----------------------  ----------------------  ------------------------    PAID-IN    TRANSLATION
                            SHARES      AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT      CAPITAL    ADJUSTMENT
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
Balance, April 1,
  1994..................    4,000,000  $   2,667    5,266,830  $   3,511     11,157,000  $   7,438  $   106,951   $  --
  Net earnings..........      --          --          --          --           --           --          --           --
  Exercise of options on
    Common Stock........      --          --           39,550         27       --           --              212      --
  Dividends declared:
    $1.75 Preferred
      Stock.............      --          --          --          --           --           --          --           --
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
Balance, March 30,
  1995..................    4,000,000      2,667    5,306,380      3,538     11,157,000      7,438      107,163      --
  Net earnings..........      --          --          --          --           --           --          --           --
  Exercise of options on
    Common Stock........      --          --           82,500         55       --           --              823      --
  Dividends declared:
    $1.75 Preferred
      Stock.............      --          --          --          --           --           --          --           --
  Acquisition of Common
    Stock in Treasury...      --          --          --          --           --           --          --           --
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
Balance, March 28,
  1996..................    4,000,000      2,667    5,388,880      3,593     11,157,000      7,438      107,986      --
  Net earnings..........      --          --          --          --           --           --          --           --
  Exercise of options on
    Common Stock........      --          --           15,000         10       --           --              130      --
  Preferred Stock
    conversions.........     (696,400)      (465)   1,200,589        800       --           --             (335)     --
  Dividends declared:
    $1.75 Preferred
      Stock.............      --          --          --          --           --           --          --           --
  Foreign currency
    translation
    adjustment..........      --          --          --          --           --           --          --           (2,048)
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
Balance, April 3,
  1997..................    3,303,600  $   2,202    6,604,469  $   4,403     11,157,000  $   7,438  $   107,781   $  (2,048)
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------


                                        COMMON STOCK IN
                                            TREASURY             TOTAL
                          RETAINED   ----------------------  STOCKHOLDERS'
                          EARNINGS    SHARES      AMOUNT         EQUITY
                          ---------  ---------  -----------  --------------
Balance, April 1,
  1994..................  $   9,837     --       $  --        $    130,404
  Net earnings..........     33,978     --          --              33,978
  Exercise of options on
    Common Stock........     --         --          --                 239
  Dividends declared:
    $1.75 Preferred
      Stock.............     (7,233)    --          --              (7,233)
                          ---------  ---------  -----------  --------------
Balance, March 30,
  1995..................     36,582     --          --             157,388
  Net earnings..........      8,021     --          --               8,021
  Exercise of options on
    Common Stock........     --         --          --                 878
  Dividends declared:
    $1.75 Preferred
      Stock.............     (7,000)    --          --              (7,000)
  Acquisition of Common
    Stock in Treasury...     --         20,500        (369)           (369)
                          ---------  ---------  -----------  --------------
Balance, March 28,
  1996..................     37,603     20,500        (369)        158,918
  Net earnings..........     18,995     --          --              18,995
  Exercise of options on
    Common Stock........     --         --          --                 140
  Preferred Stock
    conversions.........     --         --          --             --
  Dividends declared:
    $1.75 Preferred
      Stock.............     (5,993)    --          --              (5,993)
  Foreign currency
    translation
    adjustment..........     --         --          --              (2,048)
                          ---------  ---------  -----------  --------------
Balance, April 3,
  1997..................  $  50,605     20,500   $    (369)   $    170,012
                          ---------  ---------  -----------  --------------
                          ---------  ---------  -----------  --------------

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

    AMC Entertainment Inc. ("AMCE") is a holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the operation of motion picture theatres throughout the United States and in Japan and Portugal. The Company is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, National Cinema Network, Inc.

    Approximately 78% of AMCE's outstanding voting securities are owned by Durwood, Inc. ("DI"). See Note 12 for further description of AMCE's transactions with DI.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of AMCE and all subsidiaries. All significant intercompany balances and transactions have been eliminated.

    FISCAL YEAR: The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The 1997 fiscal year reflects a 53 week period, fiscal years 1996 and 1995 each reflect a 52 week period. Fiscal year 1998 will reflect a 52 week period.

    REVENUES AND FILM RENTAL COSTS: Revenues are recognized when admissions and concessions sales are received at the theatres. Film rental costs are recognized based on the applicable box office receipts and the terms of the film licenses.

    CASH AND EQUIVALENTS: Cash and equivalents consists of cash on hand and temporary cash investments with original maturities of less than thirty days. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk. Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of April 3, 1997 and March 28, 1996 was $11,175,000 and $22,848,000, respectively.

    INVESTMENTS: For purposes of determining gross realized gains and losses, the cost of investment securities sold is determined upon specific identification. Proceeds and gross realized gains from the sales in 1995 of equity securities classified as other long-term assets as of March 31, 1994 were $11,689,000 and $1,407,000, respectively.

    REFUNDABLE CONSTRUCTION ADVANCES: Included in receivables as of April 3, 1997 and March 28, 1996 is $33,193,000 and $12,117,000, respectively, due from developers to fund a portion of the

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) construction costs of new theatres that are to be operated by the Company pursuant to lease agreements. These amounts are repaid by the developers either during construction or shortly after completion.

    PROPERTY: Property is recorded at cost. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives are generally as follows:

Buildings and improvements..................................  20 to 40 years
Leasehold improvements......................................  5 to 25 years
Furniture, fixtures and equipment...........................  3 to 10 years

    Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently.

    INTANGIBLE ASSETS: Intangible assets are recorded at cost and are comprised of lease rights, which are amounts assigned to theatre leases assumed under favorable terms, and location premiums on acquired theatres which are being amortized on a straight-line basis over the estimated remaining useful life of the theatre. Accumulated amortization on intangible assets was approximately $41,690,000 and $36,035,000 as of April 3, 1997 and March 28, 1996,
respectively.

    Effective December 30, 1994, the Company reduced the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base terms of the theatre leases. This change in accounting estimate was made to better match the estimated life of the intangible assets with the life of the theatre due to the Company's strategic plans to primarily own and operate larger theatres. The effect of this change in estimate was to increase amortization expense in 1995 by $1,542,000 and decrease net earnings by $876,000, or $.05 per share.

    OTHER LONG-TERM ASSETS: Other long-term assets are comprised principally of costs incurred in connection with the issuance of debt securities which are being amortized over the respective life of the issue; investments in real estate; investments in partnerships and corporate joint ventures accounted for under the equity method; preopening costs relating to new theatres which are being amortized over two years; and long-term deferred income taxes.

    FOREIGN CURRENCY TRANSLATION: The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of stockholders' equity. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings and have not been material.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES: Income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), ACCOUNTING FOR INCOME TAXES. The statement requires that deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

    EARNINGS PER SHARE: Primary earnings per share is computed by dividing net earnings for common shares by the sum of the weighted average number of common shares outstanding and outstanding stock options, when their effect is dilutive. The average shares used in the computations were 17,726,000 in 1997, 16,795,000 in 1996 and 16,593,000 in 1995. On a fully diluted basis, both net earnings and shares outstanding are adjusted to assume the conversion of $1.75 Cumulative Convertible Preferred Stock, if dilutive. The average shares used in the computations were 17,940,000 in 1997, 17,031,000 in 1996 and 23,509,000 in 1995.

    CHANGES IN ACCOUNTING PRINCIPLES: During fiscal 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The Statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method to account for stock options and awards. The Company has chosen to continue using the intrinsic value based method while adopting the disclosure-only provisions of the pronouncement.

    During the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121"). This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used. In connection with the adoption of this Statement, the Company reviewed the assets and related intangibles of its motion picture theatres for impairment on a disaggregated basis. The expected future cash flows of certain theatres, undiscounted and without interest charges, were less than the carrying value of the assets. As a result, the Company recognized an impairment loss of $1,799,000. The impairment loss represents the amount by which the carrying value of the theatre assets, including intangibles, exceeded the estimated fair value of those assets. The estimated fair value of assets was determined as the present value of estimated expected future cash flows. The loss is included in depreciation and amortization in the Consolidated Statements of Operations.

    During fiscal 1997, the Company continued to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS 121. As a result of expected declines in future cash flows of certain theatres the Company recognized an impairment loss of $7,231,000 which is included in depreciation and amortization in the Consolidated Statements of Operations.

    During fiscal 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 eliminates the presentation of primary and fully diluted earnings per share ("EPS") and requires presentation of basic and diluted EPS. The principal difference between primary and basic EPS is that common stock equivalents are not included with the weighted average number of shares outstanding used in the computation of basic

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EPS. Diluted EPS is computed similarly to fully diluted EPS. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data. Early adoption is not permitted. Management has not yet determined the impact that this statement will have on the Company.

    PRESENTATION: Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.

NOTE 2--ACQUISITION

    On January 10, 1997, the Company purchased the 20% minority interest in the common stock of AMC Philadelphia, Inc., an 80% owned subsidiary, for $7,400,000 in cash. The acquisition has been accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired is being amortized on a straight-line basis over the estimated useful life of the assets acquired.

NOTE 3--PROPERTY

    A summary of property is as follows (in thousands):

                                                         1997       1996
                                                       ---------  ---------
Property owned:
  Land...............................................  $  60,090  $  35,610
  Buildings and improvements.........................    221,396    146,061
  Furniture, fixtures and equipment..................    264,619    205,761
  Leasehold improvements.............................    211,720    146,152
                                                       ---------  ---------
                                                         757,825    533,584

  Less--accumulated depreciation and amortization....    246,476    213,654
                                                       ---------  ---------
                                                         511,349    319,930

Property leased under capital leases:
  Buildings..........................................     66,074     67,274
  Less--accumulated amortization.....................     34,365     31,719
                                                       ---------  ---------
                                                          31,709     35,555
                                                       ---------  ---------
                                                       $ 543,058  $ 355,485
                                                       ---------  ---------
                                                       ---------  ---------

    Included in property is $83,558,000 and $35,289,000 of construction in progress as of April 3, 1997 and March 28, 1996, respectively.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 4--OTHER ASSETS AND LIABILITIES

    Other assets and liabilities consist of the following (in thousands):

                                                           1997       1996
                                                         ---------  ---------
Other current assets:
  Prepaid rent.........................................  $   7,366  $   6,412
  Prepaid income taxes.................................     --          3,074
  Deferred income taxes................................      6,376      3,207
  Other................................................      3,027      2,486
                                                         ---------  ---------
                                                         $  16,769  $  15,179
                                                         ---------  ---------
                                                         ---------  ---------
Other long-term assets:
  Investments in real estate...........................  $  15,329  $   6,922
  Investments in partnerships and corporate joint
    ventures...........................................        733      1,121
  Deferred charges, net................................     12,147      6,203
  Deferred income taxes................................     23,813     24,506
  Preopening costs.....................................      6,519      2,636
  Other................................................      4,263      3,625
                                                         ---------  ---------
                                                         $  62,804  $  45,013
                                                         ---------  ---------
                                                         ---------  ---------
Accrued expenses and other liabilities:
  Taxes other than income..............................  $  10,030  $   7,110
  Income taxes.........................................      6,017     --
  Interest.............................................      1,512        841
  Payroll and vacation.................................      4,982      6,149
  Casualty claims and premiums.........................      4,655      2,034
  Deferred income......................................      8,911     11,634
  Accrued bonus........................................      3,974      7,634
  Other................................................      2,378      7,917
                                                         ---------  ---------
                                                         $  42,459  $  43,319
                                                         ---------  ---------
                                                         ---------  ---------

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS

    A summary of corporate borrowings and capital lease obligations is as follows (in thousands):

                                                          1997       1996
                                                        ---------  ---------
$425 million revolving Credit Facility due 2004.......  $ 110,000  $ 120,000
11 7/8% Senior Notes due 2000.........................        615        614
9 1/2% Senior Subordinated Notes due 2009.............    198,940     --
12 5/8% Senior Subordinated Notes due 2002............      4,882      4,878
Capital lease obligations, interest ranging from
  7 1/4% to 20%.......................................     58,652     62,022
Other indebtedness....................................        635        658
                                                        ---------  ---------
Total.................................................    373,724    188,172
Less-current maturities...............................      3,441      2,904
                                                        ---------  ---------
                                                        $ 370,283  $ 185,268
                                                        ---------  ---------
                                                        ---------  ---------

    On December 28, 1995, the Company completed the redemption of $99,383,000 of its outstanding 11 7/8% Senior Notes due 2000 at a price of $1,117.90 per $1,000 principal amount and $95,096,000 of its outstanding 12 5/8% Senior Subordinated Notes due 2002 at a price of $1,144.95 per $1,000 principal amount. In addition, the terms of the Indentures governing the remaining Senior and Senior Subordinated Notes were amended to eliminate certain restrictive covenants. Sources of funds for the redemption were cash and investments on hand and borrowings on a credit facility. Premiums paid to redeem the Senior and Senior Subordinated Notes, together with the write-off of unamortized debt issue costs and other costs directly related to the debt redemptions, resulted in an extraordinary loss of $19,350,000, net of income tax benefit of $13,400,000. The extraordinary loss reduced earnings per share by $1.15 for the year (52 weeks) ended March 28, 1996.

    As a part of the refinancing plan, the Company entered into a $425 million credit facility (the "Credit Facility"), which was amended and restated as of April 10, 1997. The Credit Facility permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .1875% to .375% on the unused portion of the commitment. The Credit Facility matures in 2004. The commitment thereunder will reduce by $25 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50 million on December 31, 2003. As of April 3, 1997, the Company had outstanding borrowings of $110,000,000 under the Credit Facility at an average interest rate of 6.4% per annum.

    Covenants of the Credit Facility impose limitations on the incurrence of additional indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, business activities and pledges. The Company is also required to maintain certain financial covenants, as defined in the Credit Facility. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the Credit Facility.

    Prior to its April 10, 1997 amendment and restatement, the Credit Facility contained a covenant that generally limited the Company's capital expenditures. This covenant has been eliminated.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Costs related to the establishment of the Credit Facility were capitalized and are charged to interest expense over the life of the Credit Facility. Unamortized issuance costs of $2,821,000 as of April 3, 1997 are included in other long-term assets.

    On March 19, 1997, the Company sold $200 million of Senior Subordinated Notes due 2009 (the "Notes"). The Notes bear interest at the rate of 9 1/2% per annum, payable in March and September. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Note Indenture), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes are subordinated to all existing and future senior indebtedness (as defined in the Note Indenture) of the Company.

    The Note Indenture contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes attain "investment grade status" (as defined in the Note Indenture), the covenants in the Note Indenture limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the Note Indenture.

    The Note Indenture also requires the Company to use its best efforts to consummate a registered offer to exchange the Notes (the "Exchange Offer") for notes of AMCE with terms identical in all material respects to the Notes or cause a shelf registration statement with respect to the Notes to become effective. In the event that certain filing deadlines as specified in the Note Indenture are not met, the interest rate borne by the Notes could increase as much as 1.0% per annum. The Company anticipates meeting its filing deadlines.

    The discount on the Notes is being amortized to interest expense following the interest method of amortization. Costs related to the issuance of the Notes were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,572,000 as of April 3, 1997 are included in other long-term assets.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Minimum annual payments required under existing capital lease obligations (net present value thereof) and maturities of corporate borrowings as of April 3, 1997, are as follows (in thousands):

                                CAPITAL LEASE OBLIGATIONS
                          -------------------------------------
                            MINIMUM                     NET
                             LEASE        LESS        PRESENT     CORPORATE
                           PAYMENTS     INTEREST       VALUE     BORROWINGS     TOTAL
                          -----------  -----------  -----------  -----------  ---------
1998....................   $  12,795    $   9,380    $   3,415    $      26   $   3,441
1999....................      12,800        8,715        4,085           30       4,115
2000....................      12,211        8,026        4,185           34       4,219
2001....................      11,939        7,294        4,645          653       5,298
2002....................      11,110        6,529        4,581           43       4,624
Thereafter..............      70,161       32,420       37,741      314,286     352,027
                          -----------  -----------  -----------  -----------  ---------
  Total.................   $ 131,016    $  72,364    $  58,652    $ 315,072   $ 373,724
                          -----------  -----------  -----------  -----------  ---------
                          -----------  -----------  -----------  -----------  ---------

    The Company maintains a letter of credit in the normal course of its business. The unused portion of the letter of credit was $2,378,000 as of April 3, 1997.

NOTE 6--STOCKHOLDERS' EQUITY

    The authorized Common Stock of AMCE consists of two classes of stock. Except for the election of directors, each holder of Common Stock (66 2/3 CENTS par value; 45,000,000 shares authorized) is entitled to one vote per share, and each holder of Class B Stock (66 2/3 CENTS par value; 30,000,000 shares authorized) is entitled to 10 votes per share. Common stockholders voting as a class are presently entitled to elect two of the seven members of AMCE's Board of Directors with Class B stockholders electing the remainder.

    Holders of the Company's stock have no pre-emptive or subscription rights and there are no restrictions with respect to transferability. Holders of the Common Stock have no conversion rights, but holders of Class B Stock may elect to convert at any time on a share-for-share basis into Common Stock.

    The Company has authorized 10,000,000 shares of Preferred Stock
(66 2/3 CENTS par value), of which 3,303,600 shares of $1.75 Cumulative Convertible Preferred Stock (66 2/3 CENTS par value) (the "Convertible Preferred Stock") are issued and outstanding. Dividends are payable quarterly at an annual rate of $1.75 per share. The Convertible Preferred Stock has preference in liquidation in the amount of $25 per share plus accrued and unpaid dividends. The Convertible Preferred Stock is convertible at the option of the holder into shares of Common Stock at a conversion price of $14.50 per share of Common Stock, subject to change in certain events. In lieu of conversion the Company may, at its option, pay to the holder cash equal to the then market value of the Common Stock. The Company may redeem in whole or in part the Convertible Preferred Stock at a redemption price beginning at $26.00 per share, declining ratably to $25.00 per share after March 15, 2001.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
    During 1997, various holders of the Company's Convertible Preferred Stock converted 696,400 shares into 1,200,589 shares of Common Stock at a conversion rate of 1.724 shares of Common Stock for each share of Convertible Preferred Stock.

STOCK-BASED COMPENSATION PLANS

    In June 1983, AMCE adopted a stock option plan (the "1983 Plan") for selected employees. This plan provided for the grant of rights to purchase shares of Common Stock under both incentive and non-incentive stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1983 Plan provided that the exercise price could not be less than the fair market value of the stock at the date of grant and unexercised options expired no later than ten years after date of grant. Pursuant to the terms of the 1983 Plan, no further options may be granted under this plan.

    In September 1984, AMCE adopted a non-qualified stock option plan (the "1984 Plan"). This plan provided for the grant of rights to purchase shares of Common Stock under non-qualified stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1984 Plan provided that the exercise price would be determined by the Company's Stock Option Committee and that the options expired no later than ten years after date of grant. Pursuant to the terms of the 1984 Plan, no further options may be granted under this plan.

    In November 1994, AMCE adopted a stock option and incentive plan (the "1994 Plan"). This plan provides for three basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of stock awards, which may be either performance or restricted stock awards, and
(iii) performance unit awards. The number of shares of Common Stock which may be sold or granted under the plan may not exceed 1,000,000 shares. The 1994 Plan provides that the exercise price for stock options may not be less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1994 Plan vest over two years from the date of issuance.

    The Company has adopted the disclosure-only provisions of SFAS 123. As permitted by SFAS 123, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plans other than for performance-based stock awards. In 1997 and 1996, the Company granted to certain individuals stock awards which are issuable at the end of a performance period ending April 2, 1998 based on certain performance criteria. The number of shares which may be issued at the end of the performance period ranges from zero to 216,000. The Company recognized compensation expense for performance stock awards of $586,000 and $772,000 in 1997 and 1996, respectively. Had compensation expense for the Company's plans been determined based on the fair value at the grant dates for stock options and awards granted in 1997 and 1996, the Company's net earnings and net earnings for common shares would have been different.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
    The pro forma amounts under SFAS 123 are indicated below (in thousands except per share amounts):

                                                             1997       1996
                                                           ---------  ---------
Net earnings
  As reported............................................  $  18,995  $   8,021
  Pro forma..............................................  $  18,664  $   8,210
Net earnings per common share
  As reported............................................  $     .74  $     .06
  Pro forma..............................................  $     .72  $     .07

    The following table reflects the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

                                                              1997       1996
                                                            ---------  ---------
Fair value on grant date..................................  $   11.63  $    6.96
Risk-free interest rate...................................       6.24%      5.64%
Expected life (years).....................................          5          5
Expected volatility.......................................       42.9%      46.0%
Expected dividend yield...................................     --         --

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of stock option activity under all plans is as follows:

                              1997                          1996                          1995
                  ----------------------------  ----------------------------  ----------------------------
                                  WEIGHTED                      WEIGHTED                      WEIGHTED
                                   AVERAGE                       AVERAGE                       AVERAGE
                    NUMBER     EXERCISE PRICE     NUMBER     EXERCISE PRICE     NUMBER     EXERCISE PRICE
                   OF SHARES      PER SHARE      OF SHARES      PER SHARE      OF SHARES      PER SHARE
                  -----------  ---------------  -----------  ---------------  -----------  ---------------
Outstanding at
  beginning of
  year..........     487,500      $    9.67        776,500      $    9.57        813,300      $    9.29
Granted.........     103,250      $   24.80         23,250      $   14.50         36,500      $   11.75
Canceled........     (17,250)     $   10.04       (229,750)     $    9.46        (33,750)     $    9.38
Exercised.......     (15,000)     $   9.375        (82,500)     $   10.65        (39,550)     $    6.01
                  -----------       -------     -----------       -------     -----------       -------
Outstanding at
  end of year...     558,500      $   12.47        487,500      $    9.67        776,500      $    9.57
                  -----------       -------     -----------       -------     -----------       -------
                  -----------       -------     -----------       -------     -----------       -------
Exercisable at
  end of year...     365,875      $   10.51        233,250      $    9.45        230,000      $    9.79
                  -----------       -------     -----------       -------     -----------       -------
                  -----------       -------     -----------       -------     -----------       -------
Available for
  grant at end
  of year.......     630,500                       746,500                       817,500
                  -----------                   -----------                   -----------
                  -----------                   -----------                   -----------

    The following table summarizes information about stock options as of April 3, 1997:

                                OUTSTANDING STOCK OPTIONS
                   ----------------------------------------------------     EXERCISABLE STOCK OPTIONS
                                 WEIGHTED-AVERAGE                        --------------------------------
    RANGE OF         NUMBER         REMAINING        WEIGHTED-AVERAGE      NUMBER      WEIGHTED-AVERAGE
 EXERCISE PRICES    OF SHARES    CONTRACTUAL LIFE     EXERCISE PRICE      OF SHARES     EXERCISE PRICE
-----------------  -----------  ------------------  -------------------  -----------  -------------------
 $9.25 to $11.75      436,500        6.3 years           $    9.46          335,250        $    9.51
$14.50 to $18.50       29,250        8.7 years           $   15.94            9,375        $   14.50
$24.50 to $26.375      92,750        9.1 years           $   25.52           21,250        $   24.50
                   -----------      ----------             -------       -----------         -------
$9.25 to $26.375      558,500        6.9 years           $   12.47          365,875        $   10.51
                   -----------      ----------             -------       -----------         -------
                   -----------      ----------             -------       -----------         -------

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 7--INCOME TAXES

    Income taxes reflected in the Consolidated Statements of Operations for the three years ended April 3, 1997 are as follows (in thousands):

                                                    1997       1996       1995
                                                  ---------  ---------  ---------
Current:
  Federal.......................................  $  11,418  $   5,134  $   7,738
  State.........................................      3,958      2,094      4,547
                                                  ---------  ---------  ---------
    Total current...............................     15,376      7,228     12,285
Deferred:
  Federal.......................................     (2,114)    (1,121)    (1,238)
  State.........................................       (362)      (207)      (255)
  Change in valuation allowance.................     --         --        (19,792)
                                                  ---------  ---------  ---------
    Total deferred..............................     (2,476)    (1,328)   (21,285)
                                                  ---------  ---------  ---------
Total provision.................................     12,900      5,900     (9,000)
Tax benefit of extraordinary
  item--extinguishment of debt..................     --         13,400     --
                                                  ---------  ---------  ---------
Total provision before extraordinary item.......  $  12,900  $  19,300  $  (9,000)
                                                  ---------  ---------  ---------
                                                  ---------  ---------  ---------

    The effective tax rate on income before extraordinary items was 40.4%, 41.4%, and (36.0%) in 1997, 1996 and 1995, respectively. The difference between the effective rate and the U.S. federal income tax statutory rate of 35% is accounted for as follows (in thousands):

                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Tax on earnings before provision for income tax and
  extraordinary item at statutory rates.........................  $  11,163  $  16,335  $   8,742
Add (subtract) tax effect of:
  State income taxes, net of federal tax benefit................      2,258      3,163      2,973
  Change in valuation allowance.................................     --         --        (19,792)
  Other, net....................................................       (521)      (198)      (923)
                                                                  ---------  ---------  ---------
Income tax provision............................................  $  12,900  $  19,300  $  (9,000)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 7--INCOME TAXES (CONTINUED)
    The significant components of deferred income tax assets and liabilities as of April 3, 1997 and March 28, 1996 are as follows (in thousands):

                                                             1997                    1996
                                                    ----------------------  ----------------------
                                                     DEFERRED INCOME TAX     DEFERRED INCOME TAX
                                                    ----------------------  ----------------------
                                                     ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                                    ---------  -----------  ---------  -----------
Accrued reserves and liabilities..................  $   9,189   $     179   $   5,323   $     343
Investments in partnerships.......................     --             495      --             419
Capital lease obligations.........................     11,464      --          10,852      --
Depreciation......................................      5,587      --           7,842      --
Deferred rents....................................      6,254      --           5,266      --
Other.............................................        550       2,181         683       1,491
                                                    ---------  -----------  ---------  -----------
Total.............................................     33,044       2,855      29,966       2,253
Less: Current deferred income taxes...............      6,586         210       3,702         495
                                                    ---------  -----------  ---------  -----------
Total noncurrent deferred income taxes............  $  26,458   $   2,645   $  26,264   $   1,758
                                                    ---------  -----------  ---------  -----------
                                                    ---------  -----------  ---------  -----------
Net noncurrent deferred income taxes..............  $  23,813               $  24,506
                                                    ---------               ---------
                                                    ---------               ---------

    SFAS 109 requires that a valuation allowance be provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Based upon positive earnings in recent years and the expectation that taxable income will continue for the foreseeable future, management believes it is more likely than not that the Company will realize its deferred tax assets and, accordingly, no valuation allowance has been provided as of April 3, 1997 and March 28, 1996.

NOTE 8--LEASES

    The majority of the Company's operations are conducted in premises occupied under lease agreements with base terms ranging generally from 15 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years. The leases provide for fixed rentals and/or rentals based on revenues with a guaranteed minimum. The Company also leases certain equipment under leases expiring at various dates. The majority of the leases provide that the Company will pay all, or substantially all, taxes, maintenance, insurance and certain other operating expenses. Assets held under capital lease obligations are included in property. Performance under some leases has been guaranteed by DI.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 8--LEASES (CONTINUED)
    Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancellable terms in excess of one year as of April 3, 1997 (in thousands):

1998...........................................................  $   68,551
1999...........................................................      69,070
2000...........................................................      68,406
2001...........................................................      66,388
2002...........................................................      63,748
Thereafter.....................................................     722,341
                                                                 ----------
  Total minimum payments required..............................  $1,058,504
                                                                 ----------
                                                                 ----------

    The Company has entered into agreements to lease space for the operation of theatres not yet fully constructed. The scheduled completion of construction and theatre openings are at various dates during fiscal 1998. The future minimum rental payments required under the terms of these leases total approximately $429 million.

    In addition, the Company entered into a master lease agreement during fiscal 1997 for three theatres with an expected cost of approximately $81 million. Rental amounts will be based on the final construction costs of the theatres and the lessor's cost of funds and will be finalized as the theatres open. The initial lease term under the agreement will be three years. The master lease agreement provides for a substantial residual value guarantee by the Company and includes purchase and renewal options. The Company expects these leases to be classified as operating leases.

    The Company records rent expense on a straight-line basis over the term of the lease. Included in long-term liabilities as of April 3, 1997 and March 28, 1996 is $16,278,000 and $12,858,000, respectively, of deferred rent representing pro rata future minimum rental payments for leases with scheduled rent increases.

    Rent expense is summarized as follows (in thousands):

                                                   1997       1996       1995
                                                 ---------  ---------  ---------
Minimum rentals................................  $  80,670  $  64,657  $  59,790
Percentage rentals based on revenues...........      2,008      2,354      1,970
                                                 ---------  ---------  ---------
                                                 $  82,678  $  67,011  $  61,760
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

NOTE 9--EMPLOYEE BENEFIT PLANS

    The Company sponsors a non-contributory defined benefit pension plan covering, after a minimum of one year of employment, all employees age 21 or older, who have completed 1,000 hours of service in their first twelve months of employment or in a calendar year and who are not covered by a collective bargaining agreement.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)
    The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of credited service with the Company (not exceeding thirty-five) and the employee's highest five year average compensation. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets are invested in a group annuity contract with an insurance company pursuant to which the plan's benefits are paid to retired and terminated employees and the beneficiaries of deceased employees.

    The following table sets forth the plan's funded status as of December 31, 1996 and 1995 (plan valuation dates) and the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996 (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Actuarial present value of accumulated benefit obligation, including vested benefits of $11,139 and $10,041.................................  $  11,309  $  10,205
                                                                           ---------  ---------
                                                                           ---------  ---------
Projected benefit obligation for service rendered to date................  $  18,489  $  17,051
Plan assets at fair value................................................    (10,857)    (9,580)
                                                                           ---------  ---------
Projected benefit obligation in excess of plan assets....................      7,632      7,471
Unrecognized net loss from past experience different from that assumed
  and effects of changes in assumptions..................................       (686)    (1,509)
Unrecognized net obligation upon adoption being recognized over 15
  years..................................................................     (1,411)    (1,588)
                                                                           ---------  ---------
Pension liability........................................................  $   5,535  $   4,374
                                                                           ---------  ---------
                                                                           ---------  ---------

    Net pension expense includes the following components (in thousands):

                                                       1997       1996       1995
                                                     ---------  ---------  ---------
Service cost.......................................  $   1,191  $     855  $   1,261
Interest cost......................................      1,188        966        971
Actual return on plan assets.......................     (1,218)    (1,630)        55
Net amortization and deferral......................        563      1,096       (190)
                                                     ---------  ---------  ---------
Net pension expense................................  $   1,724  $   1,287  $   2,097
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------

    The Company also sponsors a non-contributory Supplemental Executive Retirement Plan (the "SERP") which provides certain employees additional pension benefits. The actuarial present value of accumulated plan benefits related to the SERP was $569,000 and $379,000 as of April 3, 1997 and March 28, 1996, respectively, which is reflected in the Consolidated Balance Sheets.

    The weighted average discount rate used to measure the plans' projected benefit obligations was 7.0% for 1997 and 1996 and 7.75% in 1995. The rate of increase in future compensation levels was 6.0% for 1997, 1996 and 1995 and the expected long-term rate of return on assets was 8.5% for 1997, 1996 and 1995. A limited number of employees are covered by collective bargaining agreements under which payments are made to a union-administered fund.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company sponsors a voluntary thrift savings plan covering the same employees eligible for the pension plan. Since inception of the savings plan, the Company has matched 50% of each eligible employee's elective contributions, limited to 3% of the employee's salary.

    The Company's expense under the thrift savings plan was $1,270,000, $1,032,000 and $1,015,000 for 1997, 1996 and 1995, respectively.

    The Company currently offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Substantially all employees may become eligible for these benefits provided that the employee must be at least 55 years of age and have 15 years of credited service at retirement. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare. Retiree health and life insurance plans are not funded. The Company is amortizing the transition obligation on the straight-line method over a period of 20 years.

    The following table sets forth the plans' accumulated postretirement benefit obligation reconciled with the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996 (in thousands):

                                                                               1997       1996
                                                                             ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees.................................................................  $     618  $     557
  Fully eligible active plan participants..................................        513        438
  Other active plan participants...........................................      1,777      1,292
                                                                             ---------  ---------
Accumulated postretirement benefit obligation..............................      2,908      2,287
Unrecognized net obligation upon adoption being recognized over 20 years...       (697)      (747)
Unrecognized gain (loss)...................................................       (190)       105
                                                                             ---------  ---------
Postretirement benefit liability...........................................  $   2,021  $   1,645
                                                                             ---------  ---------
                                                                             ---------  ---------

    Postretirement expense includes the following components (in thousands):

                                                            1997         1996         1995
                                                         -----------  -----------  -----------
Service cost...........................................   $     199    $     192    $     188
Interest cost..........................................         172          208          202
Net amortization and deferral..........................          50           66           66
                                                              -----        -----        -----
Postretirement expense.................................   $     421    $     466    $     456
                                                              -----        -----        -----
                                                              -----        -----        -----

    For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 1997 was 7.5% for medical and 4.75% for dental. The rates were assumed to decrease gradually to 5.0% for medical and 3.0% for dental at 2020 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED) the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 3, 1997 by $862,000 and the aggregate of the service and interest cost components of postretirement expense for 1997 by $164,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for 1997 and 1996 and 7.75% for 1995.

NOTE 10--CONTINGENCIES

    The Company, in the normal course of business, is party to various legal actions. Management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

NOTE 11--FUTURE DISPOSITION OF ASSETS

    The Company has provided reserves for estimated losses from discontinuing the operation of fast food restaurants, for theatres which have been or are expected to be closed and for other future dispositions of assets.

    In conjunction with the opening of certain new theatres in fiscal 1986 through 1988, the Company expanded its food services by leasing additional space adjacent to those theatres to operate specialty fast food restaurants. The Company discontinued operating the restaurants due to unprofitability. The Company continues to sub-lease or to convert to other uses the space leased for these restaurants. The Company is obligated under long-term lease commitments with remaining terms of up to eleven years. As of April 3, 1997, the base rents aggregate approximately $779,000 annually, and $7,150,000 over the remaining term of the leases. As of April 3, 1997, the Company has subleased approximately 55% of the space with remaining terms ranging from 2 months to 68 months. Non-cancellable subleases currently aggregate approximately $496,000 annually, and $4,216,000 over the remaining term of the subleases.

NOTE 12--TRANSACTIONS WITH DURWOOD, INC.

    The Company and DI maintain intercompany accounts. Charges to the intercompany accounts include the allocation of AMC general and administrative expense of $116,000 in 1996 and 1995 and payments made by AMC on behalf of DI. There were no general and administrative allocations in 1997. DI and non-AMCE subsidiaries owed the Company $181,000 and $795,000 as of April 3, 1997 and March 28, 1996, respectively.

    The Board of Directors has approved an agreement (the "Merger Agreement") providing for the Merger of the Company and DI, with the Company remaining as the surviving entity. The Merger has been sought by members of the Durwood family so that they may hold their interests in the Company directly instead of indirectly through DI and a related entity. In the Merger, stockholders of DI would exchange their shares of DI stock for shares of the Company's stock. Although the outstanding shares of the Company's Common Stock will increase and the outstanding shares of its Class B Stock will decrease if the Merger is effected, no aggregate increase in total outstanding shares will occur because the shares of the Company owned by DI will be canceled and the shares of the Company held by other stockholders would not be exchanged in the Merger. A condition to the Merger is that the Merger

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 12--TRANSACTIONS WITH DURWOOD, INC. (CONTINUED)
Agreement receive approval of the holders of a majority of the shares of Common Stock other than DI, the Durwood family, their spouses and children and officers and directors of the Company.

    DI is primarily a holding company with no significant operations or assets other than its equity interest in the Company. Management expects that the Merger will be accounted for as a corporate reorganization and that, accordingly, the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations of the Company would not be affected. If the Merger occurs, the Company will be responsible for paying 50% of its costs in connection with the Merger; the aggregate merger costs for both the Company and DI are estimated to be approximately $2 million. Management does not believe that the transaction will have a significant effect on the Company's financial condition, liquidity or capital resources.

NOTE 13--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

    The carrying value of cash and equivalents and investments in debt securities approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices. For other corporate borrowings, the fair value was based upon rates available to the Company from bank loan agreements or rates based upon the estimated premium over U.S. treasury notes with similar average maturities.

    The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                           1997                  1996
                                   --------------------  --------------------
                                   CARRYING     FAIR     CARRYING     FAIR
                                    AMOUNT      VALUE     AMOUNT      VALUE
                                   ---------  ---------  ---------  ---------
Financial assets:
  Cash and equivalents...........  $  24,715  $  24,715  $  10,795  $  10,795
Financial liabilities:
  Cash overdrafts................  $  11,175  $  11,175  $  22,848  $  22,848
  Corporate borrowings...........    315,072    315,804    126,150    126,992

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                      STATEMENTS OF OPERATIONS BY QUARTER

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                               JUNE 27,   JUNE 29,    SEPT. 26,    SEPT. 28,   DEC. 26,   DEC. 28,   APRIL 3,    MARCH 28,
                                 1996       1995        1996         1995        1996       1995      1997(3)      1996
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Total revenues...............  $ 161,927  $ 153,409   $ 202,436    $ 184,482   $ 163,192  $ 154,970  $ 222,042   $ 163,111
Total cost of operations.....    132,821    118,738     155,593      135,497     130,464    118,252    161,124     118,871
General and administrative...     13,025     11,085      11,647       14,497      13,910     11,437     18,065      15,040
Depreciation and
  amortization...............     11,674      9,972      12,740       10,471      13,129     10,399     22,260(2)     13,044(1)
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Operating income.............      4,407     13,614      22,456       24,017       5,689     14,882     20,593      16,156
Interest expense.............      4,909      8,309       4,852        8,318       5,275      7,883      6,986       4,318
Investment income............        182      2,226         139        2,440         343      1,958        192         428
Gain (loss) on disposition of
  assets.....................         18        (15)        (49)        (123)        (53)       159     --            (243)
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Earnings (loss) before income
  taxes and extraordinary
  item.......................       (302)     7,516      17,694       18,016         704      9,116     13,799      12,023
Income tax provision.........       (125)     3,100       7,125        7,400         285      3,800      5,615       5,000
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Earnings (loss) before
  extraordinary item.........       (177)     4,416      10,569       10,616         419      5,316      8,184       7,023
Extraordinary item--Loss on
  extinguishment of debt (net
  of income tax benefit of
  $13,400)...................     --         --          --           --          --        (19,350)    --          --
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Net earnings (loss)..........  $    (177) $   4,416   $  10,569    $  10,616   $     419  $ (14,034) $   8,184   $   7,023
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Preferred dividends..........      1,546      1,750       1,454        1,750       1,454      1,750      1,453       1,750
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Net earnings (loss) for
  common shares..............  $  (1,723) $   2,666   $   9,115    $   8,866   $  (1,035) $ (15,784) $   6,731   $   5,273
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Earnings (loss) per share
  before extraordinary item:
  Primary....................  $    (.10) $     .16   $     .51    $     .53   $    (.06) $     .21  $     .38   $     .31
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
  Fully diluted..............  $    (.10) $     .16   $     .44    $     .45   $    (.06) $     .21  $     .34   $     .29
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Earnings (loss) per share:
  Primary....................  $    (.10) $     .16   $     .51    $     .53   $    (.06) $    (.93) $     .38   $     .31
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
  Fully diluted..............  $    (.10) $     .16   $     .44    $     .45   $    (.06) $    (.93) $     .34   $     .29
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------

                                   FISCAL YEAR
                               --------------------
                                1997(3)     1996
                               ---------  ---------
Total revenues...............  $ 749,597  $ 655,972
Total cost of operations.....    580,002    491,358
General and administrative...     56,647     52,059
Depreciation and
  amortization...............     59,803     43,886
                               ---------  ---------
Operating income.............     53,145     68,669
Interest expense.............     22,022     28,828
Investment income............        856      7,052
Gain (loss) on disposition of
  assets.....................        (84)      (222)
                               ---------  ---------
Earnings (loss) before income
  taxes and extraordinary
  item.......................     31,895     46,671
Income tax provision.........     12,900     19,300
                               ---------  ---------
Earnings (loss) before
  extraordinary item.........     18,995     27,371
Extraordinary item--Loss on
  extinguishment of debt (net
  of income tax benefit of
  $13,400)...................     --        (19,350)
                               ---------  ---------
Net earnings (loss)..........  $  18,995  $   8,021
                               ---------  ---------
                               ---------  ---------
Preferred dividends..........      5,907      7,000
                               ---------  ---------
Net earnings (loss) for
  common shares..............  $  13,088  $   1,021
                               ---------  ---------
                               ---------  ---------
Earnings (loss) per share
  before extraordinary item:
  Primary....................  $     .74  $    1.21
                               ---------  ---------
                               ---------  ---------
  Fully diluted..............  $     .73  $    1.20
                               ---------  ---------
                               ---------  ---------
Earnings (loss) per share:
  Primary....................  $     .74  $     .06
                               ---------  ---------
                               ---------  ---------
  Fully diluted..............  $     .73  $     .06
                               ---------  ---------
                               ---------  ---------

--------------

(1) During the fourth quarter of 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. As a result, the Company recognized an impairment loss under SFAS 121 of $1,799.

(2) During the fourth quarter of 1997, the Company recognized an impairment loss under SFAS 121 of $7,231.

(3) Fiscal year 1997 consists of 53 weeks and the fiscal quarter ended April 3, 1997 consists of 14 weeks.

                         DURWOOD, INC. AND SUBSIDIARIES
                    CONDENSED PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following unaudited Condensed Pro Forma Statement of Operations and Balance Sheet have been prepared giving effect to the Merger of Durwood, Inc. ("DI") with AMC Entertainment Inc. (the "Company"). The Condensed Pro Forma Statement of Operations for the year (53 weeks) ended April 3, 1997 assumes that the Merger occurred on March 29, 1996. The Condensed Pro Forma Financial Balance Sheet assumes that the Merger occurred on April 3, 1997.

    The unaudited Condensed Pro Forma Financial Statements do not purport to represent DI's financial position or results of operations had the above transaction in fact occurred on such dates.

    The unaudited Condensed Pro Forma Financial Statements should be read in conjunction with the historical financial statements of DI.

                         DURWOOD, INC. AND SUBSIDIARIES
            CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      YEAR (53 WEEKS) ENDED APRIL 3, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                               DI        PRO FORMA     ADJUSTED
                                                                           ACTUAL (1)   ADJUSTMENTS       DI
                                                                           -----------  ------------  -----------
Revenues.................................................................  $   749,597   $   --       $   749,597
Cost of operations.......................................................      580,002       --           580,002
General and administrative expenses......................................       56,633           14(2)     56,647
Depreciation and amortization............................................       59,447          356(2)     59,803
                                                                           -----------  ------------  -----------
  Operating income.......................................................       53,515         (370)       53,145
Interest expense.........................................................       23,042       (1,020)(2)    22,022
Other income, net........................................................        1,951       (1,179)(2)       772
                                                                           -----------  ------------  -----------
Earnings before income taxes and minority interest.......................       32,424         (529)       31,895
Income tax provision.....................................................       12,910          (10)(2)    12,900
                                                                           -----------  ------------  -----------
Earnings before minority interest........................................       19,514         (519)       18,995
Minority interest........................................................        9,084       --             9,084
                                                                           -----------  ------------  -----------
Net earnings.............................................................  $    10,430   ($     519)  $     9,911
                                                                           -----------  ------------  -----------
                                                                           -----------  ------------  -----------
Earnings per share:
  Primary................................................................  $     63.96                $     60.74
                                                                           -----------                -----------
                                                                           -----------                -----------
  Fully diluted..........................................................  $     63.24                $     60.01
                                                                           -----------                -----------
                                                                           -----------                -----------
Weighted average number of shares outstanding:
  Primary................................................................          161                        161
                                                                           -----------                -----------
                                                                           -----------                -----------
  Fully diluted..........................................................          161                        161
                                                                           -----------                -----------
                                                                           -----------                -----------

             See Notes to Condensed Pro Forma Financial Statements.

                         DURWOOD, INC. AND SUBSIDIARIES
                 CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 APRIL 3, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                               DI        PRO FORMA     ADJUSTED
                                                                           ACTUAL (1)   ADJUSTMENTS       DI
                                                                           -----------  ------------  -----------
Assets
  Current assets.........................................................  $    85,396   $   (1,724)(2) $  83,672
  Property, net..........................................................      539,984        3,074(2)    543,058
  Intangible assets, net.................................................       28,679       --            28,679
  Other long-term assets.................................................       63,913       (1,109)(2)    62,804
                                                                           -----------  ------------  -----------
    Total assets.........................................................  $   717,972   $      241   $   718,213
                                                                           -----------  ------------  -----------
                                                                           -----------  ------------  -----------
Liabilities and Stockholders' Equity
  Current liabilities....................................................  $   135,853   $   (1,586)(2) $ 135,267
                                                                                              1,000 (3)
  Corporate borrowings...................................................      315,046                    315,046
  Capital lease obligations..............................................       55,237       --            55,237
  Other long-term liabilities............................................       43,651       --            43,651
                                                                           -----------  ------------  -----------
                                                                               549,787         (586)      549,201
  Minority interest......................................................      102,015(4)      (222)(3)   101,793
  Stockholders' equity...................................................       66,170        1,827 (2)    67,219
                                                                                               (778)(3)
                                                                           -----------  ------------  -----------
                                                                           $   717,972   $      241   $   718,213
                                                                           -----------  ------------  -----------
                                                                           -----------  ------------  -----------

             See Notes to Condensed Pro Forma Financial Statements.

                         DURWOOD, INC. AND SUBSIDIARIES
               NOTES TO CONDENSED PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) The amounts presented hereunder were taken from DI's April 3, 1997 Consolidated Financial Statements.

(2) Prior to the Merger, certain pre-merger activities will take place whereby all assets and liabilities of DI, other than DI's equity interest in the Company, will be transferred to DI's subsidiary, Delta Properties, Inc. ("Delta"), which will agree to assume DI's liabilities. Delta's stock then will be distributed to the DI shareholders.

(3) Represents expenses of the Company associated with the Merger. These nonrecurring charges have not been reflected in the Condensed Pro Forma Statement of Operations. Expenses of DI associated with the Merger are not reflected in the Condensed Pro Forma Statement of Operations or Balance Sheet as they represent expenses which will be paid prior to the pre-merger activities described in Note (2) or if not paid, they represent obligations of Mr. Stanley H. Durwood and Delta.

(4) Minority interest represents the liquidation value of the outstanding shares of AMC Entertainment Inc. $1.75 Cumulative Convertible Preferred Stock at the book value of the 3,942,018 shares of AMC Entertainment Inc. Common Stock not owned by DI.

                         DURWOOD, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                     AND REPORT OF INDEPENDENT ACCOUNTANTS
                             YEAR (53 WEEKS) ENDED
   APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996 AND MARCH 30, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Durwood, Inc.
  Kansas City, Missouri

    We have audited the accompanying consolidated balance sheets of Durwood, Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Durwood, Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the consolidated results of their operations and their cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
Kansas City, Missouri
May 22, 1997

                         DURWOOD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1997       1996       1995
                                                              ---------  ---------  ---------
Revenues
  Admissions................................................  $ 492,951  $ 431,361  $ 371,145
  Concessions...............................................    225,167    196,645    169,120
  Other.....................................................     31,479     27,966     23,082
                                                              ---------  ---------  ---------
    Total revenues..........................................    749,597    655,972    563,347
Expenses
  Film rentals..............................................    247,199    215,099    182,669
  Concession costs..........................................     36,748     30,417     24,383
  Other.....................................................    296,055    245,842    225,711
                                                              ---------  ---------  ---------
    Total cost of operations................................    580,002    491,358    432,763
  General and administrative................................     56,633     52,583     41,702
  Depreciation and amortization.............................     59,447     43,537     37,569
                                                              ---------  ---------  ---------
    Total expenses..........................................    696,082    587,478    512,034
                                                              ---------  ---------  ---------
    Operating income........................................     53,515     68,494     51,313
Other expense (income)
  Interest expense
    Corporate borrowings....................................     13,036     19,076     25,408
    Capital lease obligations...............................     10,006     10,729     11,406
  Investment income.........................................     (2,035)    (7,432)   (10,838)
  Loss on disposition of assets.............................         84        220        142
                                                              ---------  ---------  ---------
Earnings before income taxes, extraordinary item and
  minority interest.........................................     32,424     45,901     25,195
Income tax provision........................................     12,910     19,360    (10,160)
                                                              ---------  ---------  ---------
Earnings before extraordinary item and minority interest....     19,514     26,541     35,355
Extraordinary item--Loss on extinguishment of debt (net of
  income tax benefit of $13,400)............................     --         19,350     --
                                                              ---------  ---------  ---------
Earnings before minority interest...........................     19,514      7,191     35,355
Minority interest...........................................      9,084      7,168     11,559
                                                              ---------  ---------  ---------
Net earnings................................................  $  10,430  $      23  $  23,796
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------
Earnings per share before extraordinary item:
  Primary...................................................  $   63.96  $   98.78  $  146.65
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------
  Fully diluted.............................................  $   63.24  $   97.34  $  131.32
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------
Earnings (loss) per share:
  Primary...................................................  $   63.96  $     .05  $  146.65
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------
  Fully diluted.............................................  $   63.24  $    (.02) $  131.32
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

                See Notes to Consolidated Financial Statements.

                         DURWOOD, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        APRIL 3, 1997 AND MARCH 28, 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           ASSETS
                                                                          1997       1996
                                                                        ---------  ---------
Current assets:
  Cash and equivalents................................................  $  26,042  $  12,888
  Receivables, net of allowance for doubtful accounts of $704 as of
    April 3, 1997 and $801 as of March 28, 1996.......................     42,585     19,866
  Other current assets................................................     16,769     13,697
                                                                        ---------  ---------
    Total current assets..............................................     85,396     46,451
Property, net.........................................................    539,984    352,055
Intangible assets, net................................................     28,679     36,483
Other long-term assets................................................     63,913     46,838
                                                                        ---------  ---------
    Total assets......................................................  $ 717,972  $ 481,827
                                                                        ---------  ---------
                                                                        ---------  ---------

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................  $  88,367  $  59,353
  Accrued expenses and other liabilities..............................     44,045     43,409
  Current maturities of corporate borrowings and capital lease
    obligations.......................................................      3,441      2,904
                                                                        ---------  ---------
    Total current liabilities.........................................    135,853    105,666

Corporate borrowings..................................................    315,046    126,127
Capital lease obligations.............................................     55,237     59,141
Other long-term liabilities...........................................     43,651     33,696
                                                                        ---------  ---------
    Total liabilities.................................................    549,787    324,630
Minority interest.....................................................    102,015    109,721
Commitments and contingencies
Stockholders' equity:
  Common Stock, $100 par value; 120,000 shares issued and
    outstanding.......................................................     12,000     12,000
  Class B Stock, $100 par value; 40,784 shares issued and
    outstanding.......................................................      4,078      4,078
  Foreign currency translation adjustment.............................     (1,596)    --
  Retained earnings...................................................     51,680     30,836
  Unrealized gain on available for sale investments, net of income
    taxes of $5 and $391..............................................          8        562
                                                                        ---------  ---------
    Total stockholders' equity........................................     66,170     47,476
                                                                        ---------  ---------
    Total liabilities and stockholders' equity........................  $ 717,972  $ 481,827
                                                                        ---------  ---------
                                                                        ---------  ---------

                See Notes to Consolidated Financial Statements.

                         DURWOOD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

                                 (IN THOUSANDS)

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash Flows from Operating Activities:
  Net earnings...............................................  $  10,430  $      23  $  23,796
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization............................     59,447     43,537     37,570
    Deferred income taxes....................................     (2,476)    (1,328)   (21,285)
    Gain on sale of available for sale investments...........     (1,094)    --         (1,407)
    Extraordinary item.......................................     --         19,350     --
    Minority interest........................................      3,091        168      4,326
    Loss on sale of long-term assets.........................         84        220        142
    Change in assets and liabilities:
      Receivables............................................     (1,643)      (530)       826
      Other current assets...................................         96     11,134        (63)
      Accounts payable.......................................     41,486      7,495        219
      Accrued expenses and other liabilities.................     13,937      6,944     (6,081)
    Other, net...............................................      2,860      2,985        410
                                                               ---------  ---------  ---------
        Total adjustments....................................    115,788     89,975     14,657
                                                               ---------  ---------  ---------
  Net cash provided by operating activities..................    126,218     89,998     38,453
                                                               ---------  ---------  ---------
Cash Flows from Investing Activities:
  Capital expenditures.......................................   (253,380)  (120,796)   (56,701)
  Purchase of real estate investment.........................     (7,692)    --         --
  Acquisition of minority interest...........................     (7,400)    --         --
  Purchases of available for sale investments................     --       (424,134)  (314,368)
  Proceeds from maturities of available for sale
    investments..............................................     --        493,278    364,374
  Proceeds from sales of available for sale investments......      1,094     --         11,689
  Proceeds from disposition of long-term assets..............     15,054      2,265         70
  Net change in refundable construction advances.............    (21,076)   (10,394)      (182)
  Other, net.................................................     (9,349)    (7,217)    (1,532)
                                                               ---------  ---------  ---------
  Net cash provided by (used in) investing activities........   (282,749)   (66,998)     3,350
                                                               ---------  ---------  ---------
Cash Flows from Financing Activities:
  Net borrowings (repayments) under revolving credit
    facility.................................................    (10,000)   120,000     --
  Proceeds from issuance of 9 1/2% Senior Subordinated
    Notes....................................................    198,938     --         --
  Principal payments under capital lease obligations.........     (2,835)    (2,455)    (2,088)
  Repurchase of 11 7/8% Senior and 12 5/8% Senior
    Subordinated Notes.......................................     --       (220,734)    --
  Cash overdrafts............................................    (11,673)    22,848     --
  Other repayments...........................................     --           (448)       (34)
  Increase in minority interest from issuance of AMC
    Entertainment Inc. common stock..........................         69        637        100
  Deferred financing costs and other.........................     (4,595)    (3,570)    --
                                                               ---------  ---------  ---------
  Net cash provided by (used in) financing activities........    169,904    (83,722)    (2,022)
                                                               ---------  ---------  ---------
  Effect of exchange rate changes on cash and equivalents....       (219)    --         --
                                                               ---------  ---------  ---------
Net increase (decrease) in cash and equivalents..............     13,154    (60,722)    39,781
Cash and equivalents at beginning of year....................     12,888     73,610     33,829
                                                               ---------  ---------  ---------
Cash and equivalents at end of year..........................  $  26,042  $  12,888  $  73,610
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

                                 (IN THOUSANDS)

Supplemental Schedule of Noncash Investing and Financing Activities:

    During 1995, capital lease obligations of $1,363 were incurred in connection with property acquired.

Supplemental Disclosures of Cash Flow Information:

                                                                                   1997       1996       1995
                                                                                 ---------  ---------  ---------
Cash paid during the period for:
  Interest (net of amounts capitalized of $3,344, $3,003 and $870).............  $  25,208  $  35,762  $  36,784
  Income taxes, net............................................................      6,280      9,573     13,905

                See Notes to Consolidated Financial Statements.

                         DURWOOD, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                     FOREIGN
                                                     COMMON STOCK            CLASS B STOCK          CURRENCY
                                                ----------------------  ------------------------   TRANSLATION    RETAINED
                                                 SHARES      AMOUNT       SHARES       AMOUNT      ADJUSTMENT     EARNINGS
                                                ---------  -----------  -----------  -----------  -------------  -----------

Balance, April 1, 1994........................    120,000   $  12,000       40,784    $   4,078     $  --         $   7,017
  Net earnings................................     --          --           --           --            --            23,796
                                                ---------  -----------  -----------  -----------  -------------  -----------
Balance, March 30, 1995.......................    120,000      12,000       40,784        4,078        --            30,813
  Net earnings................................     --          --           --           --            --                23
  Change in unrealized gain on available for
    sale investments, net of income taxes of
    $391......................................     --          --           --           --            --            --
                                                ---------  -----------  -----------  -----------  -------------  -----------
Balance, March 28, 1996.......................    120,000      12,000       40,784        4,078        --            30,836
  Net earnings................................     --          --           --           --            --            10,430
  Change in investment in AMC Entertainment
    Inc. from conversion of preferred stock
    into common stock.........................     --          --           --           --            --            10,414
  Change in unrealized gain on available for
    sale investments, net of income taxes of
    $386......................................     --          --           --           --            --            --
  Foreign currency translation adjustment.....     --          --           --           --            (1,596)       --
                                                ---------  -----------  -----------  -----------  -------------  -----------
Balance, April 3, 1997........................    120,000   $  12,000       40,784    $   4,078     $  (1,596)    $  51,680
                                                ---------  -----------  -----------  -----------  -------------  -----------
                                                ---------  -----------  -----------  -----------  -------------  -----------


                                                  UNREALIZED GAIN         TOTAL
                                                 ON AVAILABLE FOR     STOCKHOLDERS'
                                                 SALE INVESTMENTS        EQUITY
                                                -------------------  ---------------
Balance, April 1, 1994........................       $  --              $  23,095
  Net earnings................................          --                 23,796
                                                        ------       ---------------
Balance, March 30, 1995.......................          --                 46,891
  Net earnings................................          --                     23
  Change in unrealized gain on available for
    sale investments, net of income taxes of
    $391......................................             562                562
                                                        ------       ---------------
Balance, March 28, 1996.......................             562             47,476
  Net earnings................................          --                 10,430
  Change in investment in AMC Entertainment
    Inc. from conversion of preferred stock
    into common stock.........................          --                 10,414
  Change in unrealized gain on available for
    sale investments, net of income taxes of
    $386......................................            (554)              (554)
  Foreign currency translation adjustment.....          --                 (1,596)
                                                        ------       ---------------
Balance, April 3, 1997........................       $       8          $  66,170
                                                        ------       ---------------
                                                        ------       ---------------

                See Notes to Consolidated Financial Statements.

                         DURWOOD, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

    Durwood, Inc. (the "Company" or "DI") is principally a holding company. Its primary subsidiary, AMC Entertainment Inc. ("AMCE") through its wholly-owned subsidiary, American Multi-Cinema, Inc. ("AMC"), is principally involved in the operation of motion picture theatres throughout the United States and in Japan and Portugal. AMCE is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, National Cinema Network, Inc. Other subsidiaries of DI are engaged in real estate and investment activities.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of DI and all subsidiaries, all of which are wholly-owned, except AMCE in which the Company owns 77.8% and 83.5% of AMCE common stock as of April 3, 1997 and March 28, 1996, respectively. All significant intercompany balances and transactions have been eliminated.

    FISCAL YEAR: The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The 1997 fiscal year reflects a 53 week period, fiscal years 1996 and 1995 each reflect a 52 week period. Fiscal year 1998 will reflect a 52 week period.

    REVENUES AND FILM RENTAL COSTS: Revenues are recognized when admissions and concessions sales are received at the theatres. Film rental costs are recognized based on the applicable box office receipts and the terms of the film licenses.

    CASH AND EQUIVALENTS: Cash and equivalents consists of cash on hand and temporary cash investments with original maturities of less than thirty days. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk. Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of April 3, 1997 and March 28, 1996 was $11,175,000 and $22,848,000, respectively.

    INVESTMENTS: Included in other long-term assets are marketable securities which the Company classifies as available for sale. The difference between cost and fair value, as adjusted for income taxes, is classified as an unrealized gain in stockholders' equity.

    For purposes of determining gross realized gains and losses, the cost of securities sold is determined upon specific identification. Proceeds and gross realized gains from the sale in 1997 of equity securities were $1,094,000. Proceeds and gross realized gains from the sales in 1995 of equity securities were $11,689,000 and $1,407,000, respectively.

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REFUNDABLE CONSTRUCTION ADVANCES: Included in receivables as of April 3, 1997 and March 28, 1996 is $33,193,000 and $12,117,000, respectively, due from developers to fund a portion of the construction costs of new theatres that are to be operated by AMCE pursuant to lease agreements. These amounts are repaid by the developers either during construction or shortly after completion.

    PROPERTY: Property is recorded at cost. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives are generally as follows:

Buildings and improvements..................................  20 to 40 years
Leasehold improvements......................................  5 to 25 years
Furniture, fixtures and equipment...........................  3 to 10 years

    Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently.

    INTANGIBLE ASSETS: Intangible assets are recorded at cost and are comprised of lease rights, which are amounts assigned to theatre leases assumed under favorable terms, and location premiums on acquired theatres which are being amortized on a straight-line basis over the estimated remaining useful life of the theatre. Accumulated amortization on intangible assets was approximately $41,690,000 and $36,035,000 as of April 3, 1997 and March 28, 1996,
respectively.

    Effective December 30, 1994, AMCE reduced the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base terms of the theatre leases. This change in accounting estimate was made to better match the estimated life of the intangible assets with the life of the theatre due to AMCE's strategic plans to primarily own and operate larger theatres. The effect of this change in estimate was to increase amortization expense in 1995 by $1,542,000 and decrease net earnings by $876,000, or $5.44 per share.

    OTHER LONG-TERM ASSETS: Other long-term assets are comprised principally of costs incurred in connection with the issuance of debt securities which are being amortized over the respective life of the issue; investments in real estate; investments in partnerships and corporate joint ventures accounted for under the equity method; preopening costs relating to new theatres which are being amortized over two years; and long-term deferred income taxes.

    MINORITY INTEREST: Minority interest represents the 22.2% and 16.5% separate public ownership of the common stock of AMCE as of April 3, 1997 and March 28, 1996, respectively, and the 100% separate public ownership of the preferred stock of AMCE. As of April 3, 1997 and March 28, 1996, minority interest was comprised of $19,425,000 and $9,721,000, respectively, related to the separate public ownership of the Common Stock of AMCE and $82,590,000 and $100,000,000, respectively, related to the separate public ownership of the preferred stock of AMCE.

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FOREIGN CURRENCY TRANSLATION: The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of stockholders' equity. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings and have not been material.

    INCOME TAXES: Income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), ACCOUNTING FOR INCOME TAXES. The statement requires that deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

    EARNINGS PER SHARE: Primary earnings per share is computed by dividing the parent company net earnings plus the Company's proportionate interest in AMCE's earnings for common shares by the weighted average number of common shares outstanding. The average shares used in the computations were 161,000 in 1997, 1996 and 1995. On a fully-diluted basis, the Company's proportionate interest in AMCE's earnings are adjusted to assume conversion of AMCE's $1.75 Cumulative Convertible Preferred Stock, if dilutive. The average shares used in the computations were 161,000 in 1997, 1996 and 1995.

    CHANGES IN ACCOUNTING PRINCIPLES: During fiscal 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The Statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method to account for stock options and awards. The Company has chosen to continue using the intrinsic value based method while adopting the disclosure-only provisions of the pronouncement.

    During the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121"). This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used. In connection with the adoption of this Statement, the Company reviewed the assets and related intangibles of its motion picture theatres for impairment on a disaggregated basis. The expected future cash flows of certain theatres, undiscounted and without interest charges, were less than the carrying value of the assets. As a result, the Company recognized an impairment loss of $1,799,000. The impairment loss represents the amount by which the carrying value of the theatre assets, including intangibles, exceeded the estimated fair value of those assets. The estimated fair value of assets was determined as the present value of estimated expected future cash flows. The loss is included in depreciation and amortization in the Consolidated Statements of Operations.

    During fiscal 1997, the Company continued to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS 121. As a result of expected declines in future cash flows of certain theatres, the Company recognized an impairment loss of

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) $7,231,000 which is included in depreciation and amortization in the Consolidated Statements of Operations.

    During fiscal 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 eliminates the presentation of primary and fully diluted earnings per share ("EPS") and requires presentation of basic and diluted EPS. The principal difference between primary and basic EPS is that common stock equivalents are not included with the weighted average number of shares outstanding used in the computation of basic EPS. Diluted EPS is computed similarly to fully diluted EPS. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data. Early adoption is not permitted. Management has not yet determined the impact that this statement will have on the Company.

    PRESENTATION: Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.

NOTE 2--ACQUISITION

    On January 10, 1997, AMCE purchased the 20% minority interest in the common stock of AMC Philadelphia, Inc., an 80% owned subsidiary, for $7,400,000 in cash. The acquisition has been accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired is being amortized on a straight-line basis over the estimated useful life of the assets acquired.

NOTE 3--PROPERTY

    A summary of property is as follows (in thousands):

                                                          1997       1996
                                                        ---------  ---------
Property owned:
  Land................................................  $  59,153  $  34,673
  Buildings and improvements..........................    214,951    139,616
  Furniture, fixtures and equipment...................    264,619    205,761
  Leasehold improvements..............................    211,732    146,164
                                                        ---------  ---------
                                                          750,455    526,214
  Less--accumulated depreciation and amortization.....    242,180    209,714
                                                        ---------  ---------
                                                          508,275    316,500
Property leased under capital leases:
  Buildings...........................................     66,074     67,274
  Less--accumulated amortization......................     34,365     31,719
                                                        ---------  ---------
                                                           31,709     35,555
                                                        ---------  ---------
                                                        $ 539,984  $ 352,055
                                                        ---------  ---------
                                                        ---------  ---------

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 3--PROPERTY (CONTINUED)
    Included in property is $83,558,000 and $35,289,000 of construction in progress as of April 3, 1997 and March 28, 1996, respectively.

NOTE 4--OTHER ASSETS AND LIABILITIES

    Other assets and liabilities consist of the following (in thousands):

                                                             1997       1996
                                                           ---------  ---------
Other current assets:
  Prepaid rent...........................................  $   7,366  $   6,412
  Prepaid income taxes...................................     --          1,592
  Deferred income taxes..................................      6,376      3,207
  Other..................................................      3,027      2,486
                                                           ---------  ---------
                                                           $  16,769  $  13,697
                                                           ---------  ---------
                                                           ---------  ---------
Other long-term assets:
  Investments in real estate.............................  $  15,329  $   6,922
  Investments in partnerships and corporate joint
    ventures.............................................        733      1,208
  Deferred charges, net..................................     12,147      6,203
  Deferred income taxes..................................     23,808     24,115
  Preopening costs.......................................      6,519      2,636
  Available for sale investments.........................         16        956
  Other..................................................      5,361      4,798
                                                           ---------  ---------
                                                           $  63,913  $  46,838
                                                           ---------  ---------
                                                           ---------  ---------
Accrued expenses and other liabilities:
  Taxes other than income................................  $  10,030  $   7,110
  Income taxes...........................................      7,514     --
  Interest...............................................      1,512        841
  Payroll and vacation...................................      4,982      6,149
  Casualty claims and premiums...........................      4,655      2,034
  Deferred income........................................      8,911     11,634
  Accrued bonus..........................................      3,974      7,634
  Other..................................................      2,467      8,007
                                                           ---------  ---------
                                                           $  44,045  $  43,409
                                                           ---------  ---------
                                                           ---------  ---------

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS

    A summary of corporate borrowings and capital lease obligations is as follows (in thousands):

                                                                          1997       1996
                                                                        ---------  ---------
$425 million revolving Credit Facility due 2004.......................  $ 110,000  $ 120,000
11 7/8% Senior Notes due 2000.........................................        615        614
9 1/2% Senior Subordinated Notes due 2009.............................    198,940     --
12 5/8% Senior Subordinated Notes due 2002............................      4,882      4,878
Capital lease obligations, interest ranging from 7 1/4% to 20%........     58,652     62,022
Other indebtedness....................................................        635        658
                                                                        ---------  ---------
Total.................................................................    373,724    188,172
Less-current maturities...............................................      3,441      2,904
                                                                        ---------  ---------
                                                                        $ 370,283  $ 185,268
                                                                        ---------  ---------
                                                                        ---------  ---------

    On December 28, 1995, AMCE completed the redemption of $99,383,000 of its outstanding 11 7/8% Senior Notes due 2000 at a price of $1,117.90 per $1,000 principal amount and $95,096,000 of its outstanding 12 5/8% Senior Subordinated Notes due 2002 at a price of $1,144.95 per $1,000 principal amount. In addition, the terms of the Indentures governing the remaining Senior and Senior Subordinated Notes were amended to eliminate certain restrictive covenants. Sources of funds for the redemption were cash and investments on hand and borrowings on a credit facility. Premiums paid to redeem the Senior and Senior Subordinated Notes, together with the write-off of unamortized debt issue costs and other costs directly related to the debt redemptions, resulted in an extraordinary loss of $19,350,000, net of income tax benefit of $13,400,000. The extraordinary loss reduced earnings per share by $98.73 for the year (52 weeks) ended March 28, 1996.

    As a part of the refinancing plan, AMCE entered into a $425 million credit facility (the "Credit Facility"), which was amended and restated as of April 10, 1997. The Credit Facility permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .1875% to .375% on the unused portion of the commitment. The Credit Facility matures in 2004. The commitment thereunder will reduce by $25 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50 million on December 31, 2003. As of April 3, 1997, AMCE had outstanding borrowings of $110,000,000 under the Credit Facility at an average interest rate of 6.4% per annum.

    Covenants of the Credit Facility impose limitations on the incurrence of additional indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, business activities and pledges. AMCE is also required to maintain certain financial covenants, as defined in the Credit Facility. As of April 3, 1997, AMCE was in compliance with all financial covenants relating to the Credit Facility.

    Prior to its April 10, 1997 amendment and restatement, the Credit Facility contained a covenant that generally limited AMCE's capital expenditures. This covenant has been eliminated.

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Costs related to the establishment of the Credit Facility were capitalized and are charged to interest expense over the life of the Credit Facility. Unamortized issuance costs of $2,821,000 as of April 3, 1997 are included in other long-term assets.

    On March 19, 1997, AMCE sold $200 million of Senior Subordinated Notes due 2009 (the "Notes"). The Notes bear interest at the rate of 9 1/2% per annum, payable in March and September. The Notes are redeemable at the option of AMCE, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Note Indenture), each holder of the Notes will have the right to require AMCE to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes are subordinated to all existing and future senior indebtedness (as defined in the Note Indenture) of AMCE.

    The Note Indenture contains certain covenants that, among other things, restrict the ability of AMCE and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes attain "investment grade status" (as defined in the Note Indenture), the covenants in the Note Indenture limiting AMCE's ability to incur additional indebtedness and pay dividends will cease to apply. As of April 3, 1997, AMCE was in compliance with all financial covenants relating to the Note Indenture.

    The Note Indenture also requires AMCE to use its best efforts to consummate a registered offer to exchange the Notes (the "Exchange Offer") for notes of AMCE with terms identical in all material respects to the Notes or cause a shelf registration statement with respect to the Notes to become effective. In the event that certain filing deadlines as specified in the Note Indenture are not met, the interest rate borne by the Notes could increase as much as 1.0% per annum. AMCE anticipates meeting its filing deadlines.

    The discount on the Notes is being amortized to interest expense following the interest method of amortization. Costs related to the issuance of the Notes were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,572,000 as of April 3, 1997 are included in other long-term assets.

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Minimum annual payments required under existing capital lease obligations (net present value thereof) and maturities of corporate borrowings as of April 3, 1997, are as follows (in thousands):

                                          CAPITAL LEASE OBLIGATIONS
                                    -------------------------------------
                                      MINIMUM                     NET
                                       LEASE        LESS        PRESENT      CORPORATE
                                     PAYMENTS     INTEREST       VALUE       BORROWINGS       TOTAL
                                    -----------  -----------  -----------  --------------  -----------
1998..............................   $  12,795    $   9,380    $   3,415    $         26   $     3,441
1999..............................      12,800        8,715        4,085              30         4,115
2000..............................      12,211        8,026        4,185              34         4,219
2001..............................      11,939        7,294        4,645             653         5,298
2002..............................      11,110        6,529        4,581              43         4,624
Thereafter........................      70,161       32,420       37,741         314,286       352,027
                                    -----------  -----------  -----------  --------------  -----------
      Total.......................   $ 131,016    $  72,364    $  58,652    $    315,072   $   373,724
                                    -----------  -----------  -----------  --------------  -----------
                                    -----------  -----------  -----------  --------------  -----------

    The Company maintains a letter of credit in the normal course of its business. The unused portion of the letter of credit was $2,378,000 as of April 3, 1997.

NOTE 6--STOCKHOLDERS' EQUITY

CAPITAL STOCK

    The authorized capital stock of Durwood, Inc. consists of two classes of stock. The Class A Common Stock (the "Common Stock") has a $100 par value with 150,000 shares authorized of which 120,000 shares are issued and outstanding. The Class B Common Stock (the "Class B Stock") has a $100 par value with 50,000 shares authorized of which 40,784 shares are issued and outstanding. Both classes of stock are entitled to one vote per share.

    The Common Stock has preference as to dividends and liquidation. Annual dividends are first paid on the Common Stock up to $25.50 per share before any dividends are declared on the Class B Stock. If payment of dividends on the Class B Stock reaches $25.50 per share, further dividends may be declared on the Common Stock up to $19.50 per share before further dividends are paid on the Class B Stock.

    The Common Stock is entitled to receive $255 per share in the event of liquidation (after payment of declared dividends) before any liquidating distribution is made on the Class B Stock. If the liquidating distribution reaches $255 per share on the Class B Stock, the Common Stock is entitled to receive any remaining distributions up to another $195 per share. Afterward, any remaining assets are distributed to holders of Class B Stock.

    The Common Stock cannot be redeemed or purchased by the Company during the lifetime of Stanley H. Durwood (President and sole Director of Durwood, Inc.), thereafter, it can be redeemed or purchased by the Company at a price which approximates its maximum liquidation value. The Class B Stock is nonredeemable.

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
CUMULATIVE CONVERTIBLE PREFERRED STOCK OF SUBSIDIARY

    AMCE has authorized 10,000,000 shares of Preferred Stock (66 2/3 CENTS par value), of which 3,303,600 shares of $1.75 Cumulative Convertible Preferred Stock (66 2/3 CENTS par value) (the "Convertible Preferred Stock") are issued and outstanding. Dividends are payable quarterly at an annual rate of $1.75 per share. The Convertible Preferred Stock has preference in liquidation in the amount of $25 per share plus accrued and unpaid dividends. The Convertible Preferred Stock is convertible at the option of the holder into shares of AMCE Common Stock at a conversion price of $14.50 per share of AMCE Common Stock, subject to change in certain events. In lieu of conversion AMCE may, at its option, pay to the holder cash equal to the then market value AMCE Common Stock. AMCE may redeem in whole or in part the Convertible Preferred Stock at a redemption price beginning at $26.00 per share, declining ratably to $25.00 per share after March 15, 2001.

    During 1997, various holders of AMCE's Convertible Preferred Stock converted 696,400 shares into 1,200,589 shares of AMCE Common Stock at a conversion rate of 1.724 shares of AMCE Common Stock for each share of AMCE Convertible Preferred Stock. The conversions reduced minority interest which resulted in an increase in the equity of the Company of $10,414,000.

STOCK-BASED COMPENSATION PLANS

    The Company's primary subsidiary, AMCE, offers various stock option and incentive plans as discussed below.

    In June 1983, AMCE adopted a stock option plan (the "1983 Plan") for selected employees. This plan provided for the grant of rights to purchase shares of AMCE Common Stock under both incentive and non-incentive stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1983 Plan provided that the exercise price could not be less than the fair market value of the stock at the date of grant and unexercised options expired no later than ten years after date of grant. Pursuant to the terms of the 1983 Plan, no further options may be granted under this plan.

    In September 1984, AMCE adopted a non-qualified stock option plan (the "1984 Plan"). This plan provided for the grant of rights to purchase shares of AMCE Common Stock under non-qualified stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1984 Plan provided that the exercise price would be determined by AMCE's Stock Option Committee and that the options expired no later than ten years after date of grant. Pursuant to the terms of the 1984 Plan, no further options may be granted under this plan.

    In November 1994, AMCE adopted a stock option and incentive plan (the "1994 Plan"). This plan provides for three basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of stock awards, which may be either performance or restricted stock awards, and
(iii) performance unit awards. The number of shares of AMCE Common Stock which may be sold or granted under the plan may not exceed 1,000,000 shares. The 1994 Plan provides that the exercise price for stock options may not be less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1994 Plan vest over two years from the date of issuance.

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
    The Company has adopted the disclosure-only provisions of SFAS 123. As permitted by SFAS 123, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for AMCE's stock-based compensation plans other than for performance-based stock awards. In 1997 and 1996, AMCE granted to certain individuals stock awards which are issuable at the end of a performance period ending April 2, 1998 based on certain performance criteria. The number of shares which may be issued at the end of the performance period ranges from zero to 216,000. AMCE recognized compensation expense for performance stock awards of $586,000 and $772,000 in 1997 and 1996, respectively. Had compensation expense for AMCE's plans been determined based on the fair value at the grant dates for stock options and awards granted in 1997 and 1996, the Company's net earnings and earnings per share would have been different.

    The pro forma amounts under SFAS 123 for the Company are indicated below (in thousands except per share amounts):

                                                               1997       1996
                                                             ---------  ---------
Net earnings
  As reported..............................................  $  10,430  $      23
  Pro forma................................................  $  10,180  $     181
Net earnings per common share
  As reported..............................................  $   63.96  $     .05
  Pro forma................................................  $   62.42  $    1.02

    The following table reflects the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model for options on AMCE Common Stock:

                                                                1997       1996
                                                              ---------  ---------
Fair value on grant date....................................  $   11.63  $    6.96
Risk-free interest rate.....................................       6.24%      5.64%
Expected life (years).......................................          5          5
Expected volatility.........................................       42.9%      46.0%
Expected dividend yield.....................................     --         --

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of stock option activity under all AMCE plans is as follows:

                                                  1997                         1996                          1995
                                      ----------------------------  ---------------------------  ----------------------------
                                                      WEIGHTED                     WEIGHTED                      WEIGHTED
                                                       AVERAGE                      AVERAGE                       AVERAGE
                                        NUMBER     EXERCISE PRICE     NUMBER    EXERCISE PRICE     NUMBER     EXERCISE PRICE
                                       OF SHARES      PER SHARE     OF SHARES      PER SHARE      OF SHARES      PER SHARE
                                      -----------  ---------------  ----------  ---------------  -----------  ---------------
Outstanding at beginning of year....     487,500      $    9.67        776,500     $    9.57        813,300      $    9.29
Granted.............................     103,250      $   24.80         23,250     $   14.50         36,500      $   11.75
Canceled............................     (17,250)     $   10.04       (229,750)    $    9.46        (33,750)     $    9.38
Exercised...........................     (15,000)     $   9.375        (82,500)    $   10.65        (39,550)     $    6.01
                                      -----------       -------     ----------       -------     -----------       -------
Outstanding at end of year..........     558,500      $   12.47        487,500     $    9.67        776,500      $    9.57
                                      -----------       -------     ----------       -------     -----------       -------
                                      -----------       -------     ----------       -------     -----------       -------
Exercisable at end of year..........     365,875      $   10.51        233,250     $    9.45        230,000      $    9.79
                                      -----------       -------     ----------       -------     -----------       -------
                                      -----------       -------     ----------       -------     -----------       -------
Available for grant at end of
  year..............................     630,500                       746,500                      817,500
                                      -----------                   ----------                   -----------
                                      -----------                   ----------                   -----------

    The following table summarizes information about stock options as of April 3, 1997:

                                              OUTSTANDING STOCK OPTIONS
                                 ---------------------------------------------------     EXERCISABLE STOCK OPTIONS
                                               WEIGHTED-AVERAGE                       -------------------------------
           RANGE OF                NUMBER         REMAINING        WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
        EXERCISE PRICES           OF SHARES    CONTRACTUAL LIFE     EXERCISE PRICE     OF SHARES     EXERCISE PRICE
-------------------------------  -----------  ------------------  ------------------  -----------  ------------------
        $9.25 to $11.75             436,500         6.3 years         $     9.46         335,250       $     9.51
       $14.50 to $18.50              29,250         8.7 years         $    15.94           9,375       $    14.50
       $24.50 to $26.375             92,750         9.1 years         $    25.52          21,250       $    24.50
                                 -----------       ----------            -------      -----------         -------
       $9.25 to $26.375             558,500         6.9 years         $    12.47         365,875       $    10.51
                                 -----------       ----------            -------      -----------         -------
                                 -----------       ----------            -------      -----------         -------

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 7--INCOME TAXES

    Income taxes reflected in the Consolidated Statements of Operations for the three years ended April 3, 1997, are as follows (in thousands):

                                                                  1997       1996       1995
                                                                ---------  ---------  ---------
Current:
  Federal.....................................................  $  11,423  $   5,194  $   6,563
  State.......................................................      3,963      2,094      4,562
                                                                ---------  ---------  ---------
    Total current.............................................     15,386      7,288     11,125
Deferred:
  Federal.....................................................     (1,909)    (1,429)    (1,957)
  State.......................................................       (312)      (271)      (300)
  Change in valuation allowance...............................       (255)       372    (19,028)
                                                                ---------  ---------  ---------
    Total deferred............................................     (2,476)    (1,328)   (21,285)
                                                                ---------  ---------  ---------
Total provision...............................................     12,910      5,960    (10,160)
Tax benefit of extraordinary item--extinguishment of debt.....     --         13,400     --
                                                                ---------  ---------  ---------
Total provision before extraordinary item.....................  $  12,910  $  19,360  $ (10,160)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The effective tax rate on income before extraordinary item and minority interest was 39.8%, 42.2% and (40.3%) in 1997, 1996 and 1995, respectively. The difference between the effective rate and the U.S. federal income tax statutory rate of 35% is accounted for as follows (in thousands):

                                                                  1997       1996       1995
                                                                ---------  ---------  ---------
Tax on earnings before provision for income tax, extraordinary
  item and minority interest at statutory rates...............  $  11,348  $  16,065  $   8,818
Add (subtract) tax effect of:
  State income taxes, net of federal tax benefit..............      2,274      3,118      2,983
  Change in valuation allowance...............................       (255)       372    (19,028)
  Income tax credits..........................................     --         --         (1,282)
  Other, net..................................................       (457)      (195)    (1,651)
                                                                ---------  ---------  ---------
Income tax provision..........................................  $  12,910  $  19,360  $ (10,160)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 7--INCOME TAXES (CONTINUED)
    The significant components of deferred income tax assets and liabilities as of April 3, 1997 and March 28, 1996 are as follows (in thousands):

                                                             1997                    1996
                                                    ----------------------  ----------------------
                                                       DEFERRED INCOME         DEFERRED INCOME
                                                             TAX                     TAX
                                                    ----------------------  ----------------------
                                                     ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                                    ---------  -----------  ---------  -----------
Accrued reserves and liabilities..................  $   9,189   $     179   $   5,323   $     343
Investments in partnerships.......................     --             495      --             419
Capital lease obligations.........................     11,464      --          10,852      --
Depreciation......................................      5,587      --           7,842      --
Deferred rents....................................      6,254      --           5,266      --
Tax credits carryforwards.........................        513      --             619      --
State net operating loss carryforwards............        864      --             868      --
Other.............................................      1,811       2,186       2,089       1,882
                                                    ---------  -----------  ---------  -----------
Total.............................................     35,682       2,860      32,859       2,644
Less: Valuation allowance.........................      2,638      --           2,893      --
                                                    ---------  -----------  ---------  -----------
Net...............................................     33,044       2,860      29,966       2,644
Less: Current deferred income taxes...............      6,586         210       3,702         495
                                                    ---------  -----------  ---------  -----------
Total noncurrent deferred income taxes............  $  26,458   $   2,650   $  26,264   $   2,149
                                                    ---------  -----------  ---------  -----------
                                                    ---------  -----------  ---------  -----------
Net noncurrent deferred income taxes..............  $  23,808               $  24,115
                                                    ---------               ---------
                                                    ---------               ---------

    SFAS 109 requires that a valuation allowance be provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of April 3, 1997 and March 28, 1996, management believed it was more likely than not that certain deferred tax assets related to tax credit carryforwards and certain future deductible amounts would not be realized due to uncertainties as to the timing and amounts of future taxable income. Accordingly, a valuation allowance of $2,638,000 and $2,893,000 was established related to the deferred tax assets of DI as of April 3, 1997 and March 28, 1996, respectively. Based upon positive earnings of AMCE in recent years and the expectation that taxable income will continue for the foreseeable future, management believes it is more likely than not that AMCE will realize its deferred tax assets and, accordingly, no valuation allowance has been provided as of April 3, 1997 and March 28, 1996, for AMCE's deferred tax assets.

NOTE 8--LEASES

    The majority of the Company's operations are conducted in premises occupied under lease agreements with base terms ranging generally from 15 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years. The leases provide for fixed rentals and/or rentals based on revenues with a guaranteed minimum. The Company also leases certain equipment under leases expiring at various dates. The majority of the leases provide that the Company will pay all, or

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 8--LEASES (CONTINUED)
substantially all, taxes, maintenance, insurance and certain other operating expenses. Assets held under capital lease obligations are included in property.

    Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancellable terms in excess of one year as of April 3, 1997 (in thousands):

1998...........................................................  $   68,551
1999...........................................................      69,070
2000...........................................................      68,406
2001...........................................................      66,388
2002...........................................................      63,748
Thereafter.....................................................     722,341
                                                                 ----------
Total minimum payments required................................  $1,058,504
                                                                 ----------
                                                                 ----------

    The Company has entered into agreements to lease space for the operation of theatres not yet fully constructed. The scheduled completion of construction and theatre openings are at various dates during fiscal 1998. The future minimum rental payments required under the terms of these leases total approximately $429 million.

    In addition, the Company entered into a master lease agreement during fiscal 1997 for three theatres with an expected cost of approximately $81 million. Rental amounts will be based on the final construction costs of the theatres and the lessor's cost of funds and will be finalized as the theatres open. The initial lease term under the agreement will be three years. The master lease agreement provides for a substantial residual value guarantee by the Company and includes purchase and renewal options. The Company expects these leases to be classified as operating leases.

    The Company records rent expense on a straight-line basis over the term of the lease. Included in long-term liabilities as of April 3, 1997 and March 28, 1996 is $16,278,000 and $12,858,000, respectively, of deferred rent representing pro rata future minimum rental payments for leases with scheduled rent increases.

    Rent expense is summarized as follows (in thousands):

                                                   1997       1996       1995
                                                 ---------  ---------  ---------
Minimum rentals................................  $  80,670  $  64,657  $  59,790
Percentage rentals based on revenues...........      2,008      2,354      1,970
                                                 ---------  ---------  ---------
                                                 $  82,678  $  67,011  $  61,760
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

NOTE 9--EMPLOYEE BENEFIT PLANS

    Employees of the Company are included in the benefit plans offered to AMC employees. Descriptions of these plans are discussed below.

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)
    AMC sponsors a non-contributory defined benefit pension plan covering, after a minimum of one year of employment, all employees age 21 or older, who have completed 1,000 hours of service in their first twelve months of employment or in a calendar year and who are not covered by a collective bargaining agreement.

    The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of credited service (not exceeding thirty-five) and the employee's highest five year average compensation. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets are invested in a group annuity contract with an insurance company pursuant to which the plan's benefits are paid to retired and terminated employees and the beneficiaries of deceased employees.

    The following table sets forth the plan's funded status as of December 31, 1996 and 1995 (plan valuation dates) and the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996 (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Actuarial present value of accumulated benefit obligation, including vested benefits of $11,139 and $10,041.................................  $  11,309  $  10,205
                                                                           ---------  ---------
                                                                           ---------  ---------
Projected benefit obligation for service rendered to date................  $  18,489  $  17,051
Plan assets at fair value................................................    (10,857)    (9,580)
                                                                           ---------  ---------
Projected benefit obligation in excess of plan assets....................      7,632      7,471
Unrecognized net loss from past experience different from that assumed
  and effects of changes in assumptions..................................       (686)    (1,509)
Unrecognized net obligation upon adoption being recognized over 15
  years..................................................................     (1,411)    (1,588)
                                                                           ---------  ---------
Pension liability........................................................  $   5,535  $   4,374
                                                                           ---------  ---------
                                                                           ---------  ---------

    Net pension expense includes the following components (in thousands):

                                                      1997       1996       1995
                                                    ---------  ---------  ---------
Service cost......................................  $   1,191  $     855  $   1,261
Interest cost.....................................      1,188        966        971
Actual return on plan assets......................     (1,218)    (1,630)        55
Net amortization and deferral.....................        563      1,096       (190)
                                                    ---------  ---------  ---------
Net pension expense...............................  $   1,724  $   1,287  $   2,097
                                                    ---------  ---------  ---------
                                                    ---------  ---------  ---------

    AMC also sponsors a non-contributory Supplemental Executive Retirement Plan (the "SERP") which provides certain employees additional pension benefits. The actuarial present value of accumulated plan benefits related to the SERP was $569,000 and $379,000 as of April 3, 1997 and March 28, 1996, respectively, which is reflected in the Consolidated Balance Sheets.

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)
    The weighted average discount rate used to measure the plans' projected benefit obligations was 7.0% for 1997 and 1996 and 7.75% in 1995. The rate of increase in future compensation levels was 6.0% for 1997, 1996 and 1995 and the expected long-term rate of return on assets was 8.5% for 1997, 1996 and 1995. A limited number of employees are covered by collective bargaining agreements under which payments are made to a union-administered fund.

    AMC sponsors a voluntary thrift savings plan covering the same employees eligible for the pension plan. Since inception of the savings plan, AMC has matched 50% of each eligible employee's elective contributions, limited to 3% of the employee's salary.

    The Company's expense under the thrift savings plan was $1,270,000, $1,032,000 and $1,015,000 for 1997, 1996 and 1995, respectively.

    AMC currently offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Substantially all employees may become eligible for these benefits provided that the employee must be at least 55 years of age and have 15 years of credited service at retirement. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare. Retiree health and life insurance plans are not funded. AMC is amortizing the transition obligation on the straight-line method over a period of 20 years.

    The following table sets forth the plans' accumulated postretirement benefit obligation reconciled with the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996 (in thousands):

                                                                               1997       1996
                                                                             ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees.................................................................  $     618  $     557
  Fully eligible active plan participants..................................        513        438
  Other active plan participants...........................................      1,777      1,292
                                                                             ---------  ---------
Accumulated postretirement benefit obligation..............................      2,908      2,287
Unrecognized net obligation upon adoption being recognized over 20 years...       (697)      (747)
Unrecognized gain (loss)...................................................       (190)       105
                                                                             ---------  ---------
Postretirement benefit liability...........................................  $   2,021  $   1,645
                                                                             ---------  ---------
                                                                             ---------  ---------

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)
    Postretirement expense includes the following components (in thousands):

                                                            1997         1996         1995
                                                            -----        -----        -----
Service cost...........................................   $     199    $     192    $     188
Interest cost..........................................         172          208          202
Net amortization and deferral..........................          50           66           66
                                                              -----        -----        -----
Postretirement expense.................................   $     421    $     466    $     456
                                                              -----        -----        -----
                                                              -----        -----        -----

    For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 1997 was 7.5% for medical and 4.75% for dental. The rates were assumed to decrease gradually to 5.0% for medical and 3.0% for dental at 2020 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 3, 1997 by $862,000 and the aggregate of the service and interest cost components of postretirement expense for 1997 by $164,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for 1997 and 1996 and 7.75% for 1995.

NOTE 10--CONTINGENCIES

    The Company, in the normal course of business, is party to various legal actions. Management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

NOTE 11--FUTURE DISPOSITION OF ASSETS

    The Company has provided reserves for estimated losses from discontinuing the operation of fast food restaurants, for theatres which have been or are expected to be closed and for other future dispositions of assets.

    In conjunction with the opening of certain new theatres in fiscal 1986 through 1988, the Company expanded its food services by leasing additional space adjacent to those theatres to operate specialty fast food restaurants. The Company discontinued operating the restaurants due to unprofitability. The Company continues to sub-lease or to convert to other uses the space leased for these restaurants. The Company is obligated under long-term lease commitments with remaining terms of up to eleven years. As of April 3, 1997, the base rents aggregate approximately $779,000 annually, and $7,150,000 over the remaining term of the leases. As of April 3, 1997, the Company has subleased approximately 55% of the space with remaining terms ranging from 2 months to 68 months. Non-cancellable subleases currently aggregate approximately $496,000 annually, and $4,216,000 over the remaining term of the subleases.

NOTE 12--MERGER WITH SUBSIDIARY

    The Board of Directors has approved an agreement providing for the Merger of DI and AMCE with AMCE remaining as the surviving entity. The Merger has been sought by members of the Durwood

                         DURWOOD, INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 12--MERGER WITH SUBSIDIARY (CONTINUED) family so that they may hold their interests in AMCE directly instead of indirectly through DI and a related entity. In the Merger, stockholders of DI would exchange their shares of DI stock for shares of AMCE's stock.

    Prior to the effective time of the Merger, all of DI's assets (other than its equity interest in AMCE) will be contributed to Delta Properties, Inc. ("Delta"), a subsidiary of the Company. In addition, DI's other subsidiaries, other than AMCE and its subsidiaries, have been merged into Delta and Delta has agreed to assume DI's liabilities. Delta's stock will be distributed to DI's shareholders so that at the effective time of the Merger DI's sole assets will consist of stock of AMCE and its beneficial interest in certain tax credits and operating loss carryforwards.

    If the Merger occurs, DI will be responsible for paying all of its costs in connection with the Merger; the aggregate merger costs for both the Company and AMCE are estimated to be approximately $2 million.

NOTE 13--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

    The carrying value of cash and equivalents and investments in debt securities approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices. For other corporate borrowings, the fair value was based upon rates available to the Company from bank loan agreements or rates based upon the estimated premium over U.S. treasury notes with similar average maturities.

    The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                           1997                  1996
                                   --------------------  --------------------
                                   CARRYING     FAIR     CARRYING     FAIR
                                    AMOUNT      VALUE     AMOUNT      VALUE
                                   ---------  ---------  ---------  ---------
Financial assets:
  Cash and equivalents...........  $  26,042  $  26,042  $  12,888  $  12,888
  Available for sale
    investments..................         16         16        956        956
Financial liabilities:
  Cash overdrafts................  $  11,175  $  11,175  $  22,848  $  22,848
  Corporate borrowings...........    315,072    315,804    126,150    126,992

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         AMC Entertainment Inc. is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, a corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. AMCE's certificate of incorporation requires indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law and provides that, in any action by a claimant, AMCE shall bear the burden of proof that the claimant is not entitled to indemnification.

         Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of AMCE contains the provisions permitted by
Section 102(b)(7) of the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person thereof in connection with the securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER       DESCRIPTION
-------      -----------

 2.1 Agreement and Plan of Merger dated as of March 31, 1997 between AMC Entertainment Inc. and Durwood, Inc. (together with Exhibit A, "Pre-Merger Action Plan") (Incorporated by reference from Exhibit
             2.1 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.2 Form of Stock Agreement to be entered into among AMC Entertainment Inc. and Stanley H. Durwood, Carol D. Journagan, Edward D. Durwood, Thomas A. Durwood, Elissa D. Grodin, Brian H. Durwood and Peter J. Durwood ("Durwood Family Stockholders") (Incorporated by reference from Exhibit 2.2 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.3         Form of  Registration  Agreement  to be entered  into  between  AMC
             Entertainment Inc. and the Durwood Family Stockholders (Incorporated by reference from Exhibit 2.3 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.4(a) Indemnification Agreement dated as of March 31, 1997 among AMC Entertainment Inc., the Durwood Family Stockholders and Delta Properties, Inc., together with Exhibit B thereto (Escrow Agreement) (Incorporated by reference from Exhibit 2.4(a) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.4(b)      Durwood Family Settlement Agreement (Incorporated by reference from
             Exhibit 99.1 to Schedule 13-D of Durwood, Inc. and Stanley H. Durwood dated May 3, 1996).

 2.4(c) First Amendment to Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 2.4(c) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.5 Articles of Merger dated March 31, 1994 between American Multi-Cinema Enterprises II, Inc. and related Plan and Agreement of Liquidation and Merger (Incorporated by reference from Exhibit 2 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended March 31,
             1994).

 2.6 Stock Purchase, Release and Settlement Agreement dated January 10, 1997 between American Multi-Cinema, Inc. and H. Donald Busch respecting AMC Philadelphia, Inc. (Incorporated by reference from Exhibit 2.1 to AMCE's Form 10-Q (File No. 1-8747) for the quarter ended December 26, 1996).

 2.7(a) Plan and Agreement of Liquidation and Merger dated March 31, 1997 between AMC Realty, Inc. and its subsidiary, AMC Canton Realty, Inc. (Incorporated by reference from Exhibit 2.7(a) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.7(b) Certificate of Ownership and Merger dated March 31, 1997 between AMC Realty, Inc. and its subsidiary, AMC Canton Realty, Inc. (Incorporated by reference from Exhibit 2.7(b) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.8(a) Plan and Agreement of Liquidation and Merger dated March 31, 1997 between AMC Philadelphia, Inc. and its subsidiary Budco Theatres, Inc. (Incorporated by reference from Exhibit 2.8(a) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.8(b) Certificate of Ownership and Merger dated March 31, 1997 between AMC Philadelphia, Inc. and its subsidiary, Budco Theatres, Inc. (Delaware) (Incorporated by reference from Exhibit 2.8(b) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.8(c) Articles of Merger dated March 31, 1997 between AMC Philadelphia, Inc. and Budco Theatres, Inc. (Pennsylvania) (Incorporated by reference from Exhibit 2.8(c) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.9(a) Plan and Agreement of Liquidation and Merger dated March 31, 1997 between American Multi-Cinema, Inc. and its subsidiary AMC Philadelphia, Inc. (Incorporated by reference from Exhibit 2.9(a) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.9(b) Certificate of Ownership and Merger merging AMC Philadelphia, Inc., a Delaware Corporation, into American Multi-Cinema, Inc., a Missouri Corporation (Delaware) (Incorporated by reference from
             Exhibit 2.9(b) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.9(c)      Articles of Merger  between AMC  Philadelphia,  Inc.,  and American
             Multi-Cinema,  Inc.  (Missouri)  (Incorporated  by  reference  from
             Exhibit 2.9(c) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 3.1 Amended and Restated Certificate of Incorporation of AMC Entertainment Inc. (Incorporated by reference from Exhibit 3.1 to Amendment No. 2 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed February 18, 1994).

 3.2         Certificate   of   Designations   relating   to  $1.75   Cumulative
             Convertible Preferred Stock (Incorporated by reference from AMCE's Form 8-K (File No. 1-8747) dated April 7, 1994).

 3.3         Bylaws of AMC  Entertainment  Inc.  (Incorporated by reference from
             Exhibit 3.3 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

 4.1(a) Indenture among AMC Entertainment Inc., as issuer, American Multi-Cinema, Inc., AMC Realty, Inc., Conservco, Inc., AMC Canton Realty, Inc., AMC Philadelphia, Inc., Budco Theatres, Inc. and Concord Cinema, Inc. (collectively "Guarantors") and United States Trust Company of New York, as Trustee, respecting AMC Entertainment Inc.'s 117/8% Senior Notes due 2000 (Incorporated by reference from
             Exhibit  4.3 to AMCE's Form 10-Q (File No.  0-12429)  dated July 2,
             1992).

 4.1(b) First Supplemental Indenture dated as of March 31, 1993, pursuant to which AMC Film Marketing, Inc. became a Guarantor (Incorporated by reference from Exhibit 4.1(b) to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

 4.1(c) Fourth Supplemental Indenture dated as of March 31, 1994, pursuant to which American Multi-Cinema, Inc. assumed the obligations of
             Cinema Enterprises, Inc., Cinema Enterprises II, Inc. and Exhibition Enterprises Partnership under the Senior Note Indenture and related guarantees of such entities (Incorporated by reference from Exhibit 4.1(c) to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended March 31, 1994.

*4.1.(d) Fifth Supplemental Indenture dated December 28, 1995, respecting AMC Entertainment Inc.'s 117/8% Senior Notes due 2000.

 4.1(e) Sixth Supplemental Indenture dated March 28, 1996, respecting AMC Entertainment Inc.'s 117/8% Senior Notes due 2000 (Incorporated by reference from Exhibit 4.2(d) to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 4.2(a) Indenture among AMC Entertainment Inc., as issuer, American Multi-Cinema, Inc., AMC Realty, Inc., Conservco, Inc., AMC Canton Realty, Inc., AMC Philadelphia, Inc., Budco Theatres, Inc. and Concord Cinema, Inc. (collectively "Guarantors") and The Bank of New York, as Trustee, respecting AMC Entertainment Inc.'s 125/8% Senior Subordinated Notes due 2002 (Incorporated by reference from
             Exhibit  4.4 to ACME's Form 10-Q (File No.  0-12429)  dated July 2,
             1992).

 4.2(b) First Supplemental Indenture dated as of March 31, 1993, pursuant to which AMC Film Marketing, Inc. became a Guarantor (Incorporated by reference from Exhibit 4.2(b) to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

 4.2(c) Fourth Supplemental Indenture dated as of March 31, 1994, pursuant to which American Multi-Cinema, Inc. assumed the obligations of
             Cinema Enterprises, Inc., Cinema Enterprises II, Inc. and Exhibition Enterprises Partnership under the Senior Subordinated
             Note Indenture and related guarantees of such entities (Incorporated by reference from Exhibit 4.2(c) to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended March 31, 1994).

*4.2(d) Fifth Supplemental Indenture dated December 28, 1995, respecting AMC Entertainment Inc.'s 125/8% Senior Subordinated Notes due 2002.

 4.2(e) Sixth Supplemental Indenture dated March 28, 1996, respecting AMC Entertainment Inc.'s 125/8% Senior Subordinated Notes due 2002 (Incorporated by reference from Exhibit 4.2(e) to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 4.3 Amended and Restated Credit Agreement dated as of April 10, 1997, among AMC Entertainment Inc., as the Borrower, The Bank of Nova Scotia, as Administrative Agent, and Bank of America National Trust and Savings Association, as Documentation Agent, and Various Financial Institutions, as Lenders, together with the following exhibits thereto: significant subsidiary guarantee, form of notes, form of pledge agreement and form of subsidiary pledge agreement (Incorporated by reference from Exhibit 4.3 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 4.4(a) Indenture dated March 19, 1997, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2009 (Incorporated by reference from Exhibit 4.1 to AMCE's Form 8-K (File No. 1-8747) dated March 19, 1997).

*4.4(b) Form of First Supplemental Indenture, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2009.

 4.5 Registration Rights Agreement respecting 9 1/2% Senior Subordinated Notes due 2009 (Incorporated by reference from Exhibit 4.2 to AMCE's Form 8-K (File No. 1-8747) dated March 19, 1997).

 4.6 In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long term debt of the Registrant have been omitted but will be furnished to the Commission upon request.

**5          Opinion of Lathrop & Gage L.C.

10.1 AMC Entertainment Inc.'s 1983 Stock Option Plan (Incorporated by reference from Exhibit 10.1 to AMCE's Form S-1 (File No. 2-84657) filed June 22, 1983).

10.2 Federal Income Tax Allocation Agreement dated as of July 1, 1983, between Durwood, Inc. and AMC Entertainment Inc. (Incorporated by reference from Exhibit 10.2 to AMCE's Form S-1 (File No. 2-84675) filed June 22, 1983).

10.3         AMC   Entertainment   Inc.'s  1984  Employee  Stock  Purchase  Plan
             (Incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 (File No. 2-97523) filed July 3, 1984).

10.4         AMC   Entertainment   Inc.'s  1984   Employee   Stock  Option  Plan
             (Incorporated by reference from Exhibit 28.1 to AMCE's S-8 and S-3 (File No. 2-97523) filed July 3, 1984).

10.5(a) AMC)Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (Incorporated by reference from Exhibit 10.1 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

10.5(b)      Form  of  Performance   Stock  Award  Agreement   (Incorporated  by
             reference from Exhibit 10.5(d) to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

10.5(c)      Form   of   Non-Qualified    (NON-ISO)   Stock   Option   Agreement
             (Incorporated by reference from Exhibit 10.2 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

10.6 American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.7(a) Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. dated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.7 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.7(b) AMC Supplemental Executive Retirement Plan dated January 1, 1994 (Incorporated by reference from Exhibit 10.7(b) to AMCE's Form 10-K (File No. 0-12429) for fiscal year ended March 30, 1995).

10.8         Employment Agreement between American Multi-Cinema, Inc. and Philip
             M. Singleton (Incorporated by reference from Exhibit 10(a) to AMCE's Form 10-Q (File No. 1-8747) for the quarter ended September 29, 1994).

10.9         Employment Agreement between American Multi-Cinema,  Inc. and Peter
             C. Brown (Incorporated by reference from Exhibit 10(b) to AMCE's Form 10-Q (File No. 1-8747) for the quarter ended September 29,
             1994).

10.10 Disability Compensation Provisions respecting Stanley H. Durwood (Incorporated by reference from Exhibit 10.12 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.11 Executive Medical Expense Reimbursement and Supplemental Accidental Death or Dismemberment Insurance Plan, as restated effective as of February 1, 1991 (Incorporated by reference from Exhibit 10.13 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.12 Division Operations Incentive Program (Incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.13 Agreement and General Release between Edward D. Durwood and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit
             10.1 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended September 28, 1995).

10.14 Agreement and General Release between Donald P. Harris and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.2 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended September 28, 1995).

10.15 Partnership Interest Purchase Agreement dated May 28, 1993, among Exhibition Enterprises Partnership, Cinema Enterprises, Inc., Cinema Enterprises II, Inc., American Multi-Cinema, Inc., TPI Entertainment, Inc. and TPI Enterprises, Inc. (Incorporated by reference from Exhibit 10.29 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

10.16 Mutual Release and Indemnification Agreement dated May 28, 1993, among Exhibition Enterprises Partnership, Cinema Enterprises, Inc., American Multi-Cinema, Inc., TPI Entertainment, Inc. and TPI Enterprises, Inc. (Incorporated by reference from Exhibit 10.30 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1,
             1993).

10.17 Assignment and Assumption Agreement between Cinema Enterprises II, Inc. and TPI Entertainment, Inc. (Incorporated by reference from
             Exhibit 10.31 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

10.18        Confidentiality   Agreement   dated   May  28,   1993,   among  TPI
             Entertainment, Inc., TPI Enterprises, Inc., Exhibition Enterprises Partnership, Cinema Enterprises, Inc., Cinema Enterprises II, Inc. and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.32 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

10.19 Termination Agreement dated May 28, 1993, among TPI Entertainment, Inc., TPI Enterprises, Inc., Exhibition Enterprises Partnership, American Multi-Cinema, Inc., Cinema Enterprises, Inc., AMC Entertainment Inc., Durwood, Inc., Stanley
             H. Durwood  and Edward D.  Durwood  (Incorporated by reference from
             Exhibit 10.33 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).
10.20 Promissory Note dated June 16, 1993, made by Thomas L. Velde and Katherine G. Terwilliger, husband and wife, payable to American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.34 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1,
             1993).

10.21 Second Mortgage dated June 16, 1993, among Thomas L. Velde, Katherine G. Terwilliger and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.35 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

 10.22 Summary of American Multi-Cinema, Inc.'s Executive Incentive Program (Incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).

 10.23 AMC Non-Qualified Deferred Compensation Plans (Incorporated by reference from Exhibit 10.37 to Amendment No. 2 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed February 18, 1994).

 10.24 Employment Agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Stanley H. Durwood (Incorporated by reference from Exhibit 10.32 to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 10.25 Real Estate Contract dated November 1, 1995 among Richard M. Fay, Mary B. Fay and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.33 to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 10.26 American Multi-Cinema, Inc. Retirement Enhancement Plan (Incorporated by reference from Exhibit 10.26 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 10.27 Employment Agreement between American Multi-Cinema, Inc. and Richard M. Fay (Incorporated by reference from Exhibit 10.1 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended June 27,
             1996).

 10.28 American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

*11          Computation of Per Share Earnings.

*12.1        Computation of ratio of earnings to fixed charges.

*12.2        Computation of ratio of EBITDA to net interest expense.

 13 Incorporated portions of the Annual Stockholder's Report for the fiscal year ended March 28, 1996 (Incorporated by reference from Exhibit 13 to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 16 Letter regarding change in certifying accountant (Incorporated by reference from Exhibit 19.6 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended July 2, 1992).

 *21         Subsidiaries of AMC Entertainment Inc.

 *23.1       Consent of Coopers & Lybrand L.L.P.

 *23.2       Consent of Coopers & Lybrand L.L.P. regarding Durwood, Inc.

**23.3       Consent of Lathrop & Gage L.C. to the use of their opinion filed as
             Exhibit 5 (Incorporated in Exhibit 5) (executed opinion to be filed by amendment).

*24          Power of Attorney (included on signature page).

*25          Statement of Eligibility and Authorization of The Bank of New York,
             Trustee.

*27          Financial Data Schedule.

*99.1        Form of Letter of Transmittal.

*99.2        Form of  Notice of Guaranteed Delivery.
























----------------
  * Filed herewith

 ** To be filed by amendment

ITEM 22.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the the Securities Act and will be govered by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, AMC Entertainment Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City and the State of Missouri, on the 11th day of June, 1997.

                                       AMC ENTERTAINMENT INC.


                                       By:  /s/ Peter C. Brown
                                          --------------------------------
                                          President and Chief Financial Officer


POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter C. Brown and Richard L. Obert, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated:

                                        Title                                   Date
                                        -----                                   ----


/s/ Stanley H. Durwood                  Chairman of the Board,                  June 11, 1997
---------------------------------       Chief Executive Officer and
Stanley H. Durwood                      Director



/s/ Paul E. Vardeman                    Director                                June 11, 1997
---------------------------------
Paul E. Vardeman



/s/ Charles J. Egan, Jr.                Director                                June 11, 1997
---------------------------------
Charles J. Egan, Jr.


                                      II-10






/s/ William T. Grant II                 Director                                June 11, 1997
---------------------------------
William T. Grant II



/s/ John P. Mascotte                    Director                                June 11, 1997
---------------------------------
John P. Mascotte



/s/ Peter C. Brown                      President, Chief Financial              June 11, 1997
---------------------------------       Officer and Director
Peter C. Brown



                                        Executive Vice President,               June 11, 1997
/s/ Philip M. Singleton                 Chief Operating Officer and
---------------------------------       Director
Philip M. Singleton



/s/ Richard L. Obert                    Senior Vice President,                  June 11, 1997
---------------------------------       Chief Accounting and
Richard L. Obert                        Information Officer



                                 EXHIBIT INDEX
                                 -------------



EXHIBIT
NUMBER       DESCRIPTION
-------      -----------

 2.1 Agreement and Plan of Merger dated as of March 31, 1997 between AMC Entertainment Inc. and Durwood, Inc. (together with Exhibit A, "Pre-Merger Action Plan") (Incorporated by reference from Exhibit
             2.1 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.2 Form of Stock Agreement to be entered into among AMC Entertainment Inc. and Stanley H. Durwood, Carol D. Journagan, Edward D. Durwood, Thomas A. Durwood, Elissa D. Grodin, Brian H. Durwood and Peter J. Durwood ("Durwood Family Stockholders") (Incorporated by reference from Exhibit 2.2 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.3         Form of  Registration  Agreement  to be entered  into  between  AMC
             Entertainment Inc. and the Durwood Family Stockholders (Incorporated by reference from Exhibit 2.3 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.4(a) Indemnification Agreement dated as of March 31, 1997 among AMC Entertainment Inc., the Durwood Family Stockholders and Delta Properties, Inc., together with Exhibit B thereto (Escrow Agreement) (Incorporated by reference from Exhibit 2.4(a) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.4(b)      Durwood Family Settlement Agreement (Incorporated by reference from
             Exhibit 99.1 to Schedule 13-D of Durwood, Inc. and Stanley H. Durwood dated May 3, 1996).

 2.4(c) First Amendment to Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 2.4(c) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.5 Articles of Merger dated March 31, 1994 between American Multi-Cinema Enterprises II, Inc. and related Plan and Agreement of Liquidation and Merger (Incorporated by reference from Exhibit 2 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended March 31,
             1994).

 2.6 Stock Purchase, Release and Settlement Agreement dated January 10, 1997 between American Multi-Cinema, Inc. and H. Donald Busch respecting AMC Philadelphia, Inc. (Incorporated by reference from Exhibit 2.1 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

 2.7(a) Plan and Agreement of Liquidation and Merger dated March 31, 1997 between AMC Realty, Inc. and its subsidiary, AMC Canton Realty, Inc. (Incorporated by reference from Exhibit 2.7(a) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.7(b) Certificate of Ownership and Merger dated March 31, 1997 between AMC Realty, Inc. and its subsidiary, AMC Canton Realty, Inc. (Incorporated by reference from Exhibit 2.7(b) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.8(a) Plan and Agreement of Liquidation and Merger dated March 31, 1997 between AMC Philadelphia, Inc. and its subsidiary Budco Theatres, Inc. (Incorporated by reference from Exhibit 2.8(a) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.8(b) Certificate of Ownership and Merger dated March 31, 1997 between AMC Philadelphia, Inc. and its subsidiary, Budco Theatres, Inc. (Delaware) (Incorporated by reference from Exhibit 2.8(b) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.8(c) Articles of Merger dated March 31, 1997 between AMC Philadelphia, Inc. and Budco Theatres, Inc. (Pennsylvania) (Incorporated by reference from Exhibit 2.8(c) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.9(a) Plan and Agreement of Liquidation and Merger dated March 31, 1997 between American Multi-Cinema, Inc. and its subsidiary AMC Philadelphia, Inc. (Incorporated by reference from Exhibit 2.9(a) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.9(b) Certificate of Ownership and Merger merging AMC Philadelphia, Inc., a Delaware Corporation, into American Multi-Cinema, Inc., a Missouri Corporation (Delaware) (Incorporated by reference from
             Exhibit 2.9(b) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 2.9(c)      Articles of Merger  between AMC  Philadelphia,  Inc.,  and American
             Multi-Cinema,  Inc.  (Missouri)  (Incorporated  by  reference  from
             Exhibit 2.9(c) to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 3.1 Amended and Restated Certificate of Incorporation of AMC Entertainment Inc. (Incorporated by reference from Exhibit 3.1 to Amendment No. 2 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed February 18, 1994).

 3.2         Certificate   of   Designations   relating   to  $1.75   Cumulative
             Convertible Preferred Stock (Incorporated by reference from AMCE's Form 8-K (File No. 1-8747) dated April 7, 1994).

 3.3         Bylaws of AMC  Entertainment  Inc.  (Incorporated by reference from
             Exhibit 3.3 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

 4.1(a) Indenture among AMC Entertainment Inc., as issuer, American Multi-Cinema, Inc., AMC Realty, Inc., Conservco, Inc., AMC Canton Realty, Inc., AMC Philadelphia, Inc., Budco Theatres, Inc. and Concord Cinema, Inc. (collectively "Guarantors") and United States Trust Company of New York, as Trustee, respecting AMC Entertainment Inc.'s 11 7/8% Senior Notes due 2000 (Incorporated by reference from Exhibit 4.3 to AMCE's Form 10-Q (File No. 0-12429) dated July 2, 1992).

 4.1(b) First Supplemental Indenture dated as of March 31, 1993, pursuant to which AMC Film Marketing, Inc. became a Guarantor (Incorporated by reference from Exhibit 4.1(b) to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

 4.1(c) Fourth Supplemental Indenture dated as of March 31, 1994, pursuant to which American Multi-Cinema, Inc. assumed the obligations of
             Cinema Enterprises, Inc., Cinema Enterprises II, Inc. and Exhibition Enterprises Partnership under the Senior Note Indenture and related guarantees of such entities (Incorporated by reference from Exhibit 4.1(c) to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended March 31, 1994.

*4.1.(d) Fifth Supplemental Indenture dated December 28, 1995, respecting AMC Entertainment Inc.'s 11 7/8% Senior Notes due 2000.

 4.1(e) Sixth Supplemental Indenture dated March 28, 1996, respecting AMC Entertainment Inc.'s 11 7/8% Senior Notes due 2000 (Incorporated by reference from Exhibit 4.2(d) to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 4.2(a) Indenture among AMC Entertainment Inc., as issuer, American Multi-Cinema, Inc., AMC Realty, Inc., Conservco, Inc., AMC Canton Realty, Inc., AMC Philadelphia, Inc., Budco Theatres, Inc. and Concord Cinema, Inc. (collectively "Guarantors") and The Bank of New York, as Trustee, respecting AMC Entertainment Inc.'s 12 5/8% Senior Subordinated Notes due 2002 (Incorporated by reference from
             Exhibit  4.4 to AMCE's Form 10-Q (File No.  0-12429)  dated July 2,
             1992).

 4.2(b) First Supplemental Indenture dated as of March 31, 1993, pursuant to which AMC Film Marketing, Inc. became a Guarantor (Incorporated by reference from Exhibit 4.2(b) to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

 4.2(c) Fourth Supplemental Indenture dated as of March 31, 1994, pursuant to which American Multi-Cinema, Inc. assumed the obligations of
             Cinema Enterprises, Inc., Cinema Enterprises II, Inc. and Exhibition Enterprises Partnership under the Senior Subordinated
             Note Indenture and related guarantees of such entities (Incorporated by reference from Exhibit 4.2(c) to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended March 31, 1994).

*4.2(d) Fifth Supplemental Indenture dated December 28, 1995, respecting AMC Entertainment Inc.'s 12 5/8% Senior Subordinated Notes due 2002.

 4.2(e) Sixth Supplemental Indenture dated March 28, 1996, respecting AMC Entertainment Inc.'s 12 5/8% Senior Subordinated Notes due 2002 (Incorporated by reference from Exhibit 4.2(e) to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 4.3 Amended and Restated Credit Agreement dated as of April 10, 1997, among AMC Entertainment Inc., as the Borrower, The Bank of Nova Scotia, as Administrative Agent, and Bank of America National Trust and Savings Association, as Documentation Agent, and Various Financial Institutions, as Lenders, together with the following exhibits thereto: significant subsidiary guarantee, form of notes, form of pledge agreement and form of subsidiary pledge agreement (Incorporated by reference from Exhibit 4.3 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 4.4(a) Indenture dated March 19, 1997, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2009 (Incorporated by reference from Exhibit 4.1 to AMCE's Form 8-K (File No. 1-8747) dated March 19, 1997).

*4.4(b) Form of First Supplemental Indenture, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2009.

 4.5 Registration Rights Agreement respecting 9 1/2% Senior Subordinated Notes due 2009 (Incorporated by reference from Exhibit 4.2 to AMCE's Form 8-K (File No. 1-8747) dated March 19, 1997).

 4.6 In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long term debt of the Registrant have been omitted but will be furnished to the Commission upon request.

**5          Opinion of Lathrop & Gage L.C.

10.1 AMC Entertainment Inc.'s 1983 Stock Option Plan (Incorporated by reference from Exhibit 10.1 to AMCE's Form S-1 (File No. 2-84657) filed June 22, 1983).

10.2 Federal Income Tax Allocation Agreement dated as of July 1, 1983, between Durwood, Inc. and AMC Entertainment Inc. (Incorporated by reference from Exhibit 10.2 to AMCE's Form S-1 (File No. 2-84675) filed June 22, 1983).

10.3         AMC   Entertainment   Inc.'s  1984  Employee  Stock  Purchase  Plan
             (Incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 (File No. 2-97523) filed July 3, 1984).

10.4         AMC   Entertainment   Inc.'s  1984   Employee   Stock  Option  Plan
             (Incorporated by reference from Exhibit 28.1 to AMCE's S-8 and S-3 (File No. 2-97523) filed July 3, 1984).

10.5(a) AMC Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (Incorporated by reference from Exhibit 10.1 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

10.5(b)      Form  of  Performance   Stock  Award  Agreement   (Incorporated  by
             reference from Exhibit 10.5(d) to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

10.5(c)      Form   of   Non-Qualified    (NON-ISO)   Stock   Option   Agreement
             (Incorporated by reference from Exhibit 10.2 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

10.6 American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.7(a) Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. dated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.7 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.7(b) AMC Supplemental Executive Retirement Plan dated January 1, 1994 (Incorporated by reference from Exhibit 10.7(b) to AMCE's Form 10-K (File No. 0-12429) for fiscal year ended March 30, 1995).

10.8         Employment Agreement between American Multi-Cinema, Inc. and Philip
             M. Singleton (Incorporated by reference from Exhibit 10(a) to AMCE's Form 10-Q (File No. 1-8747) for the quarter ended September 29, 1994).

10.9         Employment Agreement between American Multi-Cinema,  Inc. and Peter
             C. Brown (Incorporated by reference from Exhibit 10(b) to AMCE's Form 10-Q (File No. 1-8747) for the quarter ended September 29,
             1994).

10.10 Disability Compensation Provisions respecting Stanley H. Durwood (Incorporated by reference from Exhibit 10.12 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.11 Executive Medical Expense Reimbursement and Supplemental Accidental Death or Dismemberment Insurance Plan, as restated effective as of February 1, 1991 (Incorporated by reference from Exhibit 10.13 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.12 Division Operations Incentive Program (Incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

10.13 Agreement and General Release between Edward D. Durwood and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit
             10.1 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended September 28, 1995).

10.14 Agreement and General Release between Donald P. Harris and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.2 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended September 28, 1995).

10.15 Partnership Interest Purchase Agreement dated May 28, 1993, among Exhibition Enterprises Partnership, Cinema Enterprises, Inc., Cinema Enterprises II, Inc., American Multi-Cinema, Inc., TPI Entertainment, Inc. and TPI Enterprises, Inc. (Incorporated by reference from Exhibit 10.29 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

10.16 Mutual Release and Indemnification Agreement dated May 28, 1993, among Exhibition Enterprises Partnership, Cinema Enterprises, Inc., American Multi-Cinema, Inc., TPI Entertainment, Inc. and TPI Enterprises, Inc. (Incorporated by reference from Exhibit 10.30 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1,
             1993).

10.17 Assignment and Assumption Agreement between Cinema Enterprises II, Inc. and TPI Entertainment, Inc. (Incorporated by reference from
             Exhibit 10.31 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

10.18        Confidentiality   Agreement   dated   May  28,   1993,   among  TPI
             Entertainment, Inc., TPI Enterprises, Inc., Exhibition Enterprises Partnership, Cinema Enterprises, Inc., Cinema Enterprises II, Inc. and American Multi-Cinema, Inc.
             (Incorporated by reference from Exhibit 10.32 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

10.19 Termination Agreement dated May 28, 1993, among TPI Entertainment, Inc., TPI Enterprises, Inc., Exhibition Enterprises Partnership, American Multi-Cinema, Inc., Cinema Enterprises, Inc., AMC Entertainment Inc., Durwood, Inc., Stanley H. Durwood and Edward D. Durwood (Incorporated by reference from Exhibit 10.33 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

10.20 Promissory Note dated June 16, 1993, made by Thomas L. Velde and Katherine G. Terwilliger, husband and wife, payable to American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.34 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1,
             1993).

10.21 Second Mortgage dated June 16, 1993, among Thomas L. Velde, Katherine G. Terwilliger and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.35 to AMCE's Form 10-K (File No. 1-8747) for fiscal year ended April 1, 1993).

 10.22 Summary of American Multi-Cinema, Inc.'s Executive Incentive Program (Incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).

 10.23 AMC Non-Qualified Deferred Compensation Plans (Incorporated by reference from Exhibit 10.37 to Amendment No. 2 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed February 18, 1994).

 10.24 Employment Agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Stanley H. Durwood (Incorporated by reference from Exhibit 10.32 to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 10.25 Real Estate Contract dated November 1, 1995 among Richard M. Fay, Mary B. Fay and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.33 to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 10.26 American Multi-Cinema, Inc. Retirement Enhancement Plan (Incorporated by reference from Exhibit 10.26 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

 10.27 Employment Agreement between American Multi-Cinema, Inc. and Richard M. Fay (Incorporated by reference from Exhibit 10.1 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended June 27,
             1996).

 10.28 American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

*11          Computation of Per Share Earnings.

*12.1        Computation of ratio of earnings to fixed charges.

*12.2        Computation of ratio of EBITDA to net interest expense.

 13 Incorporated portions of the Annual Stockholder's Report for the fiscal year ended March 28, 1996 (Incorporated by reference from Exhibit 13 to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

 16 Letter regarding change in certifying accountant (Incorporated by reference from Exhibit 19.6 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended July 2, 1992).

 *21         Subsidiaries of AMC Entertainment Inc.

 *23.1       Consent of Coopers & Lybrand L.L.P.

 *23.2       Consent of Coopers & Lybrand L.L.P. regarding Durwood, Inc.

**23.3       Consent of Lathrop & Gage L.C. to the use of their opinion filed as
             Exhibit 5 (Incorporated in Exhibit 5) (executed opinion to be filed by amendment).

*24         Power of Attorney (included on signature page).

*25          Statement of Eligibility and Authorization of The Bank of New York,
             Trustee.

*27           Financial Data Schedule.

*99.1        Form of Letter of Transmittal.

*99.2        Form of  Notice of Guaranteed Delivery.

----------

 *  Filed herewith

**  To be filed by amendment